As filed with the Securities and Exchange Commission on July 9, 2012

Registration No. 333-181420

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE EARTH INC.

(Exact Name of Registrant as specified in its charter)

Nevada	8700	98-0531496
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

Telephone: 702-263-1808

Telecopier: 702-263-1823

 (Address and telephone number of principal executive offices)

Dr. Johnny R. Thomas, CEO

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

Telephone: 702-263-1808

Telecopier: 702-263-1823

 (Name, address and telephone number of agent for service)

Copy to:

Elliot H. Lutzker, Esq.

Davidoff Hutcher & Citron, LLP

605 Third Avenue

New York, New York 10158

Telephone: (212) 557-7200

Telecopier: (212) 286-1884

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered (1)		Proposed Maximum Aggregate Offering Price per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $.001, issuable upon exercise of warrants issued to investors	3,335,000 shs		$3.40	(2)	$11,339,000		$1,299.45(3)
Common Stock, par value $.001 issued and issuable upon exercise of warrants issued to placement agents	57,500 shs		$3.40	(2)	$195,500		$22.41(3)
Class A Common Stock Purchase Warrants	5,927,616 wts	(4)		(5)		(5)	(5)
Class A Common Stock Purchase Warrants	2,989.250 wts	(6)		(5)		(5)	(5)
Common Stock, par value $.001 issuable upon exercise of Class A dividend warrants	8,916,886 shs	(7)	$3.00		$26,750,598		$3,065.62
Class B Common Stock Purchase Warrants	5,927,616 wts	(8)		(5)		(5)	(5)
Class B Common Stock Purchase Warrants	2,989,250 wts	(9)		(5)		(5)	(5)
Common Stock, par value $.001 issuable upon exercise of Class B dividend warrants	8,916,866 shs	(10)	$6.00		$53,501,196		$6,131.24

Class C Common Stock Purchase Warrants	5,927,616 wts	(11)		(5)		(5)	(5)
Class C Common Stock Purchase Warrants	2,989,250 wts	(12)		(5)		(5)	(5)
Common Stock, par value $.001 issuable upon exercise of Class C dividend warrants	8,916,866 shs	(13)	$12.00		$107,002,392		$12,262.473
Common Stock, par value $.001	500,000 shs	(14)	$1.74		$870,000		$92.48
Common Stock, $.001 par value	600,000 shs	(15)	$1.39		$834,000		$95.58
Common Stock, $.001 par value	60,000 shs	(15)	$1.39		$83,400		$9.51
Common Stock, $.001 par value	509,533 shs	(16)	$1.19	(17)	$606,344		$69.49
Common Stock $.001 par value	348,903 shs	(18)	$ 1.19	(17)	$415,195		$47.58
Common Stock, $ .001 par value	2,978,500 shs	(19)	$1.19	(17)	$3,544,415		$406.19
Common Stock, $.001 par value	3,000,000 shs	(20)	$1.19	(17)	$3,570,000		$409.12
Common Stock, $ .001 par value	108,000 shs	(21)	$1.75		$189,000		$21.66
Common Stock, $.001 par value	400,000 shs	(22)	$1.34		$536,000		$ 61.43
Common Stock, $.001 par value	300,000 shs	(23)	$1.32		$ 396,000		45.38
Common Stock, $.001 par value	250,000 shs	(24)	$1.19	(17)	$ 297,500		$ 34.01
Common Stock $.001 par value	38,209 shs	(25)	$1.19	(17)	$ 45,469		$ 5.21
TOTAL	39,236,243 shs		--		$210,176,009		$24,078.83(26)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Act”), these shares include an indeterminate number of shares of Common Stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)

Estimated at $3.40 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board on April 12, 2010 when the shares were registered, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Act.

(3)	This amount was paid on April 15, 2010, upon the filing of Registration Statement (No. 333-166099).
(4)	These warrants are being issued to all shareholders of record of the Registrant on December 31, 2010 on the basis of one warrant for each two shares of Common Stock then owned.
(5)	Pursuant to Rule 457(g) under the Act no separate registration fee is required as the underlying common stock is being registered for distribution.
(6)

Of these warrants 1,489,250 were issued to purchasers of Series A Convertible Preferred Stock in our September 2011 private offering (“2011 Series A Offering” and 1,500,000 were issued to and/or reserved for purchasers of Series B Convertible Preferred Stock in our March 2012 Private Offering (“2012 Series B Offering”) each consisting of units  consisting of $10.00 face value Preferred Stock Convertible into 10 shares of Common Stock and warrants to purchase five shares of Common Stock at $3.00 per share.

(7)	Pursuant to Rule 457(g) under the Act these shares are issuable upon payment of the $3.00 per share exercise price of the Class A Warrant.
(8)	These warrants are issuable upon exercise and payment of Class A Warrants described in note (4) above.
(9)	These warrants are issuable upon exercise and payment of Class A Warrants described in note (6) above.
(10)	Pursuant to Rule 457(g) under the Act these shares are issuable upon payment of the $6.00 per share exercise price of the Class B Warrants.
(11)	These warrants are upon exercise and payment of Class B Warrants described in note (7) above.
(12)	These warrants are issuable upon exercise and payment of Class B Warrants described in note (9) above.

(ii)

(13)	Pursuant to Rule 457(g) under the Act these shares are issuable upon payment of the $12.00 per share exercise price of the Class C Warrants.
(14)	Shares of Common Stock issuable upon exercise of warrants issued to Liviakis Financial Communications, Inc. exercisable at $1.74 per share under an agreement for investor relations services.
(15)

Shares of Common Stock issuable upon exercise of warrants issued to Liviakis Financial Communications, Inc. (600,000) and Michael Bayes (60,000) exercisable at $1.39 per share under an amendment to an agreement for investor relations services.

(16)	Shares held by Jeff Gosselin and/or his designees pursuant to a conversion of debt to equity agreement with the Company dated April 17, 2012.
(17)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) based upon the last sale price of the Registrant’s Common Stock of $1.19, as reported on the Over the Counter Bulletin Board as of May 10, 2012.

(18)	Represents 334,368 shares granted to two former consultants and four current consultants and their designees and 14,535 shares granted to the Registrant’s attorneys for services rendered.
(19)

Represents shares of Common Stock issued and/or issuable upon conversion of Series A Convertible Preferred Stock issued in our  2011 Preferred Stock Offering at a conversion price of $1.00 per share.  Pursuant to Rule 416(b) under the Act, also includes an indeterminate number of shares of Common Stock issuable upon payment of 12% dividend on shares of Series A Convertible Preferred Stock.

(20)

Represents shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock issued in our Preferred Stock Offering at a conversion price of $1.00 per share.  Pursuant to Rule 416(b) under the Act, also includes an indeterminate    number of shares of Common Stock issuable upon payment of 12% dividends on shares of Series B Convertible Preferred Stock.

(21)	Shares of Common Stock issuable upon exercise of placement agent warrants issued in connection with our Preferred Stock Offering at an exercise price of $1.75 per share.
(22)	Shares of Common Stock issuable upon exercise of warrants issued on May 7, 2012, to a consultant exercisable at $1.34 per share.
(23)	Shares of Common Stock issuable upon exercise of warrants issued on May 7, 2012, to a consultant exercisable at $1.32 per share.
(24)	Shares of Common Stock issuable upon exercise of warrants issued and/or issuable in May 2012 in connection with a bridge loan.
(25)	Shares reserved for issuance to former chief financial officer of the Company in settlement of his termination from employment which is a matter of dispute.
(26)

Of this amount, $22,771.75 was paid with the filing of this Registration Statement on May 14, 2012 and the remaining $1,307.08   was paid as set forth in Note (3) above pursuant to Rule 457(p) under the Act.

This Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

(iii)

SUBJECT TO COMPLETION, DATED July 9, 2012

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

39,236,243 Shares of Common Stock

26,750,598 Common Stock Purchase Warrants

Blue Earth, Inc.

This prospectus relates to the sale by the selling stockholders of Blue Earth, Inc., as identified in this prospectus, of up to 26,750,598 common stock purchase warrants, and 39,396,243 shares of our common stock, which includes (i) an aggregate of 17,782,848 shares issuable upon the exercise of each of 5,927,616 Class A warrants issuable to all stockholders of record as of December 31, 2010, 5,927,616 Class B warrants issuable upon exercise of such Class A Warrants and 5,927,616 Class C warrants issuable upon exercise of such Class B warrants; (ii) an aggregate of 4,467,750 shares issuable upon the exercise of each of 1,489,250 Class A warrants issued in the Company’s September 2011 Series A Preferred Stock Offering (“2011 Series A Preferred Stock Offering”), 1,489,250 Class B warrants issuable upon exercise of such Class A warrants and 1,489,250 Class C warrants issuable upon exercise of such Class B warrants; (iii) an aggregate of 4,500,000 shares issuable upon exercise of each of 1,500,000 Class A Warrants issued and/or issuable in the Company’s March 2012 Series B Preferred Stock Offering (“2012 Series B Preferred Stock Offering”), 1,500,000 Class B warrants issuable upon exercise of Class A warrants and 1,500,000 Class C warrants issuable upon exercise of Class B warrants; (iv) 3,335,000 shares issuable upon the exercise of warrants issued in our 2009 private placement with an exercise price of $2.00 per share; (v) 57,500 shares issued and/or issuable upon the exercise of placement agent warrants issued in the 2009 private placement with an exercise price of $1.25 per share; (vi) an aggregate of 1,160,000 shares issuable upon the exercise of warrants issued to the Company’s investor relations firm and its employee; (vii) 334,368 restricted shares issued to two former consultants and four current consultants and their designees for services rendered; (viii) 700,000 shares issuable upon exercise of warrants issued in May 2012 to two consultants; (ix) 2,978,500 shares issuable upon conversion of Series A Preferred Stock issued in the 2011 Preferred Stock Offering; (x) 3,000,000 shares issuable upon conversion of Series B Preferred Stock issued and/or issuable in the 2012 Preferred Stock Offering; (xi) 108,000 shares issuable upon exercise of placement agent warrants issued in our 2011 and 2012 Preferred Stock Offerings, (xii) 14,535 restricted shares issued to our attorneys in consideration of services rendered; (xiii) 509,533 restricted shares issued to a former owner of Xnergy, Inc.; (xiv) 38,209 restricted shares reserved for issue to settle a dispute with a former officer of the Company; and (xv) up to 250,000 shares issuable upon exercise of bridge warrants issued and/or issuable in our May 2012 Bridge Financing.  All of these shares of our common stock and the exercise of all warrants are being offered for resale by the selling stockholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The selling stockholders and any broker-dealers that participate in the distribution of the securities may be deemed to “underwriters” as that term is defined in Section 2(11) of the Securities Act of 1933, as amended. The last reported sale price of our common stock as quoted under the symbol "BBLU" on the OTC Bulletin Board on July 6, 2012 was $1.00 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus before making a decision to purchase our common stock.

The Date of this Prospectus is July ___, 2012

The prices at which the selling stockholder may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Blue Earth, Inc., and its subsidiaries, Blue Earth Tech, Inc., Blue Earth Energy Management Services, Inc, Blue Earth Energy Management, Inc, Castrovilla, Inc., Xnergy, Inc., Blue Earth Finance, Inc., as well as Genesis Fluid Solutions Holdings, Inc., our former name.

The Company

Overview

Blue Earth, Inc. is engaged in a mergers and acquisition strategy in the clean-tech industry. Our primary focus is acquiring companies and innovative technologies that serve the multi billion dollar energy efficiency services and renewable energy market sectors. The targeted companies provide a variety of energy services that enable customers to reduce energy consumption, lower their generating capacity and maintenance costs and realize environmental benefits. The targeted technologies typically include various measures designed for a specific customer or facility in our target market of small commercial businesses and residences to improve the efficiency of building systems, such as refrigeration, lighting and heating, ventilation and air conditioning.

Effective January 1, 2011, Blue Earth acquired Castrovilla, Inc. based in Mountain View California which manufactures, sells and installs commercial refrigeration and freezer gaskets and sells and installs motors and controls to approximately 5,400 small commercial businesses.  See “Castrovilla Acquisition” below.

On May 16, 2011, Blue Earth obtained the exclusive private label license (the “License”) and manufacturing rights to an innovative and patented lighting controls technology from SwitchGenie LLC and James F. Loughrey.  See “Exclusive Private Label and Manufacturing Rights to SwitchGenie Patented Lighting Controls Technology” below.

On September 7, 2011, Blue Earth acquired Xnergy, Inc., and its wholly owned subsidiary HVAC Controls & Specialties, Inc., a Carlsbad, California based energy services company.  Simultaneously, the Company purchased ecoLegacy, LLC, which serves as a financing vehicle for Xnergy.  Xnergy provides a broad range of comprehensive energy solutions including the specialized mechanical engineering, the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.  Xnergy also provides comprehensive maintenance and service programs, including every aspect of heating, ventilation and air-conditioning (HVAC), mechanical systems for design-build to repair and retrofit services.  See “Xnergy Acquisition” below.

Management also intends to accelerate introduction of the acquired technology/products by offering and installing them through energy management service companies, which have an established base of customers at the local, state, regional and national levels. In order to accelerate product introduction, management expects to enter into varying types of agreements with these energy management service companies, including acquisition agreements and/or joint venture agreements, as may be appropriate, for each company and geographic territory.

Management has also identified several energy management and energy management service companies that have been successfully operating in the residential and small commercial business segment of the energy efficiency sector.    These energy service companies specialize in three categories that address small commercial businesses energy efficiency needs: lighting  and  HVAC . The targeted acquisition candidates currently provide energy efficiency retrofit services to the small commercial businesses space.  Management believes that these companies are ideal candidates from which to build a nationwide distribution, installation and service network though a combination of joint venture/associate relationships and/or acquisitions.

Corporate Strategy

Blue Earth, Inc. management will focus its mergers and acquisitions activities on opportunities with the following profile.

●

Innovative and commercially proven technologies, which increase energy efficiency/water and wastewater, for the small commercial business segment and residential segment.

●

Energy management and energy management service companies, which have an established customer base seeking growth capital to expand their capabilities, product offerings and substantially increase their revenues and operating profits.

●

Energy service companies that provide turnkey energy solutions to public and private clients including EPC (Engineer/Procure/Construct), design build of cogeneration, alternative and renewable electric power plants for “green buildings”; regular service and maintenance through long-term contracts and third party commissioning of mechanical and energy projects.

Bundled Retrofits.  An important element of the M&A strategy is to acquire energy management service companies with an established customer base in each of the afore-mentioned categories. The customer base of each potential acquisition will present an opportunity to cross-sell bundled retrofits to the other acquired companies customer base. For example, when we acquire a company that primarily specializes in  refrigeration , we will be in position to contact its customer base and offer to provide energy management services for  lighting  and  HVAC .

Another important criteria is an acquisition candidate’s existing relationship with utilities. We are actively seeking private companies that have successfully provided utility funded rebate programs as incentives to their customers to adopt energy efficiency measures that a particular utility based rebate program is offering.

We are targeting energy management companies that specialize in several aspects of utility run energy efficiency programs including: Program Development; Program Implementation; Program Management; Program Tracking; and Program Reporting as required by oversight agencies.

We intend to acquire innovative technologies and established, reputable energy management and energy management service companies, using restricted common stock; cash and/debt in combinations appropriate for each potential acquisition.

Continue to Maintain Entrepreneurial Approach.  We will maintain an entrepreneurial approach toward our customers and remain flexible in designing projects tailored specifically to meet their needs.

Expand Scope of Product and Service Offerings. We plan to continue to expand our offerings by including new types of energy efficiency services, products and improvements to existing products based on technological advances in energy savings strategies, equipment and materials.

Meet Market Demand for Cost-Effective, Environmentally-Friendly Solutions.  Through our energy efficiency measures and products, we enable customers to conserve energy and reduce emissions of carbon dioxide and other pollutants. We plan to continue to focus on providing sustainable energy solutions that will address the growing demand for products and services that create environmental benefits for customers.

Industry Overview

The market for energy efficiency services has grown significantly, driven largely by rising and volatile energy prices, advances in energy efficiency and renewable energy technologies, governmental support for energy efficiency and renewable energy programs and growing customer awareness of energy and environmental issues.  End-users, utilities and governmental agencies are increasingly viewing energy efficiency measures as a cost-effective solution for saving energy, renewing aging facilities and reducing harmful emissions.

The clean-tech industry is a multi-billion global industry comprising several market sectors as follows: energy efficiency, including green building; water and wastewater; recycling and waste; LED lighting; energy storage; alternative energies and renewables; batteries/storage; smart grid electrical distribution system; alternative transport; and various green business, research and financial services.

In August 2010, our Board of Directors elected to broaden the Company’s focus in contrast to relying only on watering restoration and remediation, as described below under “Corporate History” We will continue to capitalize on our past investments in the patented Rapid Dewatering System, through royalty agreements negotiated from the sale of the Company’s wholly-owned subsidiary to a group of buyers, including a former officer and director.

Corporate History

On October 30, 2009, the Company entered into an Agreement of Merger and Plan of Reorganization (the “2009 Merger”) with Genesis Fluid Solutions, Ltd. (“GFS”), a privately held Colorado corporation and upon closing of the transaction GFS, as the surviving corporation, became a wholly-owned subsidiary of the Company which changed its name to Genesis and the Company succeeded to the business of GFS as its sole line of business.  GFS began operations in 1994 and is engaged in the design and development of water restoration and water remediation technology and equipment for the environmental, mining and paper industries.

As of August 31, 2010, Genesis completed a Stock Purchase Agreement (the “SPA”) pursuant to which the Buyers who signed the SPA, including the then Chairman and Interim Chief Executive Officer of the Company, agreed to purchase from the Company on or before August 31, 2010, all of the issued and outstanding common stock of GFS then its wholly-owned subsidiary (the “GFS Spin-off”).  GFS had not generated sufficient revenues or earnings as a result of its activities.  See “Certain Relationships and Related Transactions and Director Independence” for the terms of the GSF Spin-Off.”

Effective October 21, 2010, Genesis Fluid Solutions Holdings, Inc. (“Genesis”) an operating Delaware corporation formed on March 30, 2007 under the name Cherry Tankers, Inc. merged with and into Blue Earth Inc., a Nevada corporation formed on October 6, 2010, solely as a reincorporation and name change.

Our executive offices are located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052.  Our telephone number is (702) 263-1808.

The Offering

Securities Offered Hereby

This prospectus relates to the sale by certain selling stockholders of up to 26,750,598 warrants and 39,236,243 shares of our common stock consisting of:

(i)

5,927,616 Class A warrants issued to all stockholders of record on December 31, 2010; 1,489,250 Class A warrants issued in our 2011 Series A Preferred Stock Offering; and 1,500,000 Class A warrants issued and/or issuable in our 2012 Series B Preferred Stock Offering;

(ii)

5,927,616 Class B warrants issuable upon exercise of 5,927,616 Class A warrants; 1,489,250 Class B warrants issuable in our 2011 Preferred Stock Offering; and 1,500,000 Class B warrants issuable in our 2012 Series B Preferred Stock Offering;

(iii)

5,927,616 Class C warrants issuable upon exercise of 5,927,616 Class B warrants described in (ii) above; 1,489,250 Class C warrants issued issuable in our 2011 Preferred Stock Offering; and 1,500,000 Class C warrants issuable in our 2012 Series B Preferred Stock Offering;

(iv)

26,750,598 shares of our common stock issuable upon exercise of Class A, B and C warrants described above in (i), (ii) and (iii);

(v)

3,335,000 shares of our common stock issuable upon the exercise of warrants issued to investors in our 2009 Private Placement;

(vi)

57,500 shares of our common stock issued and/or issuable upon the exercise of PIPE warrants issued to the placement agents in our 2009 Private Placement;

(vii)

1,160,000 shares of our common stock issuable upon exercise of warrants issued to our investor relations firm and its employee;

(viii)

2,978,500 shares of our common stock issued and/or issuable upon conversion of Series A Preferred Stock issued in our 2011 Preferred Stock Offering;

(ix)

3,000,000 shares of our common stock issuable upon conversion of Series B Preferred Stock issued and/or issuable in our 2012 Preferred Stock Offering;

(x)

108,000 shares of our Common Stock issuable upon exercise of warrants issued to our placement agents in our 2011 and 2012 Preferred Stock Offerings;

(xi)

50,000 shares issued to each of two former consultants for services rendered (aggregate of 100,000 shares); 14,535 shares issued to our attorneys in consideration of services rendered; 50,000, 15,000, 79,368 and 90,000 shares issued to four consultants and their designees; 38,209 shares (which is the subject of a dispute) reserved for issuance to a former officer of the Company; and 509,333 shares issued for insurance to a former owner of our Xnergy, Inc. subsidiary;

(xii)

700,000 shares of our Common Stock (400,000, 300,000, 100,000 and 60,000) issuable upon exercise of warrants issued to four consultants; and

(xiii)

250,000 shares of our Common Stock issuable upon exercise of bridge warrants issued and/or issuable in our May 2012 Bridge Financing.

Offering price	Market price or privately negotiated prices.

Common stock outstanding
before the offering	18,625,802 shares, $.001 par value(1)

Warrants upon the effective date
of this prospectus	19,929,866 (2)

Options outstanding	587,791

Common Stock Fully Diluted	45,121,959 shares after the exercise of all outstanding Warrants (19,929,866 shares), Options (587,791 shares) and Preferred Stock (5,978,500 shares)

Use of proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the exercise price, upon exercise of all Warrants offered hereby except for any cashless exercises by the holders of 3,335,000 warrants issued in our private placement pursuant to a Private Placement Memorandum dated June 25, 2009, as amended (the “2009 Private Placement”). We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes and partial payment for potential acquisitions.

OTB Bulletin Board Symbol	BBLU

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 8 of this prospectus before deciding whether or not to invest in our common stock.

_________________

(1)

Represents the number of shares of our common stock outstanding as of  June 30, 2012.

(2)

Includes: (i) 8,916,866 Class A Warrants to be outstanding on or after the date of this Prospectus; (ii) 3,335,000 Warrants issued in our 2009 Private Placement; and 57,500 Warrants issued to the placement agents for such offering; (iii) 5,400,000 Warrants issued to  Management; (iv) 1,160,000 Warrants issued to our investor relations firm and one of its employees; (v) 700,000 warrants issued to two consultants; (vi) 110,500 Warrants issued to placement agents for our 2011 Preferred Stock Offering; and (vii) 250,000 bridge warrants issued and/or issuable in our 2012 Bridge Financing; however, excludes 8,916,866 shares of common stock issuable upon exercise of each of the Class B and Class C Warrants issuable upon exercise of Class A Warrants to be outstanding on or after the date of this Prospectus.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of the Company appearing elsewhere in this prospectus.  This information should be read in conjunction with such financial statements, including the notes to such financial statements.

Statement of Operations Data:

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009
Revenue	$1,960,740	$907,022	$5,315,664	$ -	$ -
Cost of Sales	1,305,257	394,742	2,838,277	-	-
Gross profit	655,483	512,280	2,477,387	-	-
Total Operating Expenses	2,676,383	1,419,623	15,643,840	2,202,320	245,342
Change in Fair Value of Warranty Liability	(173,993)	(43,699)	(749,166)	483,441	21,960
Total Other Income (expense)	(181,101)	(42,744)	(852,533)	(468,130)	22,158
Loss from Continuing Operations	(2,202,001)	(950,087)	(14,018,986)	(2,670,450)	(223,184)
Net Loss from Discontinued Operations	-	-	-	904,322	(2,024,583)
Net Loss	(2,202,001)	(950,087)	$(14,018,986)	(3,587,553)	$(2,247,767)
Basic and Diluted
(Loss) Per Share
Continuing Operations	$(0.15)	$(0.07)	($0.93)	(0.18)	(0.002)
Weighted Average Number
of Shares Outstanding	15,109,401	13,190,161	15,109,401	15,201,303	12,050,759

Balance Sheet Data:

	March 31, (unaudited)	December 31,
	2012	2011	2010	2009
Cash and Cash Equivalents	$56,927	$527,108	$3,900,096	$4,758,852
Current Assets	1,973,528	2,510,801	3,938,135	4,758,852
Net Assets of Discontinued Operations	--	-	-	1,079,308
Total Assets	13,058,310	14,226,072	3,952,067	$5,838,160
Warrant Derivative Liability	2,211,318	2,037,325	1,288,159	804,718
Total Current Liabilities	6,052,835	6,002,196	1,325,498	1,886,272
Additional Paid-In Capital	32,260,575	33,771,622	12,420,166	10,152,118
Accumulated Deficit	(26,224,097	23,913,795	(9,805,452)	(6,217,899)
Stockholders’ Equity	6,054,623	7,244,538	2,626,569	3,951,888
Total Liabilities and Stockholders’ Equity	13,058,310	$14,226,072	$3,952,067	$ 5,838,160

WHERE YOU CAN FIND MORE INFORMATION

We distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants.  Any or all reports and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this prospectus, are available at the SEC’s website www.sec.gov, as well as our website www.blueearth.com.  If you do not have Internet access, requests for copies of such documents should be directed to Mr. John C. Francis, the Company’s Vice President of Corporate Development and Investor Relations, at Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052, Telephone (702) 263-1808; fax (702) 263-1824.

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Business

Since we have limited operating history, it is difficult for potential investors to evaluate our business.

We completed our initial acquisition as of January 1, 2011 and our second acquisition on September 7, 2011.  Therefore, our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities.  As an early stage company, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a new business. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of Dr. Johnny Thomas, our Chief Executive Officer and John Francis, our Vice President-Corporate Development and Investor Relations.  Both officers are employed under employment contracts at will, and the loss of either of their services and the inability to replace them and/or attract or retain other key individuals, could materially adversely affect us.  If either Dr. Thomas or Mr. Francis were to leave, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience.   We do not have key man life insurance policies on our management.

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

As of March 31, 2012, we had $56,927 cash on hand.  In view of our acquisition strategy we may not be able to execute our current business plan and fund business operations long enough to achieve profitability. Our ultimate success depends upon our ability to raise additional capital.  We are pursuing sources of additional capital through various means, including joint venture projects and debt or equity financing. Future financing through equity investments is likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuance of incentive awards under employee equity incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations accordingly.

Compliance with environmental laws could adversely affect our operating results.

Costs of compliance with federal, state, local and other foreign existing and future environmental regulations could adversely affect our cash flow and profitability. We will be required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in connection with energy efficiency products, and we may incur significant additional costs to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted and new laws and regulations could be adopted or become applicable to us or our customers, and future changes in environmental laws and regulations could occur. These factors may impose additional expense on our operations.

In addition, private lawsuits or enforcement actions by federal, state, and/or foreign regulatory agencies may materially increase our costs. Certain environmental laws make us potentially liable on a joint and several basis for the remediation of contamination at or emanating from properties or facilities which we may acquire that arranged for the disposal of hazardous substances. Although we will seek to obtain indemnities against liabilities relating to historical contamination at the facilities we own or operate, we cannot provide any assurance that we will not incur liability relating to the remediation of contamination, including contamination we did not cause.

We may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. A delay in obtaining any required environmental regulatory approvals or failure to obtain and comply with them could adversely affect our business and operating results.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with three full-time employees at the parent level, as of the date of this prospectus .  In addition to prospective employees hired from companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our corporate strategy will not be successful if demand for energy efficiency and renewable energy solutions does not develop.

We believe, and our corporate strategy assumes, that the market for energy efficiency and renewable energy solutions will continue to grow, that we will increase our penetration of this market and that our revenue from selling into this market will continue to increase with future acquisitions. If our expectations as to the size of this market and our ability to sell our products and services in this market are not correct, our corporate strategy will be unsuccessful and our business will be harmed.

Certain projects we may undertake for our customers may require significant capital, which our customers or we may finance through third parties, and such financing may not be available to our customers or to us on favorable terms, if at all.

Certain energy efficiency projects are typically financed by third parties.  The significant disruptions in the credit and capital markets in the last several years have made it more difficult for customers to obtain financing on acceptable terms or, in some cases, at all.  Any inability by us or our customers to raise the funds necessary to finance our projects, or any inability by us to obtain a revolving credit facility, could materially harm our business, financial condition and operating results.

Our business may be affected by seasonal trends and construction cycles, and these trends and cycles could have an adverse effect on our operating results.

We expect that our business will be subject to seasonal fluctuations and construction cycles, particularly in climates that experience colder weather during the winter months, such as the northern United States and Canada, or at educational institutions, where large projects are typically carried out during summer months when their facilities are unoccupied. In addition, government customers, many of which have fiscal years that do not coincide with ours, typically follow annual procurement cycles and appropriate funds on a fiscal-year basis even though contract performance may take more than one year. Further, government contracting cycles can be affected by the timing of, and delays in, the legislative process related to government programs and incentives that help drive demand for energy efficiency and renewable energy projects. As a result, our revenue and operating income in the third quarter is expected to be typically higher, and our revenue and operating income in the first quarter is expected to be typically lower, than in other quarters of the year. As a result of such fluctuations, we may occasionally experience declines in revenue or earnings as compared to the immediately preceding quarter, and comparisons of our operating results on a period-to-period basis may not be meaningful.

Our business depends in part on federal, state and local government support for energy efficiency and renewable energy, and a decline in such support could harm our business.

We depend, in part, on government legislation and policies that support energy efficiency and renewable energy projects and that enhance the economic feasibility of our energy efficiency services and small-scale renewable energy projects. The U.S. government and several states support potential customers’ investments in energy efficiency and renewable energy through legislation and regulations that authorize and regulate the manner in which certain governmental entities do business with companies like us, encourage or subsidize governmental procurement of our services, provide regulatory, tax and other incentives to others to procure our services and provide us with tax and other incentives that reduce our costs or increase our revenue.  Current market conditions have caused various state, local or federal incentive programs which help drive the economics for these projects to be unexpectedly depleted or substantially changed by the administrators.

For example, U.S. legislation in 1992 authorized federal agencies to enter into energy savings performance contracts (“ESPCs”), such as those which we may enter into with customers at a later date. In 2007, three years after the expiration of the original legislation, new ESPC legislation was enacted without an expiration provision, and in the same year, the President of the United States issued an executive order requiring federal agencies to set goals to reduce energy use and increase renewable energy sources and use. In addition, the American Recovery and Reinvestment Act of 2009 (“ARRA”) allocated $67 billion to promote clean energy, energy efficiency and advanced vehicles. Additionally, the Emergency Economic Stabilization Act of 2008 instituted the 1603 cash grant program, which may provide cash in lieu of an investment tax credit for eligible renewable energy generation sources for which construction commences prior to the end of 2010 where the project is placed in service by various dates set out in the act. The Internal Revenue Code (the “Code”), currently provides production tax credits for the generation of electricity from wind projects and from LFG-fueled power projects, and an investment tax credit or grant in lieu of such tax credits for investments in LFG, wind, biomass and solar power generation projects. Various state and local governments have also implemented similar programs and incentives, including legislation authorizing the procurement of ESPCs.

Prospective customers frequently depend on these programs to help justify the costs associated with, and to finance, energy efficiency and renewable energy projects. If any of these incentives are adversely amended, eliminated or not extended beyond their current expiration dates, or if funding for these incentives is reduced, it could adversely affect our ability to obtain project commitments from new customers. A delay or failure by government agencies to administer, or make procurements under, these programs in a timely and efficient manner could have a material adverse effect on our potential customers’ willingness to enter into project commitments with us.

Changes to tax, energy and environmental laws could reduce our prospective customers’ incentives and mandates to purchase certain kinds of services that we may supply, and could thereby adversely affect our business, financial condition and operating results.

A significant decline in the fiscal health of federal, state, provincial and local governments could reduce demand for our energy efficiency and renewable energy projects.

Recent significant declines in the fiscal health of federal, state and local governmental entities may make it difficult for them to enter into contracts for our services or to obtain financing necessary to fund such contracts.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

Our success depends on our ability to provide services and products in a timely manner, which, in part, depends on the ability of third parties to provide us with timely and reliable services and products, such as boilers, chillers, cogeneration systems, PV panels, lighting and other complex components. In providing our services we intend to rely on products that meet our design specifications and components manufactured and supplied by third parties, as well as on services performed by subcontractors.

Warranties provided by third-party suppliers and subcontractors typically limit any direct harm we might experience as a result of our relying on their products and services. However, there can be no assurance that a supplier or subcontractor will be willing or able to fulfill its contractual obligations and make necessary repairs or replace equipment. In addition, these warranties generally expire within one to five years or may be of limited scope or provide limited remedies. If we are unable to avail ourselves of warranty protection, we may incur liability to our customers or additional costs related to the affected products and components, including replacement and installation costs, which could have a material adverse effect on our business, financial condition and operating results.

Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services - even if covered by warranties - could adversely affect the quality and performance of our solutions. This could cause us to experience difficulty retaining current customers and attracting new customers, and could harm our brand, reputation and growth. In addition, any significant interruption or delay by our suppliers in the manufacture or delivery of products or services on which we depend could require us to expend considerable time, effort and expense to establish alternate sources for such products and services.

We may need to assume responsibility under customer contracts for factors outside our control, including the risk that fuel prices will increase.

We do not expect to take responsibility under our proposed contracts for a wide variety of factors outside our control. However, we may sometimes need to assume some level of risk and responsibility for certain factors - sometimes only to the extent that variations exceed specified thresholds particularly with contracts for renewable energy projects.  Although we intend to structure our contracts so that our obligation to supply a customer with electricity, for example, does not exceed the quantity produced by the production facility, in some circumstances we may commit to supply a customer with specified minimum quantities based on our projections of the facility’s production capacity. In such circumstances, if we are unable to meet such commitments, we may be required to incur additional costs or face penalties.  Despite measures to mitigate risks under these and other contracts, such steps may not be sufficient to avoid the need to incur increased costs to satisfy our commitments, and such costs could be material. Increased costs that we are unable to pass through to our customers could have a material adverse effect on our operating results.

Our business will depend on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete projects.

The success of our business will depend on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including engineers, project and construction management, and business development and sales professionals. In addition, our construction projects require a significant amount of trade labor resources, and other skilled workers, as well as certain specialty subcontractor skills.

Competition for personnel, particularly those with expertise in the energy services and renewable energy industries, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing projects in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new projects. Further, any increase in demand for personnel and specialty subcontractors may result in higher costs, causing us to exceed the budget on a project, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

We operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenue, growth rates and market share.

Our industry is highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, compete for the same business as we do.  Our competitors have longer operating histories and greater resources than us, and could focus their substantial financial resources to develop a competing business model, develop products or services that are more attractive to potential customers than what we offer or convince our potential customers that they should require financing arrangements that would be impractical for smaller companies to offer. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to compete with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete, and reduce our market share and revenue, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to effectively compete against our current competitors or additional companies that may enter our markets.

In addition, we may also face competition based on technological developments that reduce demand for electricity, increase power supplies through existing infrastructure or that otherwise compete with our products and services. We also encounter competition in the form of potential customers electing to develop solutions or perform services internally rather than engaging an outside provider such as us.

We may be unable to complete or operate our projects on a profitable basis or as we have committed to our customers.

Development, installation and construction of energy efficiency and renewable energy projects, and operation of renewable energy projects, entails many risks, including:

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failure to receive critical components and equipment that meet our design specifications and can be delivered on schedule;

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failure to obtain all necessary rights to land access and use;

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failure to receive quality and timely performance of third-party services;

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increases in the cost of labor, equipment and commodities needed to construct or operate projects;

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permitting and other regulatory issues, license revocation and changes in legal requirements;

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shortages of equipment or skilled labor;

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unforeseen engineering problems;

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failure of a customer to accept or pay for renewable energy that we supply;

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weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism; and accidents involving personal injury or the loss of life;

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labor disputes and work stoppages;

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mishandling of hazardous substances and waste; and

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other events outside of our control.

Any of these factors could give rise to construction delays and construction and other costs in excess of our expectations. This could prevent us from completing construction of projects, cause defaults under financing agreements or under contracts that require completion of project construction by a certain time, cause projects to be unprofitable for us, or otherwise impair our business, financial condition and operating results.

Provisions in government contracts may harm our business, financial condition and operating results.

In the event that we are able to secure contracts with the federal government and its agencies, and with state and local governments, these contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts, including provisions that allow the government to:

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terminate existing contracts, in whole or in part, for any reason or no reason;

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reduce or modify contracts or subcontracts;

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decline to award future contracts if actual or apparent organizational conflicts of interest are discovered, or to impose organizational conflict mitigation measures as a condition of eligibility for an award;

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suspend or debar the contractor from doing business with the government or a specific government agency; and

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pursue criminal or civil remedies under the False Claims Act, False Statements Act and similar remedy provisions unique to government contracting.

Generally, government contracts contain provisions permitting unilateral termination or modification, in whole or in part, at the government’s convenience. Under general principles of government contracting law, if the government terminates a contract for convenience, the terminated company may recover only its incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting company is entitled to recover costs incurred and associated profits on accepted items only and may be liable for excess costs incurred by the government in procuring undelivered items from another source. The termination payment is designed to compensate us for the cost of construction plus financing costs and profit on the work completed.

In ESPCs for governmental entities, the methodologies for computing energy savings may be less favorable than for non-governmental customers and may be modified during the contract period. In the event we enter into ESPCs, we may be liable for price reductions if the projected savings cannot be substantiated.

In addition to the right of the federal government to terminate its contracts with us, federal government contracts are conditioned upon the continuing approval by Congress of the necessary spending to honor such contracts. Congress often appropriates funds for a program on a September 30 fiscal-year basis even though contract performance may take more than one year. Consequently, at the beginning of many major governmental programs, contracts often may not be fully funded, and additional monies are then committed to the contract only if, as and when appropriations are made by Congress for future fiscal years. If one or more of our government contracts were terminated or reduced, or if appropriations for the funding of one or more of our contracts is delayed or terminated, our business, financial condition and operating results could be adversely affected.

Government contracts normally contain additional terms and conditions that may increase our costs of doing business, reduce our profits and expose us to liability for failure to comply with these terms and conditions. These include, for example:

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specialized accounting systems unique to government contracting, which may include mandatory compliance with federal Cost Accounting Standards;

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mandatory financial audits and potential liability for adjustments in contract prices;

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public disclosure of contracts, which may include pricing information;

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mandatory socioeconomic compliance requirements, including small business promotion, labor, environmental and U.S. manufacturing requirements; and

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requirements for maintaining current facility and/or personnel security clearances to access certain government facilities or to maintain certain records, and related industrial security compliance requirements.

We plan to expand our business in part through future acquisitions, but we may not be able to identify or complete suitable acquisitions.

Acquisitions are a significant part of our growth strategy. We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates, reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

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the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

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we may find that the acquired company or technologies do not improve market position as planned;

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we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

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key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

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we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

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we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements;

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our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

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we may incur one-time write-offs or restructuring charges in connection with the acquisition;

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we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

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We may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that we will successfully integrate or profitably manage any acquired business.  In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify acquisition or that the acquisition will result in increased earnings for us in any future period.  These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If the cost of energy generated by traditional sources does not increase, or if it decreases, demand for our services may decline.

Decreases in the costs associated with traditional sources of energy, such as prices for commodities like coal, oil and natural gas, or electricity may reduce demand for energy efficiency and renewable energy solutions. Technological progress in traditional forms of electricity generation or the discovery of large new deposits of traditional fuels or international political developments, production and distribution policies of OPEC could reduce the cost of electricity generated from those sources and as a consequence reduce the demand for our solutions. Any of these developments could have a material adverse effect on our business, financial condition and operating results.

Our activities and operations are subject to numerous health and safety laws and regulations, and if we violate such regulations, we could face penalties and fines.

We are subject to numerous health and safety laws and regulations in each of the jurisdictions in which we will operate. These laws and regulations require us to obtain and maintain permits and approvals and implement health and safety programs and procedures to control risks associated with our projects. Compliance with those laws and regulations can require us to incur substantial costs. Moreover, if our compliance programs are not successful, we could be subject to penalties or to revocation of our permits, which may require us to curtail or cease operations of the affected projects. Violations of laws, regulations and permit requirements may also result in criminal sanctions or injunctions.

Health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and operating results.

Credit facilities and debt instruments contain financial and operating restrictions that may limit our business activities and our access to credit.

To the extent we finance any potential acquisitions with debt instruments, provisions in credit facilities and debt instruments will impose restrictions on our and certain of our subsidiaries’ ability to, among other things:

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incur additional debt, or debt related to federal projects in excess of specified limits;

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pay cash dividends and make distributions;

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make certain investments and acquisitions;

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guarantee the indebtedness of others or our subsidiaries;

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redeem or repurchase capital stock;

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create liens;

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enter into transactions with affiliates;

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engage in new lines of business;

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sell, lease or transfer certain parts of our business or property;

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enter into sale-leaseback arrangements; and

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merge or consolidate.

These agreements will also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding. If an event of default occurs, we may not be able to cure it within any applicable cure period, if at all. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all.

If our subsidiaries default on their obligations under their debt instruments, we may need to make payments to lenders to prevent foreclosure on the collateral securing the debt.

We have formed subsidiaries to own and operate acquired companies.  These subsidiaries may incur various types of debt.  This debt may be structured as non-recourse debt, which means it is repayable solely from the revenue of the subsidiary and is secured by such subsidiary’s assets, and a pledge of our equity interests in such subsidiary. Although subsidiary debt is typically non-recourse to the Company, if a subsidiary of ours defaults on such obligations, then we may from time to time determine to provide financial support to the subsidiary in order to avoid the adverse consequences of a default. In the event a subsidiary defaults on its indebtedness, its creditors may foreclose on the collateral securing the indebtedness, which may result in our losing our ownership interest in the subsidiary. The loss of our ownership interest in a subsidiary or some or all of a subsidiary’s assets could have a material adverse effect on our business, financial condition and operating results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued and substantially increased during the third and fourth quarter of 2008 and is continuing. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

We may be exposed to product liability risks.

The Company’s operations may expose it to potential product liability risks that are inherent in the sale of energy efficiency products.  There can be no assurance that product liability claims will not be asserted against the Company.  We plan to have product liability insurance covering sales of any prospective products which we believe will be adequate to cover any product liability exposure we may have.  However, product liability insurance is expensive and we may be unable to obtain sufficient insurance coverage at a reasonable cost to protect us against losses. An individual may bring a product liability claim against us if one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

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liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

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an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

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damage to our reputation and the reputation of our products, resulting in lower sales;

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regulatory investigations that could require costly recalls or product modifications;

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litigation costs; and

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the diversion of management’s attention from managing our business.

A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company’s business, financial condition and results of operations.

We may be sued by third parties who claim that our prospective products infringe on their intellectual property rights.

We may be exposed to future litigation by third parties based on claims that our prospective products or activities infringe on the intellectual property rights of others or that the we have misappropriated the trade secrets of others.  Any litigation or claims against the Company, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm the Company’s reputation.  In addition, intellectual property litigation or claims could force us to do one or more of the following, any of which could have a material adverse effect on the Company or cause us to curtail or cease its operations:

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The sale of a product material to our future operations; or

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Obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.  If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel.  A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Rapid technological change could make any products that the Company sells obsolete.

Energy efficiency technologies have undergone rapid and significant change and the Company expects that they will continue to do so.  Any products or technologies that we may acquire may become obsolete or uneconomical before the Company recovers the purchase price incurred in connection with their acquisition.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.  Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report were not effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures.  As a result, we will incur significant legal, accounting and other expenses.  Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be quoted on the OTC Bulletin Board or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act.  Notwithstanding our diligence, certain internal controls deficiencies may not be detected.  As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.  We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Risks Related to this Offering

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

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our ability to execute our business plan and complete prospective acquisitions;

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Changes in our industry;

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competitive pricing pressures;

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our ability to obtain working capital financing;

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additions or departures of key personnel;

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limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

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sales of our common stock (particularly following effectiveness of this resale registration statement);

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operating results that fall below expectations;

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regulatory developments;

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economic and other external factors;

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period-to-period fluctuations in our financial results; and

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our inability to develop or acquire new or needed technologies.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at the time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price increases.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business, and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account.  Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.  Furthermore, our securities are traded on the OTC Bulletin Board where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issuable upon the effectiveness of a registration statement, upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The 1,065,000 shares of common stock issued in the 2009 Merger to the former directors and the 6,872,500 shares of common stock issued in our 2009 Private Placement which are currently issued and outstanding, as well as other shares which were prohibited from being sold for a period of 12 months from when the Company lost its former shell status which ended in November, 2010 are all available for resale.

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC.  An affiliate may sell an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held one year.

Because our directors and officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.

Our directors and officers and/or their affiliates beneficially own or control approximately 28% of the issued and outstanding common stock and a larger percentage on a fully diluted basis. In addition, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.  As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, may vote, including the following actions:

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to elect or defeat the election of our directors;

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to amend or prevent amendment of our Certificate of Incorporation or By-laws;

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to effect or prevent a merger, sale of substantially all assets or other corporate transaction; and

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to control the outcome of any other matter submitted to our stockholders for vote.

In addition, these persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Exercise of options and warrants and conversion of preferred stock may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants, options, or any other convertible securities is in excess of the various exercise or conversion prices of these convertible securities, exercise or conversion of these convertible securities would have a dilutive effect on our common stock. As of June 30, 2012, we had outstanding and reserved derivative securities, which if exercised would issue 14,563,541 shares of Common Stock, consisting of (i) warrants to purchase 3,335,000 shares of our common stock at an exercise price of $2.00 per share; (ii) outstanding 2009 Placement Agent warrants to purchase 57,500 shares of our common stock at an exercise price of $1.25 per share; (iii) outstanding options to purchase 587,791 shares of our common stock; (iv) outstanding management Warrants issued on September 1, 2010 to purchase 2,000,000 shares of common stock at an exercise price of $1.00 per share, of which 1,000,000 shares are vested and exercisable as of December 31, 2011 and 1,976,000 are currently outstanding (40,000 shares had been issued as of June 30, 2012); (v) outstanding performance warrants issued to Management to purchase 2,000,000 shares of common stock available at $1.25 per share; (vi) outstanding warrants issued on February 24, 2011 to a Board Member under a consulting agreement to purchase 500,000 shares at an exercise price of $1.24 per share; (vii) outstanding warrants to purchase 500,000 shares at $1.74 per share granted on December 21, 2011 and 660,000 shares exercisable at $1.39 per share granted on April 19, 2012 to a consultant and its employee for investor relations services; (viii) 297,850 shares of Series A Convertible Preferred Stock outstanding convertible into 2,978,500 shares of common stock; (ix) 33,000 shares of Series B Convertible Preferred Stock outstanding convertible into 330,000 shares of Common Stock; (x)  placement agent warrants to purchase 110,500 shares of Common Stock at an exercise price of $1.75 per share; (xi) warrants to purchase 900,000 shares of Common Stock exercisable at $1.16 per share granted effective March 15, 2012 to two officers of a Company subsidiary; (xii) warrants to purchase 400,000 and 300,000 shares of Common Stock exercisable at $1.34 and $1.32 per share, respectively, granted on May 7, 2012 to two independent consultants; (xiii) Class A Warrants to purchase 1,654,250 shares of common stock at an exercise price of $3.00 per share outstanding; and (xiv) Bridge Warrants to purchase up to 250,000 shares of Common Stock exercisable at $0.10 per share issued and/or issuable in connection with our May 2012 Bridge Financing.

Upon exercise of the aggregate 1,654,250 Class A Warrants, warrant holders will receive 1,654,250 Class B Warrants to purchase 1,654,250 shares of common stock at an exercise price of $6.00 per share.  Upon exercise of the outstanding Class B Warrants, warrant holders will receive 1,654,250 Class C Warrants to purchase 1,654,250 shares of common stock at an exercise price of $12.00 per share, all of which are issuable under our 2011 and 2012 Preferred Stock Offerings.  There are an additional 1,335,000 Class A Warrants reserved for issuance in our 2012 Series B Preferred Stock Offering to purchase an equal number of shares of Common Stock plus Class B and Class C Warrants.   In addition, upon the effective date of this registration statement, the Company will promptly distribute Class A Warrants to all shareholders of record on December 31, 2010 to purchase 5,927,616 shares of Common Stock and 5,927,616 Class B Warrants to purchase 5,927,616 shares of Common Stock and Class C Warrants to purchase 5,927,616 shares of Common Stock or  an additional 17,782,848 shares of Common Stock are issuable.   All of the Class A, B and C Warrants have been registered for resale under this Registration Statement.  Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Possible redemption of warrants.

The Company, at its option, may call the 3,335,000, 2009 Private Placement Warrants on ten (10) trading days prior to the notice, if the price of the Common Stock trades at $6.00 or greater per share (subject to adjustment) for a period of 20 consecutive trading days ending within five (5) trading days prior to the date on which the notice of redemption is given and the Registration Statement for the underlying shares is declared effective.  In addition, the Company may redeem each Class A, B and C Warrants at $.001 per warrant on 20 days’ prior written notice.  However, the Company shall have the option, without further compensation to the holder other than the payment of the redemption price per warrant: (a) to cause any or all of the warrants which were not properly exercised on or before the redemption date to be assigned to one or more third parties (each, a “Standby Purchaser”), effectively immediately upon the redemption date, for the consideration equal to $.001 per non-exercised warrant payable to the Company, (b) each Standby Purchaser shall have the right to exercise the non-exercised warrants so assigned to such Standby Purchaser through the tenth business day following the redemption date, and (c) any presently unidentified Standby Purchaser would be deemed to be an underwriter within the meaning of the Securities Act and subject to the prospectus delivery requirements of the Securities Act.  Redemption of the warrants could force the holders to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or to accept the redemption price, which is substantially less than the market value of the warrants at the time of redemption.

In addition, if the warrants are exercised in response to a redemption notice, then dilution could occur from the widespread conversion or exercise of the warrants.  Further, this may cause significant downward pressure on the price of our Common Stock as holders that elect to convert or exercise their securities may be able to resell the shares of Common Stock issuable upon conversion or exercise of the warrants in the open market.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our company.

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could act as an anti-takeover device.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  On September 28, 2011, the board of directors had authorized the issuance of up to 300,000 shares of Series A Preferred Stock convertible on a ten for one basis into common stock and 297,850 shares of Series A Preferred Stock were issued and outstanding as of the date of this Prospectus.   On March 30, 2012, our Board of Directors authorized the issuance of up to 300,000 shares of Series B Preferred Stock convertible on a ten for one basis with Common Stock and 33,000 shares of Series B Preferred Stock were issued and outstanding as of the date of this Prospectus .  Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of series of preferred stock that have greater voting power than our common stock or that are convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.  Unless the nature of a particular transaction and applicable statute require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock.  The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by the stockholders.

Provisions in our charter documents and Nevada law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and by-laws, as well as provisions of Nevada law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

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authorizing the issuance of “blank check” preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

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prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

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advance notice provisions in connection with stockholder proposals that may prevent or hinder any attempt by our stockholders to bring business to be considered by our stockholders at a meeting or replace our board of directors.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are generally identifiable by use of the words "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "confident," "estimate," "intend," "predict,"  "forecast," "potential" or "continue" or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under "Risk Factors" that may cause the Company's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company's results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company's corporate strategy or an inability to execute its strategy due to unanticipated changes; (iv) the inability or failure of the Company's management to devote sufficient time and energy to the Company's business; and (v) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.  We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

DETERMINATION OF WARRANT EXERCISE PRICES

There is no established public trading market for any of the warrants offered hereby nor is one expected to develop in the near future.   The exercise price of (i) the 2009 Private Placement Warrants of $2.00 per share price; (ii) $3.00, $6.00 and $12.00 per share for the Class A, B, and C Warrants; (iii) investor relations warrants at $1.74 per share and $1.39 per share; (iv) consultant warrants at $1.24 per share (500,000 shares, $1.34 per share (400,000 shares) and $1.32 per share (300,000 shares)); (v) placement agent warrants at $1.75 per share, respectively, and (vi) up to 250,000 Bridge Warrants exercisable at $0.10 per share were arbitrarily determined by the Company based on the Company’s then current market prices.  These exercise prices do not necessarily bear any relationship to our book value, assets, prospects, earnings or any other recognized criterion of value.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the warrants and shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of the warrants if the warrants are exercised for cash.  The 3,335,500 2009 Private Placement Warrants provide for cashless exercises.  Proceeds received by us, if any, will be used for working capital and general corporate purposes and potential payment for potential acquisitions.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol BBLU.OB since October 29, 2010.  Prior thereto, from November 23, 2009 through October 28, 2010, it was quoted under the symbol GSFL.OB.  Prior to November 23, 2009, there was no active market for our common stock. As of June 27, 2012, there were 100 holders of record of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
Year Ending December 31, 2012,
April 1, 2012 through June 30, 2012	$1.45	$1.00
January 1, 2012 through March 31, 2012	$1.50	$1.01

Year Ended December 31, 2011
October 1, 2011 through October 31, 2011	$2.50	$0.81
July 1, 2011 through September 30, 2011	$1.95	$0.81
April 1, 2011 through June 30, 2011	$1.45	$0.6
January 1, 2011 through March 31, 2011	$2.10	$1.10

Year Ended December 31, 2010
October 1, 2010 through November 30, 2010	$2.50	$0.40
July 1, 2010 through September 30, 2010	$2.50	$0.21
April 1, 2010 through June 30, 2010	$3.65	$1.02
January 1, 2010 through March 31, 2010	$5.85	$2.60

Year Ended December 31, 2009
November 23, 2009 through December 31, 2009	$6.00	$1.60

The last reported sale price of our common stock as quoted under the symbol "BBLU" on the OTC Bulletin Board on July 6, 2012 was $1.00 per share.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.  The Board of Directors set December 31, 2010 as the record date to distribute one Class A Warrant for every two shares held of record by each shareholder on such date as a result of the spin-off of Genesis Fluid Solutions.  While this warrant distribution is similar to a dividend as no investment decision is necessary on the part of stockholders, it is not a dividend.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”.

New Accounting Pronouncements

See Note 2 to our audited condensed consolidated financial statements for a discussion of recently issued accounting pronouncements.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including, but not limited to valuation of accounts receivable and allowance for doubtful accounts, those related to the estimates of depreciable lives and valuation of property and equipment, valuation of derivatives, valuation of payroll tax contingencies, valuation of share-based payments, and the valuation allowance on deferred tax assets.

Company Overview

Blue Earth, Inc. is engaged in the clean tech industry in general with a focus on the rapidly growing, multi-billion dollar energy efficiency and renewable energy market sectors.  Our industry classifications are as follows: Sector - Services; Industry-Diversified Services; and Sub-industry-Management Services.

Our primary focus is acquiring companies and innovative technologies that serve the multi billion dollar energy efficiency services and renewable energy market sectors. The targeted companies provide a variety of energy services that enable customers to reduce energy consumption, lower their generating capacity and maintenance costs and realize environmental benefits. The targeted technologies typically include various measures designed for a specific customer or facility in our target market of small commercial businesses and residences to improve the efficiency of building systems, such as refrigeration, lighting and heating, ventilation and air conditioning.

Effective January 1, 2011, Blue Earth acquired Castrovilla, Inc. based in Mountain View California which manufactures, sells and installs commercial refrigeration and freezer gaskets and sells and installs motors and controls to approximately 5,400 small commercial businesses.

On May 16, 2011, Blue Earth obtained the exclusive private label license (the “License”) and manufacturing rights to an innovative and patented lighting controls technology from SwitchGenie LLC and James F. Loughrey.

On September 7, 2011, Blue Earth acquired Xnergy, Inc., and its wholly-owned subsidiary HVAC Controls & Specialties, Inc., a Carlsbad, California based energy services company.  Simultaneously, the Company purchased ecoLegacy, LLC which serves as a financing vehicle for Xnergy. Xnergy provides a broad range of comprehensive energy solutions including specialized mechanical engineering, the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management as well as comprehensive maintenance and service programs.

As of August 31, 2010, the Company sold its wholly-owned subsidiary Genesis Fluid Solutions, Ltd. (GFS) to certain buyers including its former Chairman and interim CEO Michael Hodges as defined by the Stock Purchase Agreement.

Results of Operations

Our revenues are derived from professional services contracts to provide energy service management and technology.

Three Months Ended March 31, 2012 Compared with Three Months Ended March 31, 2011 (Actual)

Revenues

The Company recognized $1,960,740 of revenue for the three months ended March 31, 2012, as compared to $907,022 in revenues for the three months ended March 31, 2011. The current revenues represent sales from the Company’s wholly-owned subsidiaries Xnergy, Inc. ($910,470) and Castrovilla, Inc. ($1,050,270).  Revenues for the three months ended March 31, 2011 include only Castrovilla, Inc. which was acquired as of January 1, 2011, whose sales include retrofitting refrigeration equipment with energy management systems and gasket sales.  The Company acquired Xnergy as of September 7, 2011, effective at the close of business on August 31, 2011, whose sales are installation of alternative energy systems and maintenance.

Cost of Sales and Gross Profit

Cost of sales for the three months ended March 31, 2012 were $1,305,257 resulting in a gross profit of $655,483 or 33.4% of revenues. Castrovilla had a gross profit of $404,916 or 38.6% compared to $250,567 or 27.5% for Xnergy. By comparison, during 2011 we had a cost of sales of $394,742 with a gross profit of $512,280 or 56.5% all of which came from Castrovilla, Inc.

Operating Expenses

General and Administrative Expenses

General and administrative expenses were $2,045,894 for the three months ended March 31, 2012 as compared to $1,285,587 for the three months ended March 31, 2011, an increase of $760,307 or 59.1%.  In 2012 approximately $685,471 (33.5%) of the expenses were from Castrovilla and $774,157 (37.8%) were from Xnergy. The balance of $600,116 (29.3%) for 2012 was corporate administrative expense. Approximately $978,393 (47.8%) of the general and administrative expenses was for payroll costs and $167,598 (8.2%) was for professional fees in 2012.

In 2011 approximately $512,820 (39.9%) of the expenses were from Castrovilla and the balance of $772,767 was corporate administrative expense. Approximately $467,260 (36.3%) of the general and administrative expenses was for payroll costs and $123,832 (9.6%) was for professional fees in 2011.

In 2012, general and administrative expenses include stock compensation expense of $274,387 (13.3%) compared to $478,922 (37.3%) in 2011. We recorded depreciation and amortization expense of $630,489 in 2012 compared to $134,036 in 2011 due to the amortization of the purchase price of both Castrovilla and Xnergy in 2012 but only Castrovilla in 2011.

We expect our costs for personnel, consultants and other operating expenses to increase as we implement our business plan. Thus, our general and administrative expenses are likely to increase significantly in future reporting periods.

Other Income (Expense)

Total other income (expense) for the three months ended March 31, 2012 was $(181,101) compared to $(42,744) for the three months ended March 31, 2011. The increase was primarily attributable to a $173,993 change in the fair value of the warrant derivative liability in 2012 compared to $43,699 in 2011.  The fair value is recalculated quarterly based primarily on the remaining term of the warrants and stock price volatility.

Net Loss

Net loss from continuing operations was $2,202,001 for the three months ended March 31, 2012 as compared with a net loss of $950,087 for the three months ended March 31, 2011, an increase of $1,251,914.  The increase is attributable primarily to an increase in general and administrative expenses related to the operations of the newly acquired subsidiaries and the costs related to the ongoing implementation of our business plan.  The net loss attributed to common shareholders was $2,310,302 in 2012 compared to $950,087 due to the dividends accrued on the preferred stock issued during the last quarter of 2011 and the first quarter of 2012.  The net loss translates to $0.15 per share in 2012 compared to $0.07 in 2011.

Three Months Ended March 31, 2012 Compared with Three Months Ended March 31, 2011 (Pro forma)

The Company acquired Xnergy, Inc. effective September 7, 2011. The following Management’s Discussion and Analysis is prepared to provide an understanding of the Company’s business activities as though the acquisitions were effective January 1, 2011.

Revenues

The Company recognized $1,960,740 of revenue for the three months ended March 31, 2012, as compared to $1,941,220, for the three months ended March 31, 2011. The current revenues represent sales from the Company’s wholly-owned subsidiaries Xnergy, Inc. ($910,470) and Castrovilla, Inc. ($1,050,270). Revenues for 2011 represent sales from the Company’s wholly-owned subsidiaries Xnergy, Inc. ($1,034,198) and Castrovilla, Inc. ($907,022).

Cost of Sales and Gross Profit

Cost of sales for the three months ended March 31, 2012 were $1,305,257 resulting in a gross profit of $655,483 or 33.4% of revenues. Castrovilla had a gross profit of $404,916 or 38.6% compared to $250,567 or 27.5% for Xnergy. By comparison during 2011 we had pro forma cost of sales of $999,644 with a gross profit of $941,576 or 48.5%.  $512,280 (54.4%) of the gross profit came from Castrovilla and $429,296 (45.6%) came from Xnergy.

Operating Expenses

General and Administrative Expenses

General and administrative expenses were $2,059,744 for the three months ended March 31, 2012 as compared to pro forma $2,345,043 for the three months ended March 31, 2011, a decrease of $285,299, or 12.1%.  In 2012 approximately $685,471 (33.3%) of the expenses were from Castrovilla and $774,157 (37.6%) were from Xnergy. The balance of $600,116 (29.1%) for 2012 was corporate administrative expense. Approximately $978,393 (47.5%) of the general and administrative expenses was for payroll costs and $167,598 (8.1%) was for professional fees in 2012.

In 2011 approximately $526,545 (22.5%) of the expenses were from Castrovilla, $939,144 (40.0%) pro forma expenses were from Xnergy and the balance of $879,354 was corporate administrative expense. Approximately $600,967 (25.6%) of the pro forma general and administrative expenses was for payroll costs and $123,832 (5.3%) was for professional fees in 2011.

In 2012, general and administrative expenses include stock compensation expense of $274,387 (13.3%) compared to $478,922 (37.3%) in 2011. We recorded depreciation and amortization expense of $630,489 in 2012 compared to $134,036 in 2011 due to the amortization of the purchase price of both Castrovilla and Xnergy in 2012 but only Castrovilla in 2011.

We expect our costs for personnel, consultants and other operating expenses to increase as we implement our business plan. Thus, our general and administrative expenses are likely to increase significantly in future reporting periods.

Net Loss

Net loss from continuing operations was $2,202,001 for the three months ended March 31, 2012 as compared with a pro forma loss of $1,483,743 for the three months ended March 31, 2011, an increase of $718,258.  The increase is attributable primarily to an increase in general and administrative expenses related to the operations of the newly acquired subsidiaries and the costs related to the ongoing implementation of our business plan.  The net loss attributed to common shareholders was $2,310,302 in 2012 compared to $1,483,743 due to the dividends accrued on the preferred stock issued during the last quarter of 2011 and the first quarter of 2012.  The net loss translates to $0.15 per share in 2012 compared to pro forma $0.11 in 2011.

Twelve Months Ended December 31, 2011 Compared with Twelve months Ended December 31, 2010

We acquired Castrovilla, Inc. effective January 1, 2011 and Xnergy, Inc. effective September 7, 2011. The following Managements’ Discussion and Analysis is prepared to provide an understanding of the Company’s business activities. We have also provided pro forma numbers as though the acquisitions were effective January 1, 2010 so that the numbers are comparable.

Revenues

We recognized $5,315,664 revenue for the twelve months ended December 31 2011, as compared to $-0- for the twelve months ended December 31, 2010 from continuing operations. Revenue represents sales from our, wholly-owned subsidiary Castrovilla, Inc. whose sales include retrofitting refrigeration equipment with energy management systems and gasket sales and from the Company’s wholly-owned subsidiary Xnergy, Inc. which provides a wide range of energy solutions, including specialized mechanical engineering and the design, construction and implementation of energy savings products. Castrovilla’s sales ($3,858,020) for the twelve months accounted for 72.6% of total revenues, while Xnergy’s sales accounted for 27.4% ($1,457,644) for the four month period owned by the Company. Xnergy’s  sales include those of its subsidiary HVAC Controls & Specialities, Inc.

Pro Forma Revenues

We recognized $8,682,109 revenue for the twelve months ended December 31 2011, as compared to $22,398,761 for the twelve months ended December 31, 2010 from continuing operations. Revenue  represents sales from the Company’s wholly-owned subsidiaries Castrovilla, Inc. and Xnergy, Inc. Castrovilla’s sales for the twelve months increased by 12%, (from $3,433,145) while Xnergy’s sales declined to $4,824,089 or 75% (from $18,965,616) for the twelve month period.

The decline in Xnergy sales was the direct result of allocating most of Xnergy’s resources to development of a pipeline of approximately $585 million in order to attempt to develop a recurring revenue business model. If management is able to secure project finance, Xnergy’s revenues in 2012 should exceed 2010 revenues.

Cost of Sales and Gross Profit

Cost of sales for the twelve months ended December 31, 2011 were $2,838,277, compared to $-0-, for the twelve months ended December 31, 2010, resulting in a gross profit of $2,477,387, or 46.6% of revenues. Castrovilla’s gross margin was, $2,264,721, or 58.7% of revenues while Xnergy’s gross margin was $212,666, or 14.4%.

Pro Forma Cost of Sales and Gross Profit

Cost of sales for the twelve months ended December 31, 2011 were $4,999,550, compared to $6,530,059 for the twelve months ended December 31, 2010, resulting in a gross profit of $3,682,559, or 42.4% of revenues. Castrovilla’s gross margin was $2,264,721, or 58.7% of revenues while Xnergy’s gross margin was $1,417,838, or 29.3%.  Castrovilla’s new products have higher gross margins than they had in 2010. Xnergy was unable to finance projects in 2011 prior to acquisition by the Company, resulting in a reduction of sales and the related cost of sales.

Operating Expenses

General and Administrative Expenses

General and administrative expenses were $14,434,071 for the twelve months ended December 31, 2011 as compared to $2,202,320 for the twelve months ended December 31, 2010, an increase of $12,231,751 or 555%.  Approximately $2,833,569 of the total expenses for the twelve months ended December 31, 2011 were from the operations of Castrovilla and $1,165,584 were from Xnergy with the balance $10,434,918 from the administrative expenses of Blue Earth. All of the operating expenses in 2010 were the administrative costs of Blue Earth.

Pro Forma General and Administrative Expenses

General and administrative expenses were $16,988,629 for the twelve months ended December 31, 2011 as compared to $9,898,260 for the twelve months ended December 31, 2010, an increase of $7,090,369 due to the administrative costs of Blue Earth.  Approximately $2,833,569 of the total expenses for the twelve months ended December 31, 2011 were from the operations of Castrovilla and $3,752,001 were from Xnergy with the balance $10,403,059 from the administrative expenses of Blue Earth, Inc. The administrative costs of Blue Earth include $1,100,798 from the amortization of intangible assets acquired with Castrovilla and Xnergy and $9,019,662 for the value of common stock and stock purchase options and warrants.

Net Loss

The net loss from continuing operations for the twelve months ended December 31, 2011 was $14,108,343, a $11,335,755 or 422%, increase over the $2,683,231 for the twelve months ended December 31, 2010. This translates to a loss per share of $0.93 in 2011 compared to $0.18 in 2010. We also had a loss of $0.06 per share from discontinued operations in 2010.

Pro Forma Net Loss

The net loss from continuing operations for the twelve months ended December 31, 2011 was $15,584,487, a $11,697,932 or 301% increase over the $3,886,555 for the twelve months ended December 31, 2010. This translates to a loss per share of $1.03 in 2011 compared to $0.26 in 2010. We also had a loss of $0.06 per share from discontinued operations in 2010.

Liquidity and Capital Resources as of March 31, 2012 compared with December 31, 2011

Net cash used in continuing operations during the three months ended March 31, 2012 totaled $1,276,636 and resulted primarily from the operating expenses associated with the parent company related to carrying out our business plan.  In addition to a net loss of $2,310,302, we incurred an increase in accounts receivables of $213,965 and accounts payable and accrued expenses of $183,498 that was partially offered by common stock and options issued for services expensed at $274,387, depreciation and amortization of $630,489 and a decrease in inventory of $235,988.  Net cash used in continuing operations during the three months ended March 31, 2011 totaled $429,270 and resulted primarily from the operating expenses associated with the parent company related to carrying out our business plan.  In addition to a net loss of $950,087, we incurred an increase in accounts receivables of $72,232, inventory of $23,320 and prepaid expenses and deposits of $76,548 that was partially offered by common stock and options issued for services expensed at $383,138, depreciation and amortization of $134,036 and an increase in accounts payable and accrued expenses of $36,260. We expect to continue with a negative cash flow from operations for the foreseeable future as we continue to build our business.

Net cash used in investing activities during the three months ended March 31, 2012 totaled $-0-. Net cash used in investing activities during the three months ended March 31, 2011 totaled $152,240 primarily in acquiring Castrovilla.

Net cash provided by financing activities during the three months ended March 31, 2012 totaled $806,455 and resulted from $846,000 of gross proceeds from the sale of preferred stock offset by payments on notes payable of $39,545.  Net cash provided by financing activities during the three months ended March 31, 2011 totaled $367,426 and resulted from $404,333 of cash received in the acquisition of Castrovilla, offset by $36,907 of cash used to repay notes payable.

At March 31, 2012, we had a working capital deficit of $4,353,694 including $56,927 in cash and cash equivalents compared with a working capital deficit of $3,491,395 at December 31, 2011.  We anticipate our revenue generating activities to continue and even increase as we seek and make acquisitions.  Our consolidated financial statements were prepared assuming that we would continue as a going concern irrespective of our recurring losses, accumulated deficits and negative cash flows from operations.  Our ability to continue as a going concern is subject to our ability to generate profits and/or obtain necessary funding from outside sources, including by the sale of our securities, or obtaining loans from lenders, where possible. Our continued net operating losses increase the difficulty of our meeting these goals, and our efforts to continue as a going concern may not prove successful. Nonetheless, the Company expects that it has sufficient cash and borrowing capacity to meet its working capital needs for at least the next 12 months. The increase in working capital deficit was the result of our negative cash flow from operations.

Historically, we have financed our working capital and capital expenditure requirements primarily from the sales of our equity securities. We are seeking additional equity and/or debt financing in order to implement our business plan. In 2011, we completed a private placement of preferred stock and warrants of $2,000,000 and an additional $846,000 in 2012.  We do not have any lines of credit or borrowing facilities to meet our cash needs.  It is reasonably possible that we will not be able to obtain sufficient financing to continue operations beyond September 2012/. Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

Liquidity and Capital Resources as of December 31, 2011

Net cash used in continuing operations during the twelve months ended December 31, 2011 (“Fiscal 2011”) totaled $4,146,079 which resulted primarily from the operating expenses associated with the parent company related to carrying out our business plan.  In addition to a net loss of $14,108,343, the Company incurred an increase in the warrant derivative liability of $749,166 an increase in inventory of $347,174 and a decrease in accounts payable and accrued expenses of $391,958 that was partially offset by common stock, options and warrants issued for services expensed at $1,201,602 and $7,809,893, respectively, and $1,209,769 of depreciation and amortization expense.

Net cash used in continuing operating activities during the twelve months ended December 31, 2010 (“Fiscal 2010”) totaled $1,354,056 and resulted primarily from the net loss of $3,587,553 incurred while exploring the acquisition of business acquisitions.

Net cash used in investing activities during Fiscal 2011 totaled $1,420,752 and resulted from the purchase of Xnergy and Castrovilla, $100,000 for the purchase of the SwitchGenie license and $135,360 for the purchases of property and equipment.

Net cash used in investing activities during Fiscal 2010 totaled $11,021 and resulted from the purchase of property and equipment and net cash used in discontinued investing activities was $24,418.

Net cash provided by financing activities during Fiscal 2011 totaled $2,193,843 and resulted from $2,000,000 of proceeds from the sale of preferred stock, $1,800,978 of cash in the new subsidiaries offset, in part, by payments on notes payable of $1,629,231.

Net cash provided by financing activities during Fiscal 2010 totaled $499,999 and resulted from the sale of our shares of common stock to one investor.

At December 31, 2011, we had a working capital deficit of $3,491,395 including $527,108 in cash and cash equivalents.  At December 31, 2010, we had working capital of $2,612,637 including $3,900,096 in cash and cash equivalents.  The decrease in working capital was the result of the assumption of the negative working capital of Xnergy.

We had no revenue generating activities in Fiscal 2010, from continuing operations.  Revenues from Castrovilla commenced on January 1, 2011 and from Xnergy on September 1, 2011.  We anticipate our revenue generating activities to continue and even increase as we seek and make acquisitions.  Our consolidated financial statements were prepared assuming that we would continue as a going concern irrespective of our recurring losses, accumulated deficits and negative cash flows from operations.  Our ability to continue as a going concern is subject to our ability to generate profits and/or obtain necessary funding from outside sources, including by the sale of our securities, or obtaining loans from lenders, where possible. Our continued net operating losses increase the difficulty of our meeting these goals, and our efforts to continue as a going concern may not prove successful. Nonetheless, the Company expects that it has sufficient cash and borrowing capacity to meet its working capital needs for at least the next 12 months. Historically, we have financed our working capital and capital expenditure requirements primarily from the sales of our equity securities. We may seek additional equity and/or debt financing in order to implement our business plan.  From September 2011 through December 31, 2011, we completed a private placement of Preferred Stock and warrants of $2,000,000 and an additional $841,000 through March 5, 2012. We do not have any significant lines of credit or borrowing facilities to meet our cash needs.  It is reasonably possible that we will not be able to obtain sufficient financing to continue operations beyond the next 12 months.  Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

Related Party Transactions

No related party transactions had a material impact on our operating results for the twelve months ended December 31, 2011.

New Accounting Pronouncements

See Note 2 to our unaudited condensed consolidated financial statements for a discussion of recently issued accounting pronouncements.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including, but not limited to, valuation of accounts receivable and allowance for doubtful accounts, those related to the estimates of depreciable lives and valuation of property and equipment, valuation of derivatives, valuation of payroll tax contingencies, valuation of share-based payments, and the valuation allowance on deferred tax assets.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Use of Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including, but not limited to valuation of accounts receivable and allowance for doubtful accounts, those related to the estimates of depreciable lives and valuation of property and equipment, valuation of derivatives, valuation of payroll tax contingencies, valuation of share-based payments, and the valuation allowance on deferred tax assets.

Accounts Receivable

The Company records accounts receivable related to its construction contracts based on billings or on amounts due under the contractual terms. Accounts receivable throughout the year may decrease based on payments received, credits for change orders, or back charges incurred.

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write-off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Revenue Recognition

The Company generates revenues from professional services contracts. Customers are billed, according to individual agreements. Revenues from professional services are recognized on a completed-contract basis, in accordance with ASC Topic 605-35, “Construction-Type and Production-Type Contracts.” Under the completed-contract basis, contract costs are recorded to a deferred asset account and billings and/or cash received are recorded to a deferred revenue liability account during the periods of construction. Costs include direct material, direct labor and subcontract labor. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered complete when all costs except insignificant items have been incurred and final acceptance has been received from the customer. Corporate general and administrative expenses are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as incurred.

For uncompleted contracts, the deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified under current assets as Costs in excess of billings on uncompleted contracts. The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as Billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year, and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. A liability (including interest if applicable) is established in the consolidated financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Applicable interest is included as a component of income tax expense and income taxes payable.

BUSINESS

Overview

Blue Earth, Inc. is engaged in a mergers and acquisition strategy in the clean-tech industry. Our primary focus is acquiring companies and innovative technologies that serve the multi billion dollar energy efficiency services and renewable energy market sectors. The targeted companies provide a variety of energy services that enable customers to reduce energy consumption, lower their generating capacity and maintenance costs and realize environmental benefits. The targeted technologies typically include various measures designed for a specific customer or facility in our target market of small commercial businesses and residences to improve the efficiency of building systems, such as refrigeration, lighting and heating, ventilation and air conditioning.

Effective January 1, 2011, Blue Earth acquired Castrovilla, Inc. based in Mountain View California which manufactures, sells and installs commercial refrigeration and freezer gaskets and sells and installs motors and controls to approximately 5,400 small commercial businesses.  See “Castrovilla Acquisition” below.

On May 16, 2011, Blue Earth obtained the exclusive private label license (the “License”) and manufacturing rights to an innovative and patented lighting controls technology from SwitchGenie LLC and James F. Loughrey.  See “Exclusive Private Label and Manufacturing Rights to SwitchGenie Patented Lighting Controls Technology” below.

On September 7, 2011, Blue Earth acquired Xnergy, Inc., and its wholly owned subsidiary HVAC Controls & Specialties, Inc., a Carlsbad, California based energy services company.  Simultaneously, the Company purchased ecoLegacy, LLC, which serves as a financing vehicle for Xnergy.  Xnergy provides a broad range of comprehensive energy solutions including the specialized mechanical engineering, the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.  Xnergy also provides comprehensive maintenance and service programs, including every aspect of heating, ventilation and air-conditioning (HVAC), mechanical systems for design-build to repair and retrofit services.  See “Xnergy Acquisition” below.

Management also intends to accelerate introduction of the acquired technology/products by offering and installing them through energy management service companies, which have an established base of customers at the local, state, regional and national levels. In order to accelerate product introduction, management expects to enter into varying types of agreements with these energy management service companies, including acquisition agreements and/or joint venture agreements, as may be appropriate, for each company and geographic territory.

Management has also identified several energy management and energy management service companies that have been successfully operating in the residential and small commercial business segment of the energy efficiency sector.    These energy service companies specialize in three categories that address small commercial businesses energy efficiency needs:  refrigeration ,  lighting  and  HVAC . The targeted acquisition candidates currently provide energy efficiency retrofit services to the small commercial businesses space.  Management believes that these companies are ideal candidates from which to build a nationwide distribution, installation and service network though a combination of joint venture/associate relationships and/or acquisitions.

Corporate Strategy

Blue Earth, Inc. management will focus its mergers and acquisitions activities on opportunities with the following profile.

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Innovative and commercially proven technologies, which increase energy efficiency/water and wastewater, for the small commercial business segment and residential segment.

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Energy management and energy management service companies, which have an established customer base seeking growth capital to expand their capabilities, product offerings and substantially increase their revenues and operating profits.

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Energy service companies that provide turnkey energy solutions to public and private clients including EPC (Engineer/Procure/Construct), design build of cogeneration, alternative and renewable electric power plants for “green buildings”; regular service and maintenance through long-term contracts and third party commissioning of mechanical and energy projects.

Bundled Retrofits.  An important element of the M&A strategy is to acquire energy management service companies with an established customer base in each of the afore-mentioned categories. The customer base of each potential acquisition will present an opportunity to cross-sell bundled retrofits to the other acquired companies customer base. For example, when we acquire a company that primarily specializes in  refrigeration , we will be in position to contact its customer base and offer to provide energy management services for  lighting  and  HVAC .

Another important criteria is an acquisition candidate’s existing relationship with utilities. We are actively seeking private companies that have successfully provided utility funded rebate programs as incentives to their customers to adopt energy efficiency measures that a particular utility based rebate program is offering.

We are targeting energy management companies that specialize in several aspects of utility run energy efficiency programs including: Program Development; Program Implementation; Program Management; Program Tracking; and Program Reporting as required by oversight agencies.

We intend to acquire innovative technologies and established, reputable energy management and energy management service companies, using restricted common stock; cash and/debt in combinations appropriate for each potential acquisition.

Continue to Maintain Entrepreneurial Approach.  We will maintain an entrepreneurial approach toward our customers and remain flexible in designing projects tailored specifically to meet their needs.

Expand Scope of Product and Service Offerings. We plan to continue to expand our offerings by including new types of energy efficiency services, products and improvements to existing products based on technological advances in energy savings strategies, equipment and materials.

Meet Market Demand for Cost-Effective, Environmentally-Friendly Solutions.  Through our energy efficiency measures and products, we enable customers to conserve energy and reduce emissions of carbon dioxide and other pollutants. We plan to continue to focus on providing sustainable energy solutions that will address the growing demand for products and services that create environmental benefits for customers.

Industry Overview

The market for energy efficiency services has grown significantly, driven largely by rising and volatile energy prices, advances in energy efficiency and renewable energy technologies, governmental support for energy efficiency and renewable energy programs and growing customer awareness of energy and environmental issues.  End-users, utilities and governmental agencies are increasingly viewing energy efficiency measures as a cost-effective solution for saving energy, renewing aging facilities and reducing harmful emissions.

The clean-tech industry is a multi-billion global industry comprising several market sectors as follows: energy efficiency, including green building; water and wastewater; recycling and waste; LED lighting; energy storage; alternative energies and renewables; batteries/storage; smart grid electrical distribution system; alternative transport; and various green business, research and financial services.

In August 2010, our Board of Directors elected to broaden the Company’s focus in contrast to relying only on watering restoration and remediation, as described below under “Corporate History” We will continue to capitalize on our past investments in the patented Rapid Dewatering System, through royalty agreements negotiated from the sale of the Company’s wholly-owned subsidiary to a group of buyers, including a former officer and director.

Corporate Structure

Our corporate structure for energy efficiency related acquisitions is designed to separate the acquired companies into three wholly-owned subsidiaries of the Company, which will be operated as separate business units.

Blue Earth, Inc. Corporate Structure

** Xnergy and Blue Earth Energy Management Services Inc/Castrovilla Inc management report to Johnny Thomas CEO & President of Blue Earth Inc. Installation and service personnel of these subsidiaries report to Xnergy, Jason Davis for license supervision.

Blue Earth, Inc. Public Holding Company
Blue Earth Energy, Management, Inc.
Blue Earth Tech, Inc. License, Develop Acquire Technology and Products
Blue Earth Finance, Inc.
Xnergy, Inc. ** Alternative Energy and Energy Efficiency
Software for Internal use and Market as a Product
Energy Management Programs and Verification
HVAC Companies and HVAC Controls and Specialties, Inc.
Blue Earth Energy Management Services, Inc. and Castrovilla, Inc.

Although the seven subsidiaries will operate independently, they will work in concert to develop, manage, implement and monitor energy efficiency programs for the utilities and the small commercial businesses established customer base.

We believe that the implementation and execution of our corporate strategy will benefit our shareholders and attract investors who are looking at two bottom lines: financial profitability and social or environmental benefits produced by the Company and its products and services.

Castrovilla Acquisition

On January 19, 2011, Castrovilla Energy, Inc., a recently formed California subsidiary of the Company, acquired substantially all of the assets of Humitech of Northern California, LLC (“Humitech”), a California limited liability company and its related company, Castrovilla, Inc. (collectively, with Humitech, the “Castrovilla Acquisition”) with an Effective Date (as defined) of January 1, 2011.  Founded in 2004, Castrovilla based in Mountain View, California, had approximately $3.4 million in audited revenues in 2010, which is more than twice its 2008 revenues. Castrovilla currently serves approximately 5,400 small commercial businesses in Northern California with its 30 employees as of December 31, 2011. Castrovilla manufactures, sells and installs commercial refrigeration gaskets and strip curtains, which it sells and installs alongside many other energy efficiency products, such as EC motors, LED lights and a variety of control technologies. Castrovilla’s strategy is to sell energy efficiency bundled retrofits (refrigeration, lighting, HVAC), to its customer base.

Castrovilla participates in several ratepayer funded utility companies energy efficiency rebate programs, both through third-party programs and through its own small commercial business program,  Keep Your Cool.   The  Keep Your  Cool  program was created in response to a Request For Proposals put out by a local municipal utility, Silicon Valley Power.  Castrovilla’s proposal was accepted and the program funded several hundred thousand dollars.  This eventually resulted in contracts with over a dozen municipal utilities throughout Northern California to provide turnkey program administration and implementation.  In 2008, Castrovilla acquired the assets of Bay Area Refrigeration, a fully licensed commercial refrigeration contractor that has serviced the San Francisco Bay Area for nearly 30 years.

Castrovilla has created a business model for sustainably generating and delivering kW and kWh that benefits both the utility and the end user.  Castrovilla provides energy efficiency services to small commercial businesses and delivers custom programs directly to utilities.  The model is both expandable and scalable.  Castrovilla is well positioned in terms of capabilities and relationships with utilities and the energy service companies (ESCO) running the third-party programs.  Castrovilla intends to become a statewide and regional service provider.

Since acquiring Bay Area Refrigeration and the C-38 refrigeration contractor’s license, Castrovilla is qualified to install Electronically Commutated (EC) motors, Evaporator Fan Controllers, Anti-Sweat Heater Controllers and LED Case Lighting and other technologies.  This has made the Company’s retrofit projects far more comprehensive, which is a significant competitive advantage over companies that target only a single measure.  In fact the largest rebate programs require comprehensive retrofits to qualify for rebates.

In addition to energy efficiency retrofits, Castrovilla also has on-going contracts to provide periodic maintenance to numerous restaurants and other refrigerated facilities throughout the San Francisco Bay Area.  This includes 24 x 7 emergency refrigeration services.

In mid-2009 Castrovilla opened an online-store (www.bayarearefrigeration.com) to sell manufactured gaskets and strip curtains on both a wholesale and retail basis.  The web site also allows us to distribute refrigeration hardware, plumbing fixtures, kitchen equipment, water filtration, electrical and tools and accessories.

The purchase price for Humitech, under the Asset Purchase Agreement (“APA”) was $600,000.  This consisted of the payment of $150,000 of affiliated debt and the issuance of 267,857 shares of restricted Common Stock of Blue Earth, Inc. with an agreed upon value of $450,000, or $1.68 per share, the average closing price of the Company’s Common Stock from September 1-23, 2010, when the terms of the transaction were agreed to.  The Company also assumed trade debt of approximately $121,000.  Humitech will remain an unaffiliated non-operating entity in order to pay its other liabilities with the proceeds of the shares received from the Company, as well as from an inter-company note in the amount of $356,707 from Castrovilla, Inc.

On December 30, 2010, Castrovilla Energy, Inc. (“CEI”), a wholly-owned subsidiary of the Company’s subsidiary, Blue Earth Energy Management Services, Inc. (“BEEMS”) entered into an Agreement and Plan of Merger (the “Plan”) with Castrovilla, Inc. and the Stockholders of Castrovilla, Inc. with an Effective Date of January 1, 2011, subject to final Board approval which was obtained on January 18, 2011. CEI merged with and into Castrovilla, Inc. on January 21, 2011, which continued its existence as a wholly-owned California subsidiary of BEEMS.

Under the Plan, the Company issued an aggregate of 1,011,905 shares of its Common Stock valued at $1.68 per share, or $1,700,000, to the stockholders of Castrovilla, Inc. in exchange for all of the outstanding capital stock of Castrovilla, Inc.  All of the Company’s 1,279,762 shares issued in the Castrovilla Acquisition (collectively, the “Company Shares”) are subject to Lock-up/Leak-out and Guaranty Agreements, as amended.  The two Castrovilla, Inc. stockholders, John Pink, who continued as President of Castrovilla, Inc., and Adam Sweeney, together with Humitech (the “Stockholders”) could not sell any of the Company Shares for a six-month period beginning on the Effective Date of the Plan of January 1, 2011, and thereafter and ending June 30, 2013, the three stockholders may sell up to 2,461

Company Shares per trading day in the aggregate until all Company Shares are sold (the “Lock-up Period”).  The Company contingently guaranteed (the “Guaranty”) to the Stockholders the net sales price of $1.68 per share, provided the Stockholders are in compliance with the terms and conditions of the Lock-up Agreement and the hereinafter described performance criteria are met.

A number of shares equal in value to fifty percent (50%) of the profits, if any, from the sale of shares above $3.36 per share during the Lock-up Period will be returned to the Company.  Any deficit from sales below $1.68 per share shall be paid (i) 50% in cash, and (ii) the remaining 50% in either cash or shares of Common Stock of the Company (at their then current fair market value, or any combination thereof, at the sole discretion of the party making the payment) provided certain Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) performance criteria are achieved as discussed in the next paragraph.

For the twelve (12) months ended December 31, 2011, the Company’s EBITDA was negative and therefore there is no guarantee in effect for the quarter ending March 31, 2012 and none for the foreseeable future due to the decision to expand Castrovilla’s operations into several new states. Thereafter, the determination of whether there will be a guaranty in effect is determined as follows:

In the event that Castrovilla Inc.'s EBITDA during the Lock-up Period is less than the budgeted amount of $722,000 of EBITDA per year for each of the fiscal years ending December 31, 2012 and 2013, the $1.68 per share guaranteed price shall be decreased by the same percentage decrease that EBITDA is below the projected $722,000 of EBITDA.  All of such calculations will be in accordance with GAAP and derived from the Company’s reviewed financial statements for the first three fiscal quarters of the year and the audited financial statements for the fourth quarter of the year.  If EBITDA is zero or negative, then no Guaranty is in effect for the next quarter and the number of the Company’s Shares which could have been sold during such three-month period will not be covered by a Guaranty in the future.

The targeted EBITDA for the 12-month period from July 1, 2011 to June 30, 2012 is $722,000, or $180,500 per quarter (the quarterly rate of $180,500 is a constant for each quarter through to the end of the Lock-up/Guarantee period).  Therefore, for the 12 months ended December 31, 2011, the targeted EBITDA was $722,000.  The targeted EBITDA for each subsequent 12-month period shall be $722,000, which shall be compared to the actual performance for the most recent 12-month reporting period as illustrated above and multiplied times $1.68 to arrive at the guaranteed share price, if any.  These targeted amounts may be reduced if a majority of the Board of Directors agree on budget changes which require an acceleration of expenses thereby affecting a current year’s budgeted EBITDA.

In addition, under the Plan, the Company paid $50,000 to an unaffiliated third party for an existing obligation of Castrovilla, Inc.  There was no relationship between the Company or its affiliates and any of the other parties, prior to this transaction and with respect to the APA and the Plan.

Castrovilla Products and Services

In 2010 and 2011, Castrovilla’s revenues were generated primarily from sales of parts and equipment for refrigeration and LED Case Lighting, refrigeration service, preventative maintenance, consulting, and on-line sales.  Currently, the only materials that are purchased in large quantities are its gasket materials.  All other inventory including EC motors, Anti-Sweat heaters (ASH) controllers, LED Case Lights and other hardware are kept in low quantities or purchased on an as needed basis.

Castrovilla accesses a variety of rebate programs, always choosing the best one for a given project.  The funds that pay for the rebate programs utilized by Castrovilla are the result of California Public Utilities Commission (CPUC) requirements that all utilities in the State of California collect a “Public Benefits” charge as a percentage of the total bill.  These funds are required to be invested in energy savings programs.  This pool of money measures in the billions of dollars and pays for many programs.  Several of these programs are provided through third-party programs, which are usually administered by ESCO and consulting companies and implemented by refrigeration, lighting, HVAC and solar companies. Each program has different eligibility requirements and/or is available in different areas.  Participating in the programs in its market area allows Castrovila to provide the broadest coverage to its customers.

Castrovilla management believes that the key to sustaining and expanding its program is to take part in or take advantage of a constant stream of technological innovation.  By identifying, evaluating and verifying the best new measures Castrovilla is able to serve its 5,400 small commercial customers and bring in new ones.  In some cases Castrovilla is introduced to new measures through its work for other companies, which it can assimilate into Keep Your Cool.

Xnergy Acquisition

On September 7, 2011, Blue Earth, Inc. acquired Xnergy, Inc. (“Xnergy”), a Carlsbad, California based energy services company (the “Xnergy Acquisition”). Xnergy provides a broad range of comprehensive energy solutions including specialized mechanical engineering the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.  Xnergy also provides comprehensive maintenance and service programs, including every aspect of heating, ventilation and air-conditioning (HVAC), mechanical systems for design-build to repair and retrofit services.

Xnergy has an alternative energy project pipeline opportunity of approximately $585 million.  The projects are all located in California and the target clients are those that have a premium credit rating and have large energy needs. These candidates include hotels/casinos industrial manufacturing, life sciences, telecommunications, medical, churches, pharma and public facilities. The $585 million alternative energy project pipeline is comprised of designing, building, implementing and servicing three cutting-edge alternative energy technologies: Solar PV, Geothermal and Fuel Cells.

Xnergy Business Strategy - Energy Efficiency

In order to maximize the effectiveness of any energy efficiency measures, the following steps should be taken:

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Determine the energy efficiency goals and priorities.  Each company or organization has different priorities with regard to their energy efficiency goals.

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Reduce energy demand through Commissioning.  A thorough commissioning study will ensure that a building is performing to its design intent and will look at the following:

o

Lighting

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Mechanical / HVAC systems and controls

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Refrigeration

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Equipment (office, process, and manufacturing)

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Building Envelope (windows, foundation, walls, ceiling roof, and insulation)

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Electrical Systems

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Energy audit.  Energy usage, history, and costs may be gathered from the utility company which will be helpful in determining what areas of the facility could improve the most by implementing certain energy efficiency measures.

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Recommend energy efficiency strategies to attain goals.  Some of these recommendations may be implemented under the second bullet above.  Other energy-saving measures include more efficient equipment, self-generating systems, new controls and variable speed drives.

Alternative Energy Systems / Distributed Generation.

An alternative energy system needs to suit the facility and its owner’s needs.  The following are several systems that Xnergy has a great deal of experience with:

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Photovoltaics / Solar Power.  This popular method converts the sun’s energy directly into electricity.  PV is a viable method of generating power and more panel manufacturers are constantly increasing the efficiency and effectiveness of their equipment.

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Fuel Cells. Fuel Cells use hydrogen and oxygen, the molecules that create water, to produce electricity with no pollution. A fuel cell operates like a battery, however a fuel cell does not run or require recharging. It will produce energy in the form of electricity and last as long as fuel is supplied.

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Gas Turbines.  These are used for distributed generation of electricity.  They are reliable and have minimal maintenance costs, and have control requirements to address air pollutants.

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Combined Heat & Power (CHP) using Fuel Cells or Other Technologies.  Waste heat from the power generation process is used to create either steam or hot water which can in turn be used for heat for the building.

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Thermal Energy Storage (TES).In this process ice is made at night during off-peak energy pricing, and stored for use during the day to cool the building when it is occupied.

Energy Procurement / Finance Options / Incentives

Along with the increasing demand for energy resources there are also more and more incentives to implement energy saving strategies for traditional and alternative energy systems.  Along with these incentives there are some creative methods to attain and pay for power:

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Power Purchase Agreements (PPA’s).This popular method is a long-term agreement to buy power from a source that produces electricity.  Under a standard PPA, the power source assumes the risk of operating and managing the electricity.  This method frees up capital that a company could use elsewhere in its business operations while still maintaining low electricity costs.  Xnergy has established relationships with the financing sources and can find and broker the right deal for the facility.

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Synthetic Lease Agreements (SLA’s).  This method enables a lessee to obtain equipment  without having the debt on the company balance sheet.  The lessee can still get all the tax benefits (and burdens) of ownership, including the asset depreciation.

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PV: California Solar Initiative (CSI) Incentive:  For photovoltaic/solar systems, the CSI provides an incentive - based on the system size - for a newly implemented PV system.  Xnergy will help navigate the process and can assist in filling out the application and necessary paperwork needed in order to acquire the incentive.

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Tax Credits for Alternative Energy Implementation.  The federal government has extended the tax credits to companies upon the implementation of alternative energy systems. This credit can exceed 30%, depending on the tax bracket.

Plan of Merger

Pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Plan”), the Company purchased all of the capital stock of Xnergy for a Purchase Price of $15,012,010 (the “Purchase Price”).  The Company issued to the two shareholders of Xnergy, D. Jason Davis and Joseph Patalano (the “Xnergy Stockholders”) an aggregate of 4,500,000 shares of restricted Common Stock, valued at $3.00 per share in the merger agreement.  However, the common shares were subsequently valued at $1.72 per share for accounting purposes based upon the average closing price of the Company's common stock from September 8, 2011 through trading on September 26, 2011.  The shares are subject to a lock-up period whereby 1,000,000 of the shares are eligible for sale beginning one year from the closing date and the remaining 3,500,000 shares are eligible for sale commencing two years from the Closing Date. The Xnergy Stockholders acquired all of the shares of Xnergy owned by a former stockholder of Xnergy, for $2,700,000 under an agreement between the parties. The Company paid the Xnergy stockholders $10.00 and other good and valuable consideration for the right to assume payment to the former stockholder of the unpaid balance of $1,512,010. The Company renegotiated the Note and will continue to make payments to the former stockholder until paid in full.  Payment is collateralized by restricted shares of Blue Earth Common Stock based on a market price formula in the event of default.  See “Legal Proceedings” below for further information on amendments to the foregoing agreements.

The Company simultaneously entered into a Securities Purchase Agreement with Messrs. Davis and Patalano, the members of ecoLegacy LLC, to acquire said company which will continue to serve as a financing vehicle for Xnergy Distributed Energy Projects and is expected to receive recurring revenue from the equity portion of the alternative energy pipeline project described above.  The consideration for the acquisition of ecoLegacy LLC was Blue Earth’s assumption of $143,681 liability for legal services rendered to Xnergy. Hence, for valuation purposes, the proper price/share for accounting purposes is $1.72/share or $7,740,000 for the shares plus the cash component as stated above.

D. Jason Davis, as CEO of Xnergy, and Joseph Patalano as COO of Xnergy, entered into five-year employment agreements with the Company and D. Jason Davis is expected to become a director of the Company.  Their employment agreements include a bonus plan based upon sharing a percentage of earnings above certain minimum thresholds for the three fiscal years ending December 31, 2013.  The Xnergy Stockholders each signed a non-competition and non-solicitation agreement extending until two years after voluntary separation from employment. All Xnergy employees, other then Messrs. Davis and Patalano, shall be eligible to participate in the Company’s employee stock option plan.  Certain key employees, selected by Jason Davis, shall receive a total 66,667 shares issuance based on a formula of years of services and salary and restricted shares of the Company’s Common Stock, which shall not be eligible for sale prior to one-year from the Closing.

Supply Agreement

On October 5, 2011, the Company entered into a “Retail Petroleum/Convenience Store Energy Efficiency Joint Development Agreement (the “JDA”) with General Supply & Services, Inc. (“Gexpro”), of Shelton, Connecticut and G&N Holdings LLC, d/b/a eCORE Technology, of Torrance, California, which was terminated on February 14, 2012, and the Company maintains “at will” relationship with Gexpro.  Under the JDA the parties were to market, implement and provide financing to more than 2,000 independently owned retail petroleum/convenience store sites operating in selected North American markets.

Gexpro and other suppliers will supply equipment, including lighting and motors on an  individual contract-by-contact basis.

Exclusive Private Label And Manufacturing Rights to SwitchGenie Patented Lighting Controls Technology

On May 16, 2011, Blue Earth obtained the exclusive perpetual private label license (the “License”) and manufacturing rights to an innovative and patented lighting controls technology from SwitchGenie LLC (n/k/a Logica Lighting Controls,LLC, hereinafter “Logica”) , and James F. Loughrey.  The purchase price consisted of (i) $100,000 cash; (ii) 150,000 restricted shares of common stock subject to the terms and conditions of a Lock-Up/Leak-Out Agreement; and (iii) a royalty equal to 4% of gross profits from the sale of products utilizing the IP, for a 10 year period, with an initial review of this and other terms, three years from the execution of the License.

Pursuant to an agreement in principle reached on June 22, 2012, the parties agreed to terminate the License and the Loughreys will retain 75,000 shares of Common Stock.  They are expected to forfeit 75,000 shares of Common Stock and Warrants to purchase 160,000 shares of Common Stock.  Blue Earth will have a non-exclusive license to purchase products from Logica using all technology and intellectual property related to Logica ballasts.  Blue Earth will not have any manufacturing rights for Logica products.  However, Blue Earth will be able to purchase Logica products at 18% over cost.

This technology is based on distributed intelligence that embeds a microprocessor to control the “switch” inside a fluorescent ballast. The microprocessor can now control each individual fluorescent tube in either an “on/off” state using the existing wall switch to send instructions to the “smart ballast” which controls the on/off state of each tube. As important, each fluorescent tube can be optionally controlled by a wireless device, including a computer, which can control a network of lights in any given facility. The energy cost savings realized are immediate and long term.

The patented technology is an innovative, energy saving solution, that is superior to existing fluorescent dimming, for multi-lamp fluorescent fixtures in commercial, public and industrial buildings including office complexes, universities, schools, warehouses, retail stores, shopping centers, malls, sports arenas and military complexes. By simply replacing the ballast in these fixtures with the patented “switch” ballast the end user is able to control fixtures and turn on only the number of lamps necessary for a particular application. Typically, electrical energy savings are greater than 50% and ROI of the entire system is typically less than two years and less than one year with rebates.

On May 16, 2011, the Company entered into Consulting Agreements, which were subsequently terminated in January 2012, with Jim and Kaye Loughrey, principals of SwitchGenie, to specify and direct all the manufacturing and quality control activities under the now terminated perpetual License.  The 160,000 Warrants issued to Jim and Kaye Loughrey were forfeited under the Settlement Agreement.

Rapid Dewatering System (RDS)

On August 31, 2010, pursuant to a Stock Purchase Agreement, the Company sold to various shareholders including its former Chairman and interim CEO, all of the issued and outstanding common stock of Genesis Fluid Solutions, Ltd. (“GFS”) then a wholly-owned subsidiary.  As described under “Certain Relationships and Related Transactions - Discontinued Operations”, in addition to 6,331,050 shares of Common Stock of the Company and approximately 3,011,000 options and warrants returned to the Company by the purchasers of GFS, we received a 6% royalty on all gross revenues derived from dewatering operations and  the sale, lease or licensing arrangements of the Rapid Dewatering System (“RDS”) and/or any of the dewatering boxes of its affiliates until the Company receives $4 million and a royalty of 3% of gross revenues thereafter not to exceed a cumulative royalty of $15 million.

The GFS patented RDS removes different types of debris, sediments, and contaminates from waterways and industrial sites, which assists in the recovery of lakes, canals, reservoirs and harbors. The RDS system separates water from the solid materials that are dredged, a process that is known as dewatering.  GFS believes its technologies have a variety of benefits for both industry and the environment, however GFS has had very limited revenues to date.  Many waterways worldwide suffer from eutrophication or deterioration, leading to the formation of wetlands. This typically results from agricultural run-off and other man-made causes. Some waterways are so polluted and stagnant that their animal and plant life die off and, in the case of rivers and streams, the current ceases to flow.  Cleaning a waterway often requires dredging. Dredging empties the water body of large quantities of built-up debris along the bottom, ranging from coarse material, such as shells, organic vegetation and garbage, to sand and fine grained sediment, such as clays, silts and organics.

Market Size

According to a 2009 McKinsey & Company report there are a total of $130 billion worth of energy saving opportunities annually in the U.S. economy that go unrealized. The central conclusion of the report states that energy efficiency offers a vast, low-cost energy resource for the U.S. economy. Significant and persistent barriers will need to be addressed at multiple levels to stimulate demand for energy efficiency and manage its delivery across more than 100 million buildings and literally billions of electronic devices. If executed at scale, a holistic approach would yield gross energy savings of more than $1.2 trillion, well above the $520 billion needed through 2020 for upfront investment in efficiency measures (not including program costs). Such a program is estimated to reduce energy consumption in 2010 by 9.1 quadrillion BTU’s, roughly 23% of projected demand, potentially abating up to 1.1 gigatons of greenhouse gases annually.

We are focusing our efforts in the multi-billion dollar energy efficiency segment of the clean-tech industry.  Energy efficiency companies, sometimes referred to as energy services companies, (ESCO), develop, install and arrange financing for projects designed to improve the energy efficiency of buildings and other facilities. Typical products and services offered by energy efficiency companies include boiler and chiller replacement, HVAC upgrades, lighting retrofits, equipment installations, on-site cogeneration, renewable energy plants, load management, energy procurement, rate analysis, risk management and billing administration. Energy efficiency companies often offer their products and services through ESPCs. Under these contracts, energy efficiency companies assume certain responsibilities for the performance of the installed measures, under assumed conditions, for a portion of the project’s economic lifetime.  According to a 2010 Lawrence Berkeley National Laboratory study, which analyzes the current size of the energy efficiency services sector, sector growth projections to 2011 and market trends for energy efficiency related services, the sector in aggregate will have annual revenues exceeding  $7  billion in 2011. The above forecast under the high growth scenario for spending in 2015, in the energy efficiency services sector, is estimated to be $50 billion with ESCO revenues representing twenty-five percent or $12.5 billion.

Investment levels in energy efficiency in buildings in the private and public sectors and industrial manufacturing facilities have remained strong despite the global recession according to the Energy Efficiency Indicator (EEI) recently released by Johnson Controls, Inc. The EEI tracks energy management priorities, practices and investment plans among decision makers responsible for managing commercial buildings and their energy use.

Across all regions surveyed, energy management is considered an important priority among commercial decision-makers. While motivations differ from region to region, cost savings is consistently the most important factor driving investments. The current economic environment has led many organizations to search for opportunities to reduce their operating costs. There has been a growing awareness that reduced energy consumption presents an opportunity for significant long-term savings in operating costs and that the installation of energy efficiency measures can be a cost-effective way to achieve such reductions.  After cost savings, lowering greenhouse gas emissions is the second most important motivator for energy efficiency in all regions except North America, where boosting public image and taking advantage of government/utility incentives rank higher in importance.

According to the American Council for an Energy-Efficient Economy (“ACEEE”) there is approximately 67 billion square feet of commercial floor space in the U.S.  Commercial buildings account for 17% of total energy consumed in the U.S. at an average cost of $1.21 per square foot of commercial floor space. ACEEE points to energy efficiency in buildings as the cleanest, lowest-cost, most sensible way of promoting economic prosperity, energy security and environmental protection.

The ACEEE 2011 State Energy Efficiency Scorecard reports that states are demonstrating their growing interest in energy efficiency as a means to bolster their economies. Governors, state legislators, officials and citizens, increasingly recognize energy efficiency - the kilowatt hours and gallons of gasoline saved that we don’t use thanks to improved technologies and practices - as the cheapest, cleanest and quickest energy resource to deploy.

In 2011, energy efficiency continued to build momentum in the states despite the sluggish economic recovery, a partisan political climate and the failure of Congress to develop a comprehensive energy policy. Politicians and citizens are increasingly recognizing that energy efficiency is a key solution to our economic, energy, and environmental challenges. Fully harnessing America’s untapped, abundant energy efficiency resource will not only save consumers and businesses money, but will also unleash technological innovation and new business opportunities that create and sustain jobs. As they have over the past decades, states continue to provide the leadership needed to forge an energy-efficient economy, which reduces energy cost, spurs job growth and benefits the environment. Other key findings include:

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Earning the #1 ranking, Massachusetts has overtaken California, which had placed atop the rankings the last four years. Central to Massachusetts ’  success is the continued implementation on the 2008 Green Communities Act, which laid the foundation for greater investment in energy efficiency programs.

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This year’s most improved states include Michigan, Illinois, Nebraska, Tennessee, Alabama, and Maryland. Michigan, Illinois and Maryland have significantly increased utility-sector energy efficiency efforts in order to meet energy savings targets established in Energy Efficiency Resource Standards (EERS) passed in 2008.

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Not far behind Massachusetts and California, a group of states including New York, Vermont, Oregon, Washington, Connecticut, Minnesota and Rhode Island remain in the top ten and continue to lead the nation in energy efficiency policy and program implementation across all economic sectors.

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Twenty-four states have adopted or have pending Energy Efficiency Resource Standards (EERS) which set long-term, fixed efficiency savings targets, and drives utility sector investments in energy efficiency programs.  States that adopted EERS policies in 2007 and 2008 are realizing significant energy and moving ahead in scorecard rankings.

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Twenty-nine states have either adopted or have made significant progress toward the adoption of the latest energy saving building codes for homes and commercial properties, up from twenty in 2010 and ten in 2009.

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A group of leading states remains ahead of the curve in adopting policies to reduce vehicle miles traveled and promote the purchase and manufacture of efficient vehicles. A major gap exists, however, as over half the states have minimal or no policies to encourage efficiency in the transportation sector.

Additional Market Drivers

Castrovilla’s key markets in 2010 and 2011 were third-party utility rebate programs, Keep Your Cool rebate program, restaurant and convenience store maintenance and service, consulting and wholesale and Internet sales.  Castrovilla services the San Francisco Bay Area, California’s Central Valley region, Sacramento and San Diego, California and Spokane, Washington.

Utility Rebate Programs. In a number of markets throughout the U.S., local electrical utilities and related organizations are offering rebates for the purchase and installation of energy efficient products and systems. Ratepayer funded programs are offered by utilities to encourage load reductions by its customers. These incentives may be structured as one-time up-front rebates on energy efficient equipment or may consist of payments per measured kWh saved over a course of several years. Small commercial businesses can leverage the cost of  retrofits  with incentives received through ratepayer-funded energy efficiency programs.

Rebate incentives are typically used to buy down utility retrofit project costs for energy efficiency programs. The customer can receive the rebate directly from the utility, or the energy service company may assist in identifying programs that the small commercial business may qualify for and may collect the rebate on the customer’s behalf.

Many utility companies employ demand side management (DSM) programs to help reduce energy consumption. These regulated programs benefits the customer by subsidizing the first cost of capital improvements that provide long - term energy and operational cost savings. Currently, energy efficiency rebates are only offered by specific electrical utilities and the respective rebate programs and requirements change frequently.

Rising and Volatile Energy Prices. Over the past decade, energy-linked commodity prices, including oil, gas, coal and electricity, have all increased and exhibited significant volatility. From 1999 to 2009, average U.S. retail electricity prices have increased by more than 50%.

Aging and Inefficient Facility Infrastructure. Many organizations continue to operate with an energy infrastructure that is significantly less efficient and cost-effective than what is now available through more advanced technologies applied to lighting, heating, cooling and other building systems. As these organizations explore alternatives for renewing their aging facilities, they often identify multiple areas within their facilities that could benefit from the implementation of energy efficiency measures, including the possible use of renewable sources of energy.

Movement Toward Industry Consolidation. As energy efficiency solutions continue to increase in technological complexity and customers look for service providers that can offer broad geographic and product coverage, we believe smaller niche energy efficiency companies will continue to look for opportunities to combine with larger companies such as the Company that can better serve their customers’ needs. Increased market presence and size of energy efficiency companies should, in turn, create greater customer awareness of the benefits of energy efficiency measures.

Increased Use of Third-Party Financing. Many organizations desire to use their existing sources of capital for core investments or do not have the internal capacity to finance improvements to their energy infrastructure. These organizations often require innovative structures to facilitate the financing of energy efficiency and renewable energy projects.

Castrovilla Sales and Marketing

Castrovilla utilizes direct marketing through seven outside sales representatives, who are compensated with a base salary and commission, and relationships with utility representatives, program representatives and trade organizations to generate new projects.  Castrovilla also maintains the following web sites: www.BARefrigeration.com (on-line commerce capabilities); www.BayAreaRefrigeration.com (redirects to www.BARefrigeration.com); www.KeepYourCool.org and www.blueearthems.com.

Castrovilla Customers

Castrovilla’s key customers in 2009 were the Keep Your Cool utility rebate program, Ecology Action - Right Lights utility program, KEMA and San Francisco Energy Watch and third-party utility rebate programs.  In 2010, the key customers were KEMA, Keep Your Cool, and Ecology Action-Right Lights utility program.  In 2011, the key customers were KEMA, Keep your Cool, Ecology Action - Right Lights Program and PECI - Energy Smart Jobs Program.

U.S. Energy Affiliates Financing Agreement

On December 19, 2011, the Company entered into a Finance Agreement with US Energy Affiliates, Inc. (“USEA”).  USEA is a finance company specializing in financing energy efficiency retrofit upgrades with a successful history of financing small businesses, such as gas stations with convenience stores, small hotels/motels and other small businesses.  Pursuant to the terms of the Finance Agreement.  USEA received 125,000 shares of restricted common stock of the Company, valued at an aggregate amount of $188,750 or $1.51 per share of common stock, the ten-day average closing price at the time of negotiations, in exchange for exclusivity in California through September 30, 2012.  Exclusivity shall automatically be extended by meeting certain agreed upon performance criteria.  USEA will continue to provide financing for the Company’s energy efficiency and alternative energy projects in all market sectors throughout the U.S and Canada even if exclusivity for California ends.  Following the exclusivity term, on a non-exclusive basis, USEA has agreed to finance Company projects throughout the United States and Canada, in all market sectors subject to certain USEA lending criteria.

Xnergy Sales and Marketing

Since Xnergy is a multi-faceted company with more service offerings than most, there are several unique sales and marketing strategies that are used.  These can be both very positive to the business model while being challenging to properly implement.  Here is a summary of our sales approach for our varying capabilities:

ESCO:  Energy Services Company

For Xnergy as ESCO, our sales and marketing approach is to offer customers customized and all-encompassing energy efficiency solutions tailored to meet their economic, operational and technical needs. The sales process for these opportunities can take up to 24 months, with public agency / governmental customers tending to require the longest sales processes. We identify project opportunities through referrals, conferences, warm leads, cold calls and occasionally through requests for proposals. Our direct sales force develops and follows up on customer leads and, in some cases, works with customers to develop their facility’s energy strategies.

The Xnergy plan involves decreasing a facility’s energy consumption and demand first through identification of Energy Conservation Measures (ECM’s).  Through our knowledge of the federal, state, local governmental and utility environment, we assess the availability of energy, utility or environmental-based incentives for usage reductions, which helps us optimize the economic benefits of a proposed project for a customer.

After we have identified and implemented these ECM’s, the facility demand has been reduced and now we move on to the self-generation options that would benefit the customer.  We can provide these projects “turn-key” to the customer.  Depending on the particular scenario, we can engineer, install, commission, and maintain the system after it is installed.  We also are able to offer financing options via lease or PPA’s (Power Purchase Agreements).  Through a PPA, we would finance the project, then sell the power to the client at a rate less than and/or more consistent than what they get from the utility.

After the project has been completed our Operations & Maintenance group can service and maintain the equipment that was installed.  This added value helps ensure our clients that Xnergy wants to be a partner for life and will stand by our projects.

General Contractor

Xnergy offers engineering, construction, and construction management services to a variety of industries.  Xnergy has tradesmen that perform the majority of work for most projects.  The trades which are most prevalent for us:

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Mechanical

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Pipefitting/plumbing

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Electrical

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Framing/drywall

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Concrete

Our ability to self-perform these trades enables us to keep costs down for our customers by not having the third-party markups adding margin into projects.

Having engineering and construction capabilities “in-house” enables Xnergy to provide complete turn-key projects to our clients.  Having these abilities also makes it a natural fit for us to perform design-build projects, which save our customers money while also enabling the projects to have the minimum number of challenges/issues.

Knowing our strengths and the types of facilities that most benefit from our services allow us to concentrate sales and marketing efforts on industries such as life sciences, semi-conductor, and other high-technology organizations.  We are active participants in associations that involve professionals from these target companies, and use these as networking opportunities to help increase sales leads.

Service:  Operations & Maintenance

Xnergy offers O&M services for HVAC and energy systems.  We offer traditional HVAC services including repairs, retrofits, and preventive maintenance contracts.  These contracts can be year-to-year or multi-year.  We also offer PM agreements which essentially provide the client warranty coverage if any of the components we are maintaining break down.

Commissioning

Our sales and marketing approach for commissioning is similar to our General Construction and Service segments in terms of the target markets.  The Xnergy commissioning group, labeled Benchmarcx, performs energy audits, HVAC testing and balancing, and system start-up for all construction and energy projects.  Benchmarcx is able to target other general and mechanical contractors that do not have the in-house commissioning capabilities so Benchmarcx can market itself to them.  This is done through direct sales and marketing efforts.  In addition to these targets, Benchmarcx also focuses on the end-users directly. These include clients occupying space where commissioning is more critical, such as labs, clean rooms, and manufacturing suites.

Competition

Castrovilla

The clean-tech industry is highly competitive. The energy efficiency segment for small commercial businesses is also highly competitive.  Castrovilla competes with various types and sizes of companies ranging from local and national service providers, local refrigeration contractors, such as Egain and Energywise and rebate program administrators.  Castrovilla differentiates itself as the only fully-licensed, comprehensive contractor in Northern California which sells and installs energy efficiency projects through utility rebate programs, and which contracts directly with utilities, allowing it to perform retrofit services and secure rebates for its small and large customers who operate locations served by multiple utilities.

Few contractors in Castrovilla’s market area actually participate in the third-party program process.  The reluctance is attributable to the considerable amount of paperwork required for each project.  Having completed thousands of applications, however, Castrovilla is accustomed to preparing the appropriate documents.  Because of the new comprehensiveness requirement for refrigeration projects, several of the previously participating companies are no longer qualified.  Finally, both the utilities and the third-party administrators have become stricter about contractor participation requirements, which is actively removing unqualified and unscrupulous vendors.  As a contractor who is regularly contacted by the utilities and the third-party program administrators to repair issues left behind by others, Castrovilla’s reputation is among the best.

We intend to compete based on the following:

Comprehensive Service Provider. We offer to our customers expertise in addressing almost all aspects of energy efficiency. Our staff from acquired companies is expected to provide the capability and flexibility to determine what energy efficiency measures are best suited to achieve the customer’s energy efficiency and environmental goals.

Independence. We are an independent company with no affiliation to any equipment manufacturer, utility or fuel company. Unlike affiliated service companies, we have the freedom and flexibility to be objective in selecting particular products and technologies available from different acquisition candidates and suppliers in order to optimize our solutions for customers’ particular needs.

Experienced Management. Our executive officers each has almost 30 years of experience in founding, acquiring and operating publicly held companies in diverse business sectors.

Federal and State Qualifications. The federal governmental program under which federal agencies and departments can enter into ESPCs requires that energy service providers have a track record in the industry and meet other specified qualifications. Over 20 states require similar qualifications. We intend to acquire companies which meet these qualifications. This will provide us with the opportunity to continue to grow our business with federal, state and other governmental customers and differentiates us from energy efficiency companies that have not been similarly qualified.

•

Federal. In 2007, the United States enacted the Energy Independence and Security Act which mandates that federal buildings reduce energy consumption by 30% by 2015 compared to their 2003 baseline and contains multiple provisions promoting long-term ESPCs. The U.S. Department of Energy also has a number of research, development, grant and financing programs - most notably the DOE Loan Guarantee Program - to encourage energy efficiency and renewable energy. Additionally, the United States has adopted federal incentives for renewable energy, including the production tax credit, investment tax credit and accelerated depreciation.

•

States. At the U.S. state level, significant measures to support energy efficiency and renewable energy have been implemented, including as of December 31, 2009, the following:

o

20 states have adopted energy efficiency resource standards, or EERS, and long-term energy savings targets for utilities.

o

29 U.S. states and the District of Columbia have renewable portfolio standards, or RPS, in place, and six states have renewable portfolio goals.

o

14 states have passed legislation enabling a new financing mechanism known as Property Assessed Clean Energy (PACE) Bonds. The bonds provide funds that can be used by commercial and residential property owners to finance efficiency measures and small-scale renewable energy systems.

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Economic Stimuli. Governments worldwide have allocated significant portions of economic stimuli to clean energy. The American Recovery and Reinvestment Act of 2009 allocated $67 billion to promote clean energy, energy efficiency and advanced vehicles. Additionally, the Emergency Economic Stabilization Act instituted a grant program that provides cash in lieu of the investment tax credit for eligible renewable energy generation sources which commence construction in 2010.

Key factors in the award of contracts include system and service performance, quality, price, design, reputation, technology, application engineering capability and energy management services. Competitors for contracts in the small commercial businesses marketplace include many local, regional, national and international companies with greater resources than we have.

The domestic energy services market for small commercial businesses is highly fragmented, which we believe, provides a viable point-of-entry for acquiring established, reputable, profitable energy services companies who are seeking access to growth capital and innovative, commercially proven, cost-effective energy efficient technologies.

There are three principal types of energy efficiency companies:

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Independent Energy Services Companies - Energy efficiency companies such as the Company, which are not associated with an equipment manufacturer, utility or fuel company. Most of these companies are small and focus either on a specific geography or specific customer base.

•

Utility-Affiliated Energy Services Companies - Companies owned by regulated North American utilities, many of which were traditionally focused on the service territories of their affiliated utilities, but have since expanded their geographical markets. Examples include Constellation Energy Projects and Services and ConEdison Solutions.

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Equipment Manufacturers - Companies owned by building equipment or controls manufacturers. Many of these companies have a national presence through an extensive network of branch offices. Examples include Honeywell, Johnson Controls and Siemens.

Xnergy

The energy services segment for non-residential customers and utility scale projects is highly fragmented and also highly competitive on a local, regional and national basis. Xnergy competes with various types and sizes of companies ranging from local energy and mechanical services providers including Pacific Rim Mechanical and Apex Mechanical and national energy services providers such as Johnson Controls, Inc. and Ameresco. Xnergy has only a few competitors in the Life Sciences portion of its business including Pacific Building Group and DBC Inc. on a local basis and DPR Construction on a regional and national basis. The competitors in the engineering, procurement and construction (EPC)/alternative energy segment of its business include AECOM, Chevron Energy Solutions an a national basis and solar project installers including Borrego Solar, Helio Power and Sullivan Solar among others on a local basis. Also, several Chinese solar panel manufacturers have begun to provide EPC services as part of their vertical market strategy. The competitors for our commissioning business activities include KEMA, Inc. and MBO, Inc.

Xnergy differentiates itself from its competitors in a number of ways, including providing its customers with an in-depth array of turnkey services and energy efficient products. Xnergy is technology neutral and diligently seeks to locate and provide its clients with the most beneficial technology that is currently available. Xnergy is also unique in its capability to install solar, cogeneration, fuel cells, geothermal and wind-powered systems. The majority of its competitors specialize in designing or installing only one of these types of energy systems. Also in contrast to several of its competitors, Xnergy offers complete engineering and energy analysis (energy auditing or retro-commissioning) to ensure its clients are using their existing energy in the most efficient manner prior to designing an alternative energy option. Xnergy also differentiates itself by being fully licensed and self-performing most of the major and critical trades including electrical, piping, HVAC, plumbing and general construction work.  Being vertically integrated with its Service Group allows Xnergy to offer complete after construction O & M services through the life of the energy asset.

Water Recovery

The dewatering business is highly competitive. GFS expects to depend on government contracts for a significant portion of its business. Competition for government contracts depends upon its ability to satisfy bidding requirements, as well as subcontracting requirements in the event that GFS is a subcontractor to a prime contractor. Many larger more well capitalized companies may be able to satisfy the financial, size, equipment, employment, bonding, certification, track record, and other government regulatory requirements more readily than GFS is able to.  Typical competitors are represented by the following companies:

GFS will directly market services to government and other users, and licensing its technology to others. GFS intends to initially focus our efforts on the United States, Europe and the Pacific Rim.

GFS may provide the equipment and training necessary to launch projects while retaining ownership of equipment and intellectual property. By seeking to cultivate strategic relationships with large, established companies in various regions of the world, GFS believes it can grow more quickly than establishing offices throughout the world.

Government and Environmental Regulation

Energy Efficiency

Various regulations will affect the conduct of our business. Federal and state legislation and regulations enable us to enter into ESPCs with government agencies in the United States. The applicable regulatory requirements for ESPCs differ in each state and between agencies of the federal government.

Our projects must conform to all applicable electric reliability, building and safety, and environmental regulations and codes, which vary from place to place and time to time. Various federal, state, provincial and local permits are required to construct an energy efficiency project or renewable energy plant.

Water Recovery

GFS’ operations are subject to various environmental laws and regulations related to, among other things: dredging operations; the disposal of dredged material; protection of wetlands; storm water and waste water discharges; and, transportation and disposal of hazardous substances and materials. GFS is also subject to laws designed to protect certain marine species and habitats.  GFS projects may involve transportation and disposal of hazardous waste and other hazardous substances and materials. Various laws strictly regulate the removal, treatment and transportation of hazardous substances and materials and impose liability for human health effects and environmental contamination caused by these materials.

Intellectual Property

The Company has applied for trademarks for the names eecoStationTM and eecoSmart.TM   GFS has invested significantly in the development of proprietary technology and also to establish and maintain an extensive knowledge of the leading technologies, and incorporate these technologies into the RDS and the services that GFS offers and provides to its customers. GFS holds a patent, which expires in 2021, that covers the European Union, China, South Africa, Eurasia and New Zealand; a patent pending in the United States, which is expected in the next 12 months; and, a number of other patent applications. GFS believes that it holds adequate rights to all intellectual property used in its business and that it does not infringe upon any intellectual property rights held by other parties.

Employees

As of June 27, 2012, Blue Earth, Inc. had three employees, consisting of its two executive officers and one administrative person.  Castrovilla, Inc. had 32 full-time, non-union employees, including its President, John Pink and no part-time employees.  Castrovilla employees include 3 key management, 7 in administration, 12 technicians who perform product installation and field service, 7 engaged in sales and marketing and 3 in shop/gasket manufacturing.  Xnergy had 36 full-time non-union employees, and no part-time employees.  Xnergy employees include 9 key management, including its Chief Executive Officer and Chief Operating Officer, 3 in sales and business development, 5 in service operations and 19 in construction operations. HVAC Controls & Specialties, Inc. had 10 full-time non-union employees and no part-time employees. HVAC employees include 2 key management including its President, 1 in Sales and Marketing, 6 technicians and 1 in administration.

The Company expects to continue to use subcontractors and independent consultants until such time as further acquisitions are made.

Properties

The Company’s executive offices are located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052; Tel (702) 263-1808.  The Company entered into a 37 month lease for the facility commencing in December 2010 at a monthly rental of $3,000 for approximately 2,500 square feet of office space.  Castrovilla’s executive offices are located at 253 Polaris Avenue, Mountain View, California under a lease ending on June 30, 2012.  The monthly rental is $5,000 for approximately 7,300 square feet of space, which features one conference room and shop and can accommodate three crews per day manufacturing gaskets.  Castrovilla’s  fixed assets include numerous vehicles; minor machinery and equipment such as gasket welders, a gasket sealing stand and jigs, a fume exhauster and blower, and office equipment.

Xnergy’s executive offices are located at 2721 Loker Avenue, West Carlsbad, CA 92010.  The monthly rental is $22,000 for approximately 16,672 square feet of manufacturing and office space.  Pursuant to a “Letter of Intent for Terms and Purchase of Gosselin’s Investment in Xnergy (the “Term Sheet”), dated June 17, 2008, Xnergy’s management, D. Jason Davis and Joseph Patalano, severed or amended all business relationships with a co-founder, Jeff Gosselin.  Xnergy is paying Gosselin $22,000 per month for rent on its premises.  See “Legal Proceedings” below.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. Except as described below, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.

In June 2010, D. Jason Davis and Joseph Patalano, Xnergy’s management, commenced a lawsuit in the Superior Court of the State of California for the County of San Diego (Case No. 37-2010-00066050-CU-CO-EC) against Jeff Gosselin, a co-founder and former shareholder of Xnergy (the “Action”).

On December 28, 2011, the Company entered into a Capital Stock Purchase and Lease Agreement with D. Jason Davis, Joseph Patalano, Jeff Gosselin, CJ3 LLC, a California limited liability company (“CJ3”), Xnergy, Inc. and Cheryl Gosselin, the material terms of which are as follows:

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The Company settled all disputes in connection with the Action between Xnergy and Jeffrey Gosselin.

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All unresolved issues involve the other parties and they have agreed to submit to arbitration disputes arising from a 2008 agreement by and among Gosselin, Xnergy, Davis and Patalano.

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The Company agreed to purchase Gosselin’s shares of common stock of Xnergy previously contracted to purchase by Davis and Patalano.  The Company had previously made payments in the amount of $193,823.84 in connection with this obligation.

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The remaining balance of the purchase of Xnergy common stock from Gosselin is being paid pursuant to a promissory note issued by the Company to Gosselin, dated as of November 5, 2011, in the principal amount of $1,357,358.41 (the  “ Note”).  The Note accrues interest at 7.75% per annum and is payable in monthly installments of $48,455.96 until the principal and interest are paid in full.  The Note is secured by shares of common stock of the Company, the amount of which will be equal to the average closing price of the Company’s common stock for the ten trading days prior to the date of any default by the Company.

•

The parties agreed to mutually indemnify and hold harmless the other parties, on the one hand for Gosselin, from any claims arising from the Company’s operations, and on the other hand for the Company, from any and all claims arising from Gosselin ’ s action or inactions related to the Agreement.

In December of 2011, the Company was served with a third party complaint to bring the Company into a vendor lawsuit between Genesis, the private company formerly a subsidiary of the Company, and Eagle North America, Inc., also known as Press Rentals. Press Rentals and Genesis have a lawsuit involving the payment of about $55,000 in rental charges, with an additional $108,000 for legal fees. Genesis has brought the Company into the lawsuit, alleging that the Company has an obligation due to its prior subsidiary status. The Company has retained counsel and filed for dismissal.

There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his (her) successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position with the Company

Laird Q. Cagan	53	Chairman of the Board of Directors
Johnny R. Thomas, Ph.D.	70	Chief Executive Officer, Interim Chief Financial Officer, President and a Director
John C. Francis	63	Vice President of Corporate Development and Investor Relations

Laird Q. Cagan, Director. Mr. Cagan has served as a director of the Company since February 21, 2011.  He is an investor in the Company who has served as a director and officer of several publicly traded companies. He has 20 years of experience in investing in and building high growth technology companies as well as 5 years in the investment banking industry.  During the 1990’s he invested in and helped build 15 high tech companies with over $500 million of equity capital invested in those companies.  He is a co-founder and Managing Director of Cagan McAfee Capital Partners, LLC (“CMCP”) a private investment firm and merchant bank he founded in 2002.  CMCP has founded, funded and taken public 10 companies in a variety of industries including energy, alternative energy, healthcare, information technologies, and environmental.  CMCP portfolio companies have raised over $600 million of equity capital and over $2 billion of capital has been invested in those companies or their projects.  Mr. Cagan previously worked for the two of the largest investment banks in the world, Goldman, Sachs & Co. and Drexel Burnham Lambert.  In all, he was involved in over 30 transactions valued at more than $15 billion, bankruptcy work-out transactions of more than $2 billion, and a variety of equity, high-yield bond and senior debt financings.  Mr. Cagan was the founding Chairman of Evolution Petroleum Corporation (AMEX: EPM), a company he founded to develop mature oil & gas fields with advanced technologies.  He is a director and founder of Calpian, Inc. (CLPI.OB) and Career College Holding Co., Chairman and founder of Global Carbon Group, and a former director of AE BioFuels, Inc. (AEBF.PK) and Camac Energy, Inc. (AMEX: CAK). Mr. Cagan is licensed with FINRA under Series 24, 7 and 63, and is currently a registered representative and Managing Director of Colorado Financial Services Corporation (“CFSC”), a FINRA-licensed broker-dealer.  CFSC is not affiliated with CMCP.  Mr. Cagan attended M.I.T. and received a BS, MS and MBA from Stanford University.  He is a graduate of the UCLA Director’s Training Program.  He is the founding Chairman of the SF Bay chapter of the Young Presidents’ Organization.  He is a former member of the Stanford University Athletic Board and is a member of the Olympic Club, the oldest athletic club in America.

Johnny R. Thomas, Chief Executive Officer and President.  Dr. Thomas has been a director of the Company since February 22, 2011.  He has been employed by the Company as Chief Executive Officer and President since September 1, 2010.  Prior thereto, he served as Chairman of the Board, Chief Executive Officer and President of Consolidation Services, Inc. (OTCBB:CNSV) from that company’s inception on January 26 ,2007 until April 2, 2010.  The company was engaged in the acquisition of land and mineral rights in Eastern Kentucky and is now engaged in oil and gas production. From January 2000 until September 2010, Dr. Thomas was self employed as an investor in securities, real estate and limited custom home development.  From January 2000, Dr. Thomas had been a managing member of Falcon Financial Group, LLC, financial consultants; which has suspended its operations as of December 31, 2008 and is inactive at this time. Prior thereto, he was a founder and served as Chairman of the Board and CEO of AgriBioTech, Inc. from September 1993 until February 1999. AgriBioTech and several of its subsidiaries filed a voluntary petition for bankruptcy in January 2000 (and was subsequently liquidated in Chapter 7), approximately eleven months following Dr. Thomas’s departure from the Company.  Dr. Thomas received his Ph.D. in genetics/plant breeding from Oregon State University in 1966.

John C. Francis, Vice President of Corporate Development and Investor Relations.  Mr. Francis has been employed by the Company since September 2010.  Prior thereto, he served as Vice President, Chief Financial Officer and a director of Consolidation Services, Inc. from its formation on January 26, 2007, and as Secretary/Treasurer from September 16, 2008 until April 2, 2010. John C. Francis is an entrepreneur, investor and founder, director and executive officer of several publicly traded and privately-held companies in diverse businesses including medical technologies, environmental technologies, agricultural technologies, media, export/import and real estate. Mr. Francis's business experience spans more than thirty-five years. From January 2000 to 2008, Mr. Francis was a co-founder and managing member of Falcon Financial Group, LLC, a privately held company engaged in providing assistance and advice to private companies on capital formation, corporate governance and corporate communications.  He has also served as a founder, director, president, chief executive officer of Hunapu, Inc., which was a public “blank check” development stage company.  Mr. Francis also founded and was an officer and director of FiberChem, Inc., a start-up company engaged in the research, development, marketing and distribution of fiber optic chemical sensors for environmental monitoring. He served as Chief Financial Officer (from April 1994 to April 1996), and vice-president, secretary and director (April 1994 through January 1999) of AgriBioTech, Inc. AgriBioTech and several of its subsidiaries filed a voluntary petition for bankruptcy on January 2000 (and was subsequently liquidated in Chapter 7), approximately eleven months following Mr. Francis’ departure from the Company.

There are no family relationships among any of our directors and executive officers.

Energy Efficiency Advisory Board

The Company has organized an Energy Efficiency Advisory Board (“EEAB”) with an initial provision for up to ten (10) members.  The members of the EEAB are expected to have different energy efficiency backgrounds.  These categories include, but are not limited to, HVAC, lighting and refrigeration, international relationships, energy management programs and verification, technologies, political/public regulatory commission experience (both State and Federal), utilities contacts and expertise.

The members of the EEAB will advise and consult with Management, and the Board of Directors, on an informal basis from time to time on business matters in their respective areas of expertise and will be reimbursed for expenses in attending meetings.  Each advisor will receive 15,000 non-qualified stock options at the then current fair market value as their compensation and are expected to sign three-year agreements.  Members will also be paid consulting fees normally charged by such persons for additional work performed at the Company’s request.

Each member of the EEAB is expected to devote only a small portion of his time to the Company’s affairs.  Members of the EEAB are employed by employers other than the Company (or are retired) and accordingly will have no fiduciary duty to the Company.  The Company’s need for the expertise of a particular member of the EEAB will depend on the development of the Company’s technologies and any acquisitions made.  Accordingly, members of the EEAB as such, have no formal duties, authority or management obligations.  Each of the members of the EEAB will agree to keep confidential information provided to them.

The following person currently comprises the EEAB:

Dale Gustavson, age 64, joined the EEAB on December 14, 2010.  Building on a foundation that included having sold hundreds of turnkey energy management projects for an energy management service provider during the 1980s, for the 20 years since, Dale Gustavson has worked as an energy efficiency programs and policy consultant to HVAC contractors, distributors and manufacturers, utilities, and government agencies. An oft-published writer, author and speaker, his clients have included: Air conditioning Contractors of America (“ACCA”), California Public Utilities Commission, Honeywell Incorporated, Los Angeles Department of Water & Power, National Energy Management Institute, New York State Energy Research & Development Agency, and Southern California Edison. Among key volunteer posts he has been serving as: Member of the Technical Advisory Committee to the California Board for Energy Efficiency, Advisory Board of the California Commissioning Collaborative, and National Board Member of the Association of Professional Energy Managers.

Robert Leebern, Jr., age 42 joined the EEAB on December 14, 2010.  Mr. Leebern is a principal of Troutman Sanders Strategies.  He has more than a decade of public policymaking and political experience, as well as a breadth of federal legislative and regulatory knowledge and expertise. In 2003, Mr. Leebern launched the firm’s federal affairs division, building a successful, bipartisan governmental affairs practice. Currently, Mr. Leebern and the federal affairs team serve as Washington representatives to Fortune 500 companies, municipal and county governments, universities, and a number of other business interests.  Mr. Leebern has been active on a wide array of issue areas including agribusiness, natural resources, energy, environment, immigration, health, education, technology, transportation and infrastructure.  Mr. Leebern has worked with the Executive Branch and various federal agencies advocating policy issues, infrastructure projects and legislative priorities. Familiar with the federal and state legislative and regulatory processes, he has worked on a variety of projects with U.S. Senators, Congressmen, Congressional Committees, Governors' staffs, state regulatory agencies, and members of the state legislature to produce significant results for clients.  For 10 years, he served as top political aide and Chief of Staff to former Congressman and current U.S. Senator Saxby Chambliss (R-GA).  Leebern has served on the Troutman Sanders Strategies’ Board of Directors since 2003 and is a Board member of the Troutman Sanders LLP Political Action Committee.

Mr. Gustavson’s and Mr. Leebern’s contracts with the Company are each for three years and may be terminated with or without cause upon thirty (30) day’s prior written notice.  They each received a 15,000 share ten-year stock option exercisable immediately at $1.70 per share and will be reimbursed for their expenses.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors’ and Officers’ Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have determined that it is in the best interests of the Company and its shareholders to keep these roles separate.

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of our board of directors. The Audit Committee receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing our company and our company’s general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Independent Directors

We believe Laird Cagan is an “independent director,” as that term is defined by listing standards of the national exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 of the Exchange Act.

Committees of the Board of Directors

On October 30, 2009, the board of directors adopted charters relative to its audit committee, compensation committee and nominating committee.    Until such time as we add more members to the Board, the entire Board will determine all matters and no Committees have been formed. We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we elect to seek listing on a national securities exchange. We intend to appoint directors in the future so that we continue to have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K of the SEC.

Audit Committee

The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Our audit committee member possesses an understanding of financial statements and generally accepted accounting principles. The Company does not currently have an audit committee financial expert. The Company and its board of directors have yet to identify a suitable candidate to serve as the audit committee financial expert due to the small size of the Company and its limited reporting history, however, the Company intends to appoint an audit committee financial expert as soon as it is practical.

Compensation Committee

The compensation committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of our executive officers, administering our stock option plans, and recommending and approving grants of stock options under those plans.

Nominating Committee

The nominating and corporate governance committee considers and makes recommendations on matters related to the practices, policies and procedures of the board of directors and takes a leadership role in shaping our corporate governance. As part of its duties, the nominating and corporate governance committee assesses the size, structure and composition of the board of directors and its committees, coordinates evaluation of board performance and reviews board compensation. The nominating and corporate governance committee also acts as a screening and nominating committee for candidates considered for election to the board of directors.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

Director Compensation/Consulting Agreement

Upon his joining the Board of Directors, Laird Cagan was granted 100,000 restricted shares of Common Stock with one-half vested immediately and one-half upon the first anniversary date.  Mr. Cagan also entered into a two-year consulting agreement under which he was granted warrants to purchase 500,000 shares of Common Stock exercisable at $1.24 per share (the average Closing market price for the prior ten trading days).  The warrants vest 62,500 per quarter for the two-year-period beginning on the effective date of the consulting agreement and are exercisable for ten years, as amended.

EXECUTIVE COMPENSATION.

Summary Compensation Table for Discontinued Operations

The table below sets forth, for the last three fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer during the last fiscal year, all of whom resigned on or before the August 31, 2010 spin-off, and (ii) our most highly compensated executive officer, other than those listed in clause (i) above, who was serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dr. Johnny R. Thomas, Chief Executive Officer	2011	167,792(1)	-	-	-	$167,792
	2010	33,000 (2)	-	$198,792		$231,792
Michael Hodges, Former Chairman of The Board of Directors of the Company and Interim Chief Executive Officer (3) (4)	2011	-	-	-	-	-
	2010	$54,999	-	-	-	$54,999
	2009	$30,000	-	$279,365	$71,615 (5)	$380,980
Shelby Little, Former Chief Executive Officer (6)	2011	-	-	-	-	-
	2010	$37,683	-	-	-	$37,683
Carol Shobrook, Former Chief Operating Officer (7)	2011	-	-	-	-	-
	2010	$13,500	-	-	-	$13,500

(1)

Consists of $ 143,792 cash paid to Dr. Thomas and $2,000 per month, or an aggregate of $24,000, withheld in the payment of the excise price of 24,000 warrants.

(2)

On September 1, 2010, Johnny R. Thomas was elected Chief Executive Officer of the Company.  Consists of $25,000 cash paid to Dr. Thomas and $2,000 per month, or an aggregate of $8,000, withheld in payment of the exercise price of 8,000 warrants.  On September 1, 2010, Johnny R. Thomas was elected Chief Executive Officer of the Company.  Consists of $25,000 cash paid to Dr. Thomas and $2,000 per month, or an aggregate of $8,000, withheld in payment of the exercise price of 8,000 warrants.

(3)

Consists of (i) $44,500 that was paid to Mr. Hodges for consulting services performed for Genesis Fluid Solutions and (ii) $22,498 miscellaneous expense reimbursement.

(4)

Mr. Hodges (as well as various other employees) ceased being paid by the Company on May 20, 2010 when the Board began negotiations to spin-off  support Genesis Fluid Solutions, Inc.  However, he continued to serve as interim Chief Execute Officer of the Company and maintained full operations of the Company until he resigned from all positions with the Company effective as of August 31, 2010.

(5)

Consists of (i) $70,500 that was paid to Mr. Hodges for consulting services performed for Genesis Fluid Solutions and (ii) $1,115 in life insurance policy premiums that were paid by the Company on behalf of Mr. Hodges.

(6)

Mr. Little was appointed as the Company’s Chief Financial Officer effective December 15, 2009. Effective February 14, 2010, Mr. Little was no longer serving as the Company’s Chief Financial Officer and was no longer affiliated with the Company.]

(7)

Ms. Shobrook was appointed as the Company’s Chief Operating Officer effective November 15, 2009. Effective February 5, 2010, Ms. Shobrook was no longer serving as our Chief Operating Officer and is no longer affiliated with the Company.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2011.

			Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Warrants Exercisable	Number of Securities Underlying Unexercised Warrants Unexercis- able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants	Warrant Exercise Price ($)	Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Johnny R. Thomas	500,000	-	500,000(1)	1.00	09/01/2020	500,000	150,000	500,000	$150,000 (2)
	1,000,000(3)	-	1,000,000	1.25	03/01/2016	1,000,000	-	1,000,000	$1,000,000

John C. Francis	500,000	-	500,000(1)	1.00	09/01/2020	500,000	150,000	500,000	$150,000 (2)
	1,000,000(3)	-	1,000,000	1.25	03/01/2016	1,000,000	-	1,000,000	$1,000,000

(1)

Shares issuable upon exercise of management warrants assigned by each of Johnny R. Thomas and John C. Francis to affiliates for estate planning purpose and for which warrants and underlying shares Messrs. Thomas and Francis disclaim beneficial ownership, although included in the above table since the warrants were issued pursuant to their respective employment agreements.  These Warrants are exercisable for ten (l0) years at $1.00 per share. The first 100,000 warrants vested upon grant, the next 150,000 warrants vested on October 31, 2010 and the next 250,000 warrants vested on September 1, 2011, while the remaining 500,000 warrants vest in two equal installments on the September 1, 2012 and 2013. The vesting schedule accelerates to full vesting upon the Company achieving aggregate revenue of $12,500,000 for two consecutive quarters and the Company records a pre-tax net profit for such two quarters. These warrants also vest when the holders exercise the warrants and purchase Common Stock.

(2)

The Closing Price of the Company’s Common Stock on December 31, 2011 was $1.30 per share.

(3)

Shares issuable upon exercise of 1,000,000 performance warrants assigned by each of Johnny R. Thomas and John C. Francis to effectuate for estate planning purposes and for which warrants and underlying shares Messrs. Thomas and Francis disclaim beneficial ownership, although included in the above table, since the warrants were issued for services rendered.  These warrants were granted on March 1, 2011 and are exercisable for five (5) years at $1.25 per share.  These Warrant shall vest and become exercisable according to the following schedule if and when the Company achieves the following revenue, net income/share and EBITDA/share performance criteria for four (4) trailing fiscal quarters:

Performance Vesting Criteria, percentages show the relative weighting of each Criteria for that Vesting Period

# of Warrants	Revenue ($)	Net Income/share	EBITDA/Share
250,000	$200 Mil. (25%)	$0.50 (50%)	$1.00 (25%)
250,000	$150 Mil. (40%)	$0.40 (25%)	$0.80 (35%)
250,000	$100 Mil. (50%)	$0.30 (15%)	$0.60 (35%)
250,000	$50 Mil. (50%)	$0.20 (15%)	$0.40 (35%)

Any warrants not vested on a date when a portion of the warrants are vested shall be added to the next 250,000 increment/milestone for potential vesting at the next set of milestones/benchmarks.  These warrants also vest when the holders exercise the warrants and purchase Common Stock.

Employment Agreements

There are no material plans, contracts or arrangements pursuant to which Messrs. Thomas or Francis is a party or in which he participates other than those available to all officers and directors of the Company, and as follows:

On August 31, 2010, the Company entered into an "at will" employment agreement, effective as of September 1, 2010, with Dr. Johnny R. Thomas, as Chief Executive Officer and President of the Company. Dr. Thomas' base salary was initially Ninety Nine Thousand Dollars ($99,000.00) per annum. He is eligible to receive a bonus to be established by the Compensation Committee of the Board of Directors for extraordinary performance. Dr. Thomas was granted warrants to purchase an aggregate of one (I) million shares of Common Stock, exercisable for ten (l0) years at $1.00 per share. The first 100,000 warrants vested upon grant, and the next 150,000 warrants vested on October 31, 2010, while the remaining 750,000 warrants vest in three equal installments on the first, second and third anniversaries of the signing of the employment agreement. The vesting schedule accelerates to full vesting upon the Company achieving aggregate revenue of $12,500,000 for two consecutive quarters and the Company records a pre-tax net profit for such two quarters. These warrants also vest when Dr. Thomas exercises the warrants and purchases Common Stock. The agreements provides for a non-competition and non-solicitation period of one-year from the termination of employment.

On August 31, 2010, the Company entered into an “at will” employment agreement, effective as of September 1, 2010, with John C. Francis, as Vice-President, Corporate Development and Investor Relations of the Company. Mr. Francis's base salary was initially Seventy-Five Thousand Dollars ($75,000.00) per annum. All other terms of employment are the same as set forth in Dr. Thomas' agreement described above.

On March 1, 2011, the Board of Directors of the Company amended the employment agreements of Dr. Johnny R. Thomas and John C. Francis.  Each of their employment agreements dated September 1, 2010 were amended effective February 1, 2011, to increase their annual salaries by $75,000.  Johnny R. Thomas’s salary increased from $99,000 to $174,000 and John Francis’s salary from $75,000 to $150,000.

Johnny R. Thomas and John C. Francis were each awarded five-year performance warrants to purchase 1,000,000 shares each at an exercise price of $1.25 per share.  The warrants will vest if and when the Company achieves certain revenues, net income and/or EBITDA milestones for four trailing quarters.  For each executive officer, a total of 412,500 warrants vest upon four different milestones when annual revenues exceed revenue milestones increasing from $50 to $200 million.  Achieving net income levels in excess of $0.20/share to more than $0.50/share will vest 262,500 warrants upon four different milestones.  The remaining 325,000 warrants will vest upon four different milestones when the Company’s EBITDA performance exceeds $0.40/share to more than $1.00 per share.

Any warrants not vested for one milestone period are added on a cumulative basis to the following increment for potential vesting at the next milestone.  In the event that an officer is terminated without cause: (i) he shall review a cash settlement of $75,000, and (ii) 50% of all unvested warrants issued under his employment agreement, as amended, shall vest immediately.  Except as set forth herein, the respective employment agreements remain unchanged and in full force and effect.

The Company entered into employment agreements as of September 1, 2011, as amended on March 15, 2012, with D. Jason Davis, as Chief Executive Officer of Xnergy, Inc. and Joseph Patalano, as Chief Operating Officer of Xnergy, Inc.  The agreements terminate on August 31, 2016, unless terminated earlier and are automatically renewed for one-year periods unless notice of termination is given by either party at least 90 days prior to expiration of the Initial Term and/or any renewal period.  Mr. Davis’s base salary is $300,000 per annum and Mr. Patalano’s base salary is $140,000.  Both are eligible to receive a bonus for the three fiscal years ending December 31, 2013, based on Xnergy’s performance on a stand-alone basis.  Pursuant to the March 2012 Amendment, the cash bonus for 2012 was replaced by a warrant bonus.  Messrs. Davis and Patalano received 716,400 and 183,600 warrants, respectively, exercisable at $1.16 per share, the merger closing price for ten (10) days prior to execution of the Amendment.  The warrants expire on March 15, 2017, if not previously exercised.  The warrants shall vest as follows:

a.

150,000 and 100,000 warrants for Davis and Patalano, respectively, when the Company signs an agreement or agreements that generate at least $30,000,000 in revenues, or when the executive pays the $1.16 to exercise said warrants, whichever occurs first.

b.

283,200 and 41,800 warrants for Davis and Patalano, respectively, shall vest when the Company recognizes $50,0000 in accumulated revenues according to GAAP standards, commencing January 1, 2012.

c.

283,200 and 41,800 warrants for Davis and Patalano, respectively, shall vest when the Company recognizes $70,0000 in accumulated revenues according to GAAP standards, commencing January 1, 2012.

The bonuses for 2013 shall be paid based on 80% of the reasonable forecasted profits of Xnergy before negotiations commenced with the Company.  Messrs. Davis and Patalano shall receive 33% in the aggregate of the recurring revenue from payments completed during the initial term of their employment contracts, provided: (i) Xnergy’s net income for the fiscal year exceeds the profit threshold; (ii) the respective employee is still employed by Xnergy; and (iii) this provision shall expire on June 30, 2016, unless extended in writing. If the Agreement is terminated for Cause (as defined) or the employee leaves without Good Reason (as defined) he shall only receive any accrued compensation but not be entitled to any bonus beyond the date of termination.  If the employee’s contract is terminated other than for Cause or by the Employee for Good Reason, but not for death, disability or non-resident, the employee shall receive the compensation stated above for the balance of the Term and any bonus generated from recurring profits from payments originated by the Employee until revenue under such agreements cease.

Equity Compensation Plan Information

Equity Incentive Plan

On October 30, 2009, our board of directors and stockholders adopted the 2009 Equity Incentive Plan. The purpose of the 2009 Equity Incentive Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the 2009 Equity Incentive Plan, we are authorized to issue  up to 4,542,000 shares of Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The 2009 Equity Incentive Plan will be administered by our board of directors until authority has been delegated to a committee of the board of directors. On the closing  date of the 2009 Merger, certain of our executive officers, directors and other persons were granted options to purchase common stock exercisable at prices ranging from $0.90 to $1.00 per share.  All but the options granted to Dan Lohrmeyer (200,000 shares exercisable at $0.90 per share which were subsequently exercised) and Brittany Jorgenson (20,000 shares exercisable at $0.90 per share until October 30, 2019) were cancelled pursuant to the terms of the August 2010 Stock Purchase Agreement (see “Certain Relationships and Related Transactions - Discontinued Operations”). An aggregate of 3,002,000 options exercisable at $.90 to $1.00 per share were cancelled in connection the August 2010 Stock Purchase Agreement by the following persons: Colleen Stiles (770,000 shares), Michael Hodges (600,000 shares), Larry Campbell (600,000 shares), Paul Vette (500,000 shares), Carol Shobrook (400,000 shares), Amanda Sorenson (100,000 shares), Michael Whaley (30,000 shares) and Tim Holt (2,000 shares). Options to purchase 38,500 shares of Common Stock were granted to Keven Kraus in October 2009 exercisable at $0.99 per share until March 31, 2011 which have been exercised and 10,000 shares of Common Stock to Keith Spondike in October 2010 exercisable at $1.00 per share which are the sole options from the above described paragraph remaining outstanding as of the date of this Report.

On December 14, 2010, the Company granted Dale Gustavson and Robert Leebern each options to purchase 15,000 shares of Common Stock, exercisable for ten (10) years at $1.70 per share upon their joining the EEAB.

Effective January 1, 2011, upon the Castrovilla Acquisition, 23 employees of Castrovilla were granted an aggregate of 54,459 incentive stock options with one and three year vesting schedules exercisable for ten (10) years at $1.68 per share.  John Pink, President of Castrovilla, was granted a performance based incentive stock option to purchase 30,000 shares of Common Stock, exercisable for ten years at $1.68 per share.  As long as he is employed by Castrovilla, Mr. Pink’s option remains exercisable in three equal installments of 10,000 shares each on December 31, 2011, 2012 and 2013, only if Castrovilla operations as currently situated achieve EBITDA levels of $870,000, $1,044,000 and $1,252,000, respectively.  Mr. Pink was also granted an option to purchase 13,332 shares of Common Stock exercisable for ten years at $1.68 per share exercisable in three equal installments of 4,444 shares on December 31, 2011, 2012 and 2013, respectively.

On October 4, 2011, the Company granted John Pink options to purchase 450,000 shares of Common Stock exercisable at $1.72 per share for ten (10) years with one-third vested upon grant, one-third upon billing of 500 petroleum sites and one-third vested upon billing of an additional 1,000 petroleum sites.

On January 1, 2012, the Company granted Philip Kranenburg options to purchase 1,000,000 shares of Common Stock as described above.  As a result of the termination of Mr. Kranenburg’s employment, he is currently able to exercise an aggregate of 52,740 options and the remaining 947,260 will be returned to Treasury.

As a result of the foregoing, there were options to purchase an aggregate of 587,791 shares of Common Stock issued and outstanding as of December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth certain information as of June 30, 2012 , regarding the beneficial ownership of our common stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers named in the Summary Compensation Table above; (iii) each director; and, (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052 Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)

5% Owners :
John Liviakis Liviakis Financial Communications 655 Redwood Hwy, Suite 395 Mill Valley, CA 94941	1,538,972 (2)	8.3%

D. Jason Davis 2721 Loker Avenue West Carlsbad, CA 92010	3,519,662 (3)	18.3%

Executive Officers and Directors :
Johnny R. Thomas	2,000,000 (4)	9.7%
John C. Francis	2,000,000 (4)	9.7%
Laird Q. Cagan	900,000 (5)	4.8%
All executive officers and directors as a group (three persons)	4,950,000 (4)(5)	21.4%

*  Represents less than one percent.

(1)

Based on 18,625,802 shares of our common stock outstanding on June 26, 2012.  Does not include shares of our common stock issuable upon exercise of outstanding options, warrants and warrants issuable upon grant and full exercise of Class A Warrants or conversion of Preferred Stock.

(2)

Does not include 234,000 shares issued to certain designees of Liviakis Financial Communications, Inc. (“LFC”), a company hired by us to provide investor relations and public relations services through November 12, 2012, however, includes 41,440 shares held by LFC.

(3)

Consists of 2,873,292 shares of Common Stock held by a trust of which Mr. Davis is the executor and beneficiary, 1,000 shares held directly by Mr. Davis and 646,400 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Mr. Davis.  Includes 398,000 shares deposited by Mr. Davis and 102,000 shares deposited by Joseph Patalano, an officer of Xnergy, with the Company pursuant to an Escrow Agreement dated as of September 7, 2011, none of which shares are saleable prior to September 7, 2013 under the terms of a lock-up agreement.  The Company shall be entitled to reimbursement from the Escrowed Shares in the event CJ3, as owner of the leased building, defaults on mortgage payments that adversely affect the Company financially through its lease. See “Business -- Legal Proceedings.”

(4)

Shares issuable upon exercise of management warrants assigned by Johnny R. Thomas and John C. Francis to affiliates for estate planning purpose and for which warrants and underlying shares Messrs. Thomas and Francis disclaim beneficial ownership (except for 1,160,000 underlying shares owned by John Francis and 750,000 underlying shares owned by Johnny R. Thomas), although included in the above table since the warrants were issued pursuant to their respective employment agreements, as amended.  Under Dr. Thomas’s employment agreement 2,000 shares per month are being exercised and issued in lieu of salary payments for such exercises.  Of three Warrants the initial 1,000,000 Warrants issued to each of Dr. Thomas and Mr. Francis are exercisable for ten (l0) years at $1.00 per share. The first 100,000 warrants vested upon grant, the next 150,000 warrants vested on October 31, 2010 and the next 250,000 warrants vested on September 1, 2011, while the remaining 500,000 warrants vest in two equal installments on the second and third anniversaries of the signing of the employment agreement. The vesting schedule accelerates to full vesting upon the Company achieving aggregate revenue of $12,500,000 for two consecutive quarters and the Company records a pre-tax net profit for such two quarters.  The second warrants issued in March 2011, for each to purchase 1,000,000 shares are exercisable at $1.25 per share and will vest if and when the Company achieves certain performance milestones and/or when exercised.  All of these warrants also vest when the holders exercise the warrants and purchase Common Stock and are therefore currently exercisable.  See “Executive Compensation” above.

(5)

Includes 500,000 shares of Common Stock owned by Laird Cagan and 100,000 shares owned by his minor children; 50,000 shares granted to Mr. Cagan upon his election to the Board of Directors and 250,000 shares issuable upon exercise of currently exercisable warrants issued under this employment contract.  Does not include 50,000 shares which vest under his consulting agreement.  Does not include 437,500 shares issuable upon vesting of his consultant warrants.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2011, securities issued and securities available for future issuance under our Equity Incentive Plan were as follows:

Equity Compensation Plan Information

	Number of securities to be Issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders (1)	298,500	$1.00	4,153,500
Equity compensation plans not approved by security holders(2)	2,000,000	$1.00	-0-

Total	2,298,500		4,153,500

(1)

See  “Executive Compensation - Equity Incentive Plan” for a discussion of the Company’s 2009 Equity Incentive Plan.

(2)

See “Executive Compensation - Outstanding Equity Amounts” at Fiscal Year End note (1) for a discussion of Management Warrants issued to Johnny R. Thomas and John C. Francis’ designated nominees.

From September 29, 2011 through December 31, 2011, the Company completed the sale of $2,000,000 of Units of unregistered securities.  Each Unit consists of: (i) one share of Series A Convertible Preferred Stock (“Preferred Stock”), offered at $10.00 per share convertible into ten shares of Common Stock at $1.00 per share, and (ii) warrants (“Warrants”) to purchase one share of Common Stock for each two shares of Common Stock issuable upon conversion of the Preferred Stock.

The terms and conditions of the Preferred Stock are set forth in the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock as set forth in the Certificate, the Preferred Stock:

●

pays an eight percent (8%) dividend when paid in cash or a twelve percent (12%) dividend when paid in common stock at the Company’s election;

●

shall be convertible at the Company’s election at $1.00 per share upon the earlier of (i) four (4) years from issuance or (ii) when the Common Stock closing price trades at $2.25 per share for sixty (60) consecutive calendar days;

●

In the event of a conversion prior to the payment of the first year of dividends, the Company shall nevertheless pay the Holder such dividends equal to what the Holder was to receive for the first full year from the date of issuance;

●

liquidation preference of $10.00 per share plus additional unpaid dividends;

●

votes on an as converted basis with Common Stock as one class; and

●

will register underlying common stock on next available registration statement;

The terms of the Warrants are set forth in the form of warrant, filed as an exhibit with the SEC.  As set forth in the warrant, the Warrant:

●

A Warrant: Each A warrant entitles the holder to receive one common share and a B warrant when the A warrant is exercised. The exercise price is $3.00/share and the expiration date is December 31, 2013.

●

B Warrant: Each B warrant entitles the holder to receive one common share and a C Warrant when the B warrant is exercised. The exercise price is $6.00/share and the expiration date three (3) years from the issuance date.

●

C Warrant: Each C warrant entitles the owner to receive one common share when the C warrant is exercised. The exercise price is $12.00/share and the expiration date is three (3) years from the issuance date.

Accordingly, the Company issued 297,850 shares of Series A Preferred Stock, with a face value of $10.00 per share and Warrants to purchase 1,489,250 shares of Common Stock at $3.00 per share as of the date of this Prospectus.

The Company has also authorized the issuance of 300,000 shares of Series B Preferred Stock, with a face value of $10.00 per shares and warrants to purchase 1,500,000 shares of Common Stock at $3.00 per share of which 33,000 shares of Series B Preferred Stock and 165,000 Class A Warrants are issued and outstanding as of the date of this Prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Employment Agreements/Warrants

The Company has entered into substantively similar employment agreements effective September 1, 2010, as amended on March 1, 2011, with Dr. Johnny R. Thomas as Chief Executive Officer and President and John Francis as Vice President of Corporate Development and Investor Relations.  Pursuant to their contracts, Messrs. Thomas and Francis were each awarded warrants to purchase an aggregate of 2,000,000 shares of Common Stock, as set forth above under “Executive Compensation - Employment Agreements.”

Consulting Agreement/Warrants

On February 24, 2011, the Company entered into a Consulting Agreement with Cagan McAfee Capital Partners, an entity controlled by Laird Cagan, Chairman of the Company’s Board of Directors.  Mr. Cagan received warrants to purchase 500,000 shares of Common Stock at $1.24 per share, for a ten-year period, as amended.

Discontinued Operations

On August 27, 2010, the Company entered into a Stock Purchase Agreement (the “SPA”).  Pursuant to the SPA, the Buyers who signed the SPA, including Michael Hodges, the former Chairman and Interim Chief Executive Officer of the Company, purchased from the Company on or before August 31, 2010, all of the issued and outstanding common stock of Genesis Fluid Solutions, Ltd. (GFS), its wholly-owned subsidiary.  The Purchase Price for GFS was (a) an aggregate of 6,302,630 shares of Common Stock of the Company to be cancelled including, an aggregate of 1,300,000 shares of Common Stock of the Company held under an Escrow Agreement dated October 30, 2009 among the Company, GFS, Michael Hodges, and Sichenzia Ross Friedman Ference LLP, as escrow agent; (b) an aggregate of approximately 3,011,000 options and warrants of the Company to be cancelled; and (c) GFS’s payment to the Company of a six (6%) percent royalty beginning August 8, 2010, on all gross revenues derived from (i) dewatering corporations (exclusive of payments to subcontractors) and (ii) the sale, lease or licensing arrangements of the Rapid Dewatering System and/or any of the dewatering boxes of GFS and its affiliates until the Company receives $4,000,000 and a royalty of three (3%) percent of gross revenues thereafter not to exceed a cumulative royalty of $15,000,000 (the “Royalty”).

The closing of the Stock Purchase Agreement occurred on August 31, 2010, at which time the Company: (i) received of all of the certificates representing the Company Shares, Options, Warrants, and Escrowed Shares (each, as defined in the Stock Purchase Agreement) issued to the Buyers, (ii) entered into an agreement regarding the assignment of the Royalty by GFS and its successors and assigns to the Company, and all other closing conditions were satisfied.  Following the closing, the GFS ceased to be a wholly-owned subsidiary of the Company and the Buyers, collectively, became the owners of one hundred percent (100%) of the issued and outstanding capital stock of GFS. Accordingly, the Company’s financial statements have been restated to reflect the assets, liabilities and operations of GFS as discontinued.

Intellectual Property Assignment

On August 16, 2009, Michael Hodges and Larry Campbell executed an assignment agreement, pursuant to which they assigned to Genesis Fluid Solutions (“GFS”) the Company’s former wholly-owned subsidiary all of the their rights, title and interest in an invention entitled Apparatus and Method for De-Watering of Slurries, as described and/or claimed in US Application No. 11/676,699 and PCT Application No. PCT/GB2007/000544, and all rights of priority in the invention as described and/or claimed in any applications for patents based on the invention.

On September 30, 2009, Michael Hodges and Larry Campbell executed another assignment agreement, pursuant to which they assigned to GFS all of the their rights, title and interest in all patents, whether in the United States or internationally, that they may have in their respective names, that they may have applied for, or that they will apply for, directly or indirectly relating to the business currently conducted and/or to be conducted by the Company.  Pursuant to the Stock Purchase Agreement effective August 8,

2010 (see “Discontinued Operations” above) the Company sold all of the stock of GFS to Michael Hodges and other stockholders in exchange for a Royalty the return of shares of the Company’s stock as described above.

Release of Cherry Tankers Debt

Pursuant to the terms of a release dated October 30, 2009, a third party lender forgave loans made to us in the aggregate amount of $42,727 and released us from any claims he may have against us. These loans were made to cover certain expenses incurred by us before the Merger.

Bridge Notes

Mary Losty, a former director of the Company, purchased $100,000 in principal amount of 10% secured promissory notes as part of our bridge note financing conducted from May 2009 through October 13, 2009. Pursuant to the terms of the bridge note financing, Ms. Losty converted the aggregate principal amount of her note into units sold in the Private Placement which closed immediately following the Merger at a rate of 1.3 shares of common stock and warrants to purchase 0.5 shares of common stock for each $1.00 of bridge note converted.

SELLING STOCKHOLDERS

Up to 26,750,598 warrants, and 39,236,243 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•

17,782,848 shares of common stock issued and/or issuable upon exercise of each of 5,927,616 Class A, B and C Warrants all of which are registered hereby issuable to all stockholders of record on December 31, 2010.

•

4,467,750 shares of Common Stock issuable upon exercise of each of 1,489,250 Class A, B and C Warrants issued in the Company’s 2011 Series A Preferred Stock Offering.

•

4,500,000 shares of Common Stock issuable upon exercise of each 1,500,000 Class A, B, or C Warrants issued and/or issuable in the Company’s 2012 Series B Preferred Stock Offering.

•

3,335,000 shares of common stock issued and/or issuable upon the exercise of PIPE warrants issued to investors in the 2009 Private Placement.

•

57,500 shares of common stock issued and/or issuable upon the exercise of warrants issued to the placement agents in connection with the 2009 Private Placement.

•

700,000 shares of common stock issuable upon exercise of warrants issued to two consultants under consulting agreements.

•

1,160,000 shares of common stock issuable upon exercise of warrants issued to our investor relations firm and one of its employees.

•

2,978,500 shares of our common stock issuable upon conversion of Series A Convertible Preferred Stock issued in our 2011 Series A Preferred Stock Offering.

•

3,000,000 shares of our common stock issuable upon conversion of Series B Convertible Preferred Stock issued and/or issuable in our 2012 Series B Preferred Stock Offering.

•

50,000 shares of our common stock granted to each of three former consultants; 15,000, 79,368 and 90,000 shares of our Common Stock granted to three consultants and their designees; and 14,535 shares issued to our attorneys.

•

108,000 shares of our Common Stock issuable upon exercise of warrants issued to the placement agents in connection with our 2011 and 2012 Preferred Stock Offering.

•

509,333 shares of our Common Stock issued to a former owner of our Xnergy, Inc, subsidiary and 38,209 shares of our Common Stock issued to a former officer of the company.

•

250,000 shares of our Common Stock issuable upon exercise of warrants issued and/or issuable in our May 2012 Bridge Financing.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act. We received gross proceeds of $6,150,000 from the closing of the 2009 Private Placement in which the 3,335,000 Private Placement PIPE Warrants were issued.  We received gross proceeds of $2,978,000 from the closings of the 2011 Series A Offering.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. None of the selling stockholders have had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  Beneficial ownership is determined in accordance with the rules of the SEC.

Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 18,625,802 shares of common stock outstanding as of June 30, 2012.  Except where otherwise noted, the number of shares offered hereby consists of one share of common stock issuable upon exercise of Investor Warrants and one share of common stock issuable upon exercise of Class A Warrants.  The number of shares beneficially owned after the Offering assumes that all shares offered hereby are sold.

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Class A Warrants Offered (2)	2009 PIPE Warrant Shares Offered (3)	Other Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Abbonizio, Perry S.	150,000	50,000	-0-	-0-	100,000	*
Abrams, Joe	50,000	-0-	-0-	50,000(4)	-0-	-0-
Anderson, Steven J and	50,000	12,500	12,500	-0-	25,000	*
Ayerle, Robert A.	200,000	50,000	50,000	-0-	100,000	*
Azar, Ramin J. (12) (28)	21,250	-0-	-0-	21,250(5)(42)	-0-	-0-
Barragan, James C. Jr.	100,000	25,000	25,000	-0-	50,000	*
Baroody (IRA), Michael E. (8)	50,000	12,500	12,500	-0-	25,000	*
Baroody, Michael E. & Mary P	30,000	7,500	7,500	-0-	15,000	*
Bell, Judy	15,000	5,000	-0-	-0-	10,000	*
Block, Judy R.	15,000	5,000	-0-	-0-	10,000	*
Brown Trust dtd 6/30/2000, Michael C. (9)	300,000	75,000	75,000	-0-	150,000	*
Bradvica George M, TTEE Bradvica Living Trust (10)	25,000	-0-	25,000	-0-	-0-	-0-
Brusenhan, J. Richard	750	250	-0-	-0-	500	*
Burnside, Ronald	9,000	3,000	-0-	-0-	6,000	*
Burzotta, James	25,000	-0-	25,000	-0-	-0-	-0-
Bush, William J.	15,000	5,000	-0-	-0-	10,000	*
Cagan Capital LLC. (11)	1,000,000	250,000	250,000	-0-	500,000	3.0
Cagan, Kiana	100,000	25,000	25,000	-0-	50,000	*
Cagan, Kyla	100,000	25,000	25,000	-0-	50,000	*
Cagan, Laird (12) (28)	911,625	-0-	-0-	611,625(4)(6)	400,000	2.1
Clements, Gordon	50,000	-0-	50,000	-0-	-0-	-0-
Colorado Financial Service Corp. (11)(12)(13)	13,000	-0-	-0-	13,000(43)	-0-	-0-
Colorado Springs Orthopedic Group (14)	50,000	12,500	12,500	-0-	25,000	*
Conlon, Melody	9,000	3,000	-0-	-0-	6,000	*
Coy Ten Com, William and Sherald	30,000	10,000	-0-	-0-	20,000	*
Crane, Jennifer	26,250	8,750	-0-	-0-	17,500	*
Daugherty, William S.	50,000	12,500	12,500	-0-	25,000	*
Davidson, Keith W.	55,000	15,000	10,000	-0-	30,000	*
Davidson, William E.	20,000	5,000	5,000	-0-	10,000	*

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Class A Warrants Offered (2)	2009 PIPE Warrant Shares Offered (3)	Other Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Domino, Carl J.	200,000	50,000	50,000	-0-	100,000	*
Dunlap, Bret Jonathan	5,000	-0-	-0-	-0-	-0-	-0-
Dwortz, Terry	500	-0-	-0-	-0-	-0-	-0-
Ellis, Bradley (12) (28)	3,400	-0-	-0-	3,400(5)	-0-	-0-
Evanson, Dave (12) (28)	2,000	-0-	-0-	2,000(5)	-0-	-0-
Fast CEDE & CO.	3,715,035	1,238,345	-0-	-0-	2,476,690	-0-
Fellin, Richard	15,000	5,000	-0-	-0-	10,000	*
Ferdinand, Alice	15,000	5,000	-0-	-0-	10,000	*
First Clearing LLC	270,000	90,000	-0-	-0-	180,000	-0-
Fishman, Seth Ian	12,500	-0-	12,500	-0-	-0-	-0-
Flynn, Daniel P.	60,000	20,000	-0-	-0-	40,000	*
Frei, Robert and Amy Frei	100,000	25,000	25,000	-0-	50,000	*
Freshman, John D	52,500	17,500	-0-	-0-	35,000	*
Fourth Street Fund LP (15)	12,500	-0-	12,500	-0-	-0-	-0-
Furman, Scott (12) (28)	150	-0-	-0-	150(5)	-0-	-0-
Gardner, Dean	12,500	-0-	12,500	-0-	-0-	-0-
Gar Wood Securities (12)(13)(16)	1,682	-0-	-0-	1,682(5)	-0-	-0-
Gates, Bruce A.	50,000	12,500	12,500	-0-	25,000	*
Geraghty, Kevin	25,000	-0-	25,000	-0-	-0-	-0-
Glenndahl, Thomas	50,000	12,500	12,500	-0-	25,000	*
Glengar International Invs LTD (17)	1,100,000	275,000	275,000	-0-	550,000	3.0%
Gregozeski, William	5,041	-0-	-0-	5,041(5)	-0-	-0-
Haubert, Michael E.	3,000	1,000	-0-	-0-	2,000	*
Hecht, Timothy P.	50,000	12,500	12,500	-0-	25,000	*
Hecht, William H.	150,000	37,500	37,500	-0-	75,000	*
Henderson, Donna J.	30,000	10,000	-0-	-0-	20,000	*
Henderson, Maria E.	25,000	6,250	6,250	-0-	12,500	*
Higgins, Margaret Stone	15,000	5,000	-0-	-0-	10,000	*
Hughes, Timothy P.	50,000	-0-	50,000	-0-	-0-	-0-
Jason T. Evans and Dannette E. Evans	20,000	5,000	5,000	-0-	10,000	*
Jesmer, J. Robert	20,000	5,000	5,000	-0-	10,000	*

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Class A Warrants Offered (2)	2009 PIPE Warrant Shares Offered (3)	Other Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jesup and Lamont (12)(13)	350	-0-	-0-	350(5)	-0-	-0-
Johannesson, Mikael	50,000	12,500	12,500	-0-	25,000	*
John Liviakis Custodian FBO Audrey Liviakis (18)	37,500	12,500	-0-	-0-	25,000	*
John Liviakis Custodian FBO Caroline Liviakis (18)	37,500	12,500	-0-	-0-	25,000	*
Jorgenson, Brittany	100,000	-0-	-0-	100,000	-0-	-0-
JSL Kids Partners (19)	200,000	50,000	50,000	-0-	100,000	*
Juth, Troy Lee	10,500	3,500	-0-	-0-	7,000	*
Kesner, Harvey	75,000	25,000	-0-	-0-	50,000	*
Koons, III, Frank R.	100,000	25,000	25,000	-0-	50,000	*
Kowlowitz, Edward	600,000	150,000	150,000	-0-	300,000	1.6%
Kreuzer, William J.	15,000	5,000	-0-	-0-	10,000	*
Kuhlman Trust dtd 7/12/94, Linda U. (20)	200,000	50,000	50,000	-0-	100,000	*
Kyees, John E.	50,000	12,500	12,500	-0-	25,000	*
Lechner, Barry Thomas	12,500	-0-	12,500	-0-	-0-	-0-
Lechner, Daryl Marcus	50,000	12,500	12,500	-0-	25,000	*
Legend Merchant (12)(13)(21)	8,000	-0-	-0-	8,000(5)	-0-	-0-
Lemak, John (12) (29)	14,000	-0-	-0-	14,000(5)	-0-	-0-
Lewis, John R.	750	250	-0-	-0-	500	-0-
Lewandowski, James A.	12,500	-0-	12,500	-0-	-0-	-0-
Lies, David J.	250,000	50,000	100,000	-0-	100,000	*
Linden Growth Partners Master Fund LP (22)	800,000	200,000	200,000	-0-	400,000	2.2%
Liviakis Financial Communications, Inc. (23)	1,100,000	-0-	-0-	1,100,000(7)	-0-	-0-
Liviakis, John	2,297,173	757,391	25,000	-0-	1,514,782	11.2%
Liviakis, Victoria	57,000	19,000	-0-	-0-	38,000	*
Lofgren, Steffan	25,000	-0-	25,000	-0-	-0-	-0-
London Family Trust (24)	690,000	180,000	150,000	-0-	360,000	2.0%
Loshin, Harriet	12,500	-0-	12,500	-0-	-0-	-0-
Loshin, Janice M.	50,000	12,500	12,500	-0-	25,000	*
Loshin, Ronald S	124,500	41,500	-0-	-0-	83,000	*
Loshin, Susan E.	10,000	2,500	2,500	-0-	5,000	*

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Class A Warrants Offered (2)	2009 PIPE Warrant Shares Offered (3)	Other Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Losty, Margaret M. (25)	20,000	-0-	20,000	-0-	-0-	-0-
Losty (Sep IRA), Margaret M.	60,000	20,000	-0-	-0-	40,000	*
Losty Lawrence J., Losty Esther A. and Losty JTWROS (26)	60,000	15,000	15,000	-0-	30,000	*
Losty, Andrew S. (27)	20,000	5,000	5,000	-0-	10,000	*
Losty, Edward J. Losty and Gretchen N. Losty, JTRWROS (26)	100,000	25,000	25,000	-0-	50,000	*
Losty, Mary M.	1,595,000	515,000	50,000	-0-	1,030,000	5.6%
Mattoon Sr., Daniel J.	20,000	5,000	5,000	-0-	10,000	*
McCurry JTWROS, Sherry L. And W. Larry	22,500	7,500	-0-	-0-	15,000	*
McKernan, Rachel	50,000	12,500	12,500	-0-	25,000	*
McSwain, Patrick D.	50,000	12,500	12,500	-0-	25,000	*
Mele, Mario V.	50,000	12,500	12,500	-0-	25,000	*
Moskowitz, Mark L. (12)(28)	210,200	50,000	50,000	10,200(5)	100,000	*
Mottale, Micha	200,000	50,000	50,000	-0-	100,000	*
Murphy, Daniel (12)(28)	825	-0-	-0-	825(5)	-0-	-0-
Murphy, Michael B. (12)(28)	52,500	17,500	-0-	-0-	35,000	*
Muschler III, Joseph N.	15,000	5,000	-0-	-0-	10,000	-0-
Nelson, Terry and Marci	20,000	5,000	5,000	-0-	10,000	*
NTC & Co 26-1356253 FBO Daniel Rivers (29)	12,500	-0-	12,500	-0-	-0-	-0-
Oman International Hldgs (17)	100,000	25,000	25,000	-0-	50,000	*
Paasch, Christopher	50,000	12,500	12,500	-0-	25,000	*
Palmer, M.D., David O.	100,000	25,000	25,000	-0-	50,000	*
Pelosi Jr., Paul Francis	10,000	-0-	10,000	-0-	-0-	-0-
Pasden, Andrew J. Jr. and Linda L.	15,000	5,000	-0-	-0-	10,000	*
Pershing LLC.	30.000	10,000	-0-	-0-	20,000	-0-
Petersen, Vendor	55,215	18,405	-0-	-0-	36,810	*
Petterson, Jan	50,000	12,500	12,500	-0-	25,000	*

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Class A Warrants Offered (2)	2009 PIPE Warrant Shares Offered (3)	Other Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Porat, Gil	3,300	1,100	-0-	-0-	2,200	*
Prag, Robert B.	122,500	32,500	25,000	-0-	65,000	*
Rauch, Donald	245,000	65,000	50,000	-0-	130,000	*
Rawson, Steven John	140,985	46,995	-0-	-0-	93,990	*
Rhoads, W. Thomas	12,500	-0-	12,500	-0-	-0-	-0-
Richardson, Robert H.	20,000	5,000	5,000	-0-	10,000	*
Robinson, Scott	50,000	12,500	12,500	-0-	25,000	*
Rotter, Bradley	200,000	50,000	50,000	-0-	100,000	*
Ruyle, Karen	12,585	4,195	-0-	-0-	8,390	*
Ryan, Vicki	40,785	13,595	-0-	-0-	27,190	*
Sandell, J. Rune	12,500	-0-	12,500	-0-	-0-	-0-
Sandor Capital Master Fund, LP (30)	1,000,000	250,000	250,000	-0-	500,000	2.7%
Schadewitz, Constance	5,041	-0-	-0-	5,041(5)	-0-	-0-
Schmitt, Richard	15,000	5,000	-0-	-0-	10,000	*
Selagamsetty, Munni R. and	8,820	2,940	-0-	-0-	5,880	*
Sherman Capital Group (31)	50,000	-0-	50,000	-0-	-0-	-0-
Sherrock, Mary Jo	15,000	5,000	-0-	-0-	10,000	*
Sinnott, Patricia M.B.	15,000	5,000	-0-	-0-	10,000	*
Sparango, Benedict &	100,000	25,000	25,000	-0-	50,000	*
Spears, Jackson, Jr.	5,041	-0-	-0-	5,041(5)	-0-	-0-
Speer, John F	375,000	125,000	-0-	-0-	250,000	1.4%
Speer, Robert G.	80,000	20,000	-0-	-0-	40,000	*
Stavish, Susan D.	15,000	5,000	-0-	-0-	10,000	*
Sublett, Tarn M.	24,500	4,000	12,500	-0-	8,000	*
Sustainable Tech Fund (32)	50,000	12,500	12,500	-0-	25,000	*
Tallo, Neil A.	72,545	20,015	12,500	-0-	40,030	*
Tallo, Neil Arthur	47,500	12,500	-0-	-0-	25,000	*
Tallo, Patricia A.	27,500	5,000	12,500	-0-	10,000	*

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Class A Warrants Offered (2)	2009 PIPE Warrant Shares Offered (3)	Other Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
The Barbara Kolar Family Trust- 1988 (33)	6,250	-0-	6,250	-0-	-0-	*
The James Molesky Family Trust (34)	18,750	6,250	-0-	-0-	12,500	*
The Prag Children's Trust FBO Robert B. Prag Jr.	150,000	-0-	150,000	-0-	-0-	-0-
Charles N. Travers TTEE WDT DTD Oct. 24, 1988 (35)	25,000	-0-	25,000	-0-	-0-	*
Trefaller, Joseph J. and Margaret C.	87,500	25,000	12,500	-0-	50,000	*
UBS Financial Svcs. FBO Michael T. Collins (IRA) (36)	100,000	-0-	100,000	-0-	-0-	1.1%
Vogel, Frederick W.	325,000	100,000	25,000	-0-	200,000	1.1%
Washington Strategies 401(k) Plan (37)	125,000	25,000	50,000	-0-	50,000	*
Washington Strategies 401(K) Profit (38)	150,000	50,000	-0-	-0-	100,000	*
Watson, Britta	16,845	5,615	-0-	-0-	11,230	*
Whaley, Michael	35,000	10,000	5,000	-0-	20,000	*
Whittington Jr., K. Douglas	15,000	5,000	-0-	-0-	10,000	*
Wiebe, Rodney B.	7,500	2,500	-0-	-0-	5,000	*
Woodworth, William	6,810	2,270	-0-	-0-	4,540	*
Wyman Jr., Samuel D. IRA FCC as Custodian	5,000	-0-	5,000	-0-	-0-	*
Yori, Roberta T. and Victor	27,500	5,000	12,500	-0-	10,000	*
Zuckerbrod (IRA), Todd A. (39)	37,500	12,500	-0-	-0-	25,000	-0-
David Lies	2,416,200	805,000(40)	-0-	1,610,800(41)	-0-	-0-
Keith Guenther	375,000	125,000(40)	-0-	250,000(41)	-0-	-0-
William S. Daugherty	82,500	27,500(40)	-0-	55,000(41)	-0-	-0-
Gordon Clements	150,000	50,000(40)	-0-	100,000(41)	-0-	-0-
RCB Capital Markets LLC C/FBO Howard Miller	75,000	25,000(40)	-0-	50,000(41)	-0-	-0-
Jan and Gunnel Petterson	45,000	15,000(40)	-0-	30,000(41)	-0-	-0-
Thomas Glenndahl	45,000	15,000(40)	-0-	30,000(41)	-0-	-0-
Michael C. Brown Trust	300,000	100,000(40)	-0-	200,000(41)	-0-	-0-

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Class A Warrants Offered (2)	2009 PIPE Warrant Shares Offered (3)	Other Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Legend Merchant Banking Group (12)(13)	78,000	-0-	-0-	78,000(42)	-0-	-0-
Jim Mao	150,000	50,000(40)	-0-	100,000 (41)	-0-	-0-
Thimos LLC	21,000	7,000(40)	-0-	14,000(41)	-0-	-0-
Bemat Financial Investment Ltd.	97,500	32,500(40)	-0-	65,000(41)	-0-	-0-
Richard A. Lannon MD IRA, RBC Capital Markets LLC Cust	18,000	6,000(40)	-0-	12,000(41)	-0-	-0-
Frederick W. Vogel	75,000	25,000(40)	-0-	50,000(41)	-0-	-0-
Orsak Family Trust	450,000	150,000(40)	-0-	300,000(41)	-0-	-0-
Allen Revocable Trust U/A DTD 07/13/2003	75,000	25,000(40)	-0-	50,000(41)	-0-	-0-
Nils Welin	18,750	6,250(40)	-0-	12,500(41)	-0-	-0-
Beatrice Hom	75,000	25,000(40)	-0-	25,000(41)	-0-	-0-
Marlice Gardner	37,500	12,500(47)	-0-	25,000(48)	-0-	-0-
Xinyu Liu	150,000	50,000(47)	-0-	100,000(48)	-0-	-0-
Keith Guenther	150,000	50,000(47)	-0-	100,000(48)	-0-	-0-
JR Sandell	37,500	12,500(47)	-0-	25,000(48)	-0-	-0-
First Equity Group Inc.	120,000	40,000(47)	-0-	80,000(48)	-0-	-0-
Davidoff Malito & Hutcher LLP(43)	14,535	-0-	-0-	14,535	-0-	-0-
Kaylynn Lim Caldwell	10,000	-0-	-0-	10,000	-0-	-0-
Charles Thomas Forest	3,000	-0-	-0-	3,000	-0-	-0-
Culian Ma	2,000	-0-	-0-	2,00	-0-	-0-
The Del Mar Consulting Group, Inc.	50,000	-0-	-0-	50,000	-0-	-0-
Dale Gustavson(44)	15,000	-0-	-0-	15,000	-0-	-0-
Robert Leebern, Jr.(44)	15,000	-0-	-0-	15,000	-0-	-0-
Jeff Gosselin	509,333	-0-	-0-	509,333(50)	-0-	-0-
Colorado Financial Services Group	30,000	-0-	-0-	30,000(42)	-0-	-0-
Remanco, Inc.	79,368	-0-	-0-	79,368	-0-	-9-
Bradley C. Ellis	490,000	-0-	-0-	490,000(51)	-0-	-0-
360 Partners LLC	300,000	-0-	-0-	300,000(52)	-0-	-0-
JMJ Financial	25,000	-0-	-0-	25,000(49)	-0-	-0-
Philip Kranenburg	90,949	-0-	-0-	38,209(53)	-0-	-0-
TOTAL AMOUNT OF SHARES	30,081,088	7,581,866(45)	3,335,000	6,895,350(46)

* Represents less than 1%

(1)

Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)

Shares issuable upon exercise of Class A Warrants to be issued following the effective date of this registration statement and registered for sale hereby to all stockholders of record on December 31, 2010 on the basis of one Class A Warrant for every two shares of Common Stock then owned. Also includes shares issuable upon exercise of Class A Warrants issued in the Company’s 2011 Preferred Stock Offering and 2012 Preferred Stock Offering. An aggregate of 8,916,866 Class A Warrants, an equal number of shares of Common Stock issuable upon exercise of the Class A Warrant, plus 8,916,866 Class B Warrants issuable upon exercise of the Class A Warrants and an equal number of shares of Common Stock issuable upon exercise of the Class B Warrants and 8,916,866 Class C Warrants issuable upon exercise of the Class B Warrants and an equal number of shares of Common Stock issuable upon exercise of the Class C Warrants have all been registered for resale in this registration statement.

(3)	Shares issuable upon exercise of an aggregate of 3,335,000 PIPE warrants issued in the 2009 Private Placement.
(4)

Includes 11,625 restricted shares of common stock issued for consulting services and 500,000 shares of Common Stock owned by Laird Cagan and 100,000 shares owned by his minor children; 50,000 shares granted to Mr. Cagan upon his election to the Board of Directors and 250,000 shares issuable upon exercise of currently exercisable warrants issued under this employment contract.  Does not include 50,000 shares which vest under his consulting agreement.  Does not include 437,500 shares issuable upon vesting of his consultant warrants.

(5)	Included among 74,305 shares issued and/or issuable upon exercise of Placement Agent Warrants issued in the 2009 Private Placement.
(6)

Up to 500,000 shares are issuable upon exercise of warrants issued in February 2011 to our Chairman of the Board upon his election of the Board and 100,000 restricted shares were granted to Mr. Cagan and 11,625 shares are issuable upon exercise of Placement Agent Warrants issued in the 2009 Private Placement.

(7)

500,000 shares are issuable upon exercise of warrants issued in December 2010 to our investor relations firm and 600,000 shares are issuable upon exercise of warrants issued in March, 2012 to our investor relations firm.

(8)	Michael E. Baroody, as Beneficial Owner, has voting and dispositive power over these securities.
(9)	Michael C. Brown, as Trustee, has voting and dispositive power over these securities.
(10)	George M. Bradvica, as Trustee, has voting and dispositive power over these securities.
(11)	Laird Cagan, as Managing Member, has voting and dispositive power over these securities.
(12)

Selling stockholder is an underwriter of this offering. The Company has no material relationship with such selling stockholder, other than as otherwise stated herein. The underwriter has no arrangement under which the underwriter may purchase additional shares in connection with this offering. At the time of acquisition of the securities, the selling stockholder had no understanding, directly or indirectly, with any person to distribute the securities being offered hereunder.

(13)	Denotes a broker-dealer.

(14)	Kenneth B. Kurica and Ashley. Wiechmann, as Trustees, have voting and dispositive power over these securities.
(15)	Paul Mannion, as Managing Member, has voting and dispositive power over these securities.
(16)	Dennis Gerecke, as EVP and COO, has voting and dispositive power over these securities.
(17)

Ian Crosby, James Colclough, Cora Binchy, Robert Douglas, Mervyn Ellis, Guy Gibson, Karen Oliver, Paul Roper, Philip Dean, Phillippe De Salis, Simon Harvey, Nigel Mifsud, Pauline Quach, Daniel Recordon, Aris Tatos, Christelle Theurillat, Olivier Perroud, Magali Garcia, Nicola Roberts, Nicholas Bernard, Samuel Caporossi, Raji Karattuparambil, Corinne Jaggy, and Phillipe Rauber, as Authorized Signatures, have voting and dispositive power over these securities.

(18)	John Liviakis, as Custodian, has voting and dispositive power over these securities.
(19)	John S. Lemak, Lacey E. Lemak, Eleanor J. Lemak, and Bailey A. Lemak, as Partners, have voting and dispositive power over these securities.
(20)	Linda U. Kuhlman, as Trustee, has voting and dispositive power over these securities.
(21)	David W. Unsworth Jr., as Member, has voting and dispositive power over these securities.
(22)	Lara Coviello, as Analyst, has voting and dispositive power over these securities.
(23)	John Liviakis, as a principal, has voting and disposition power over these securities.
(24)	Robert S. London, as Trustee, has voting and dispositive power over these securities.
(25)	Denotes the sister of our former Chairman, Mary Losty. Ms. Losty is not deemed to be the beneficial owner of securities held by such selling stockholder.
(26)	Denotes the brother and sister-in-law of our former Chairman, Mary Losty. Ms. Losty is not deemed to be the beneficial owner of securities held by such selling stockholder.
(27)	Denotes the brother of our former Chairman, Mary Losty. Ms. Losty is not deemed to be the beneficial owner of securities held by such selling stockholder.
(28)	Denotes an affiliate of a broker-dealer.
(29)	Daniel Rivers, as Beneficial Owner, has voting and dispositive power over these securities.
(30)	John Lemak, as Manager, has voting and dispositive power over these securities.
(31)	Samuel Sherman, as Manager, has voting and dispositive power over these securities.
(32)	Paul Ferreri, as CIO and Founder, has voting and dispositive power over these securities.
(33)	Daniel Rivers, as Trustee has voting and dispositive power over these securities.
(34)	James Molesky, as Trustee, has voting and dispositive power over these securities.
(35)	Charles N. Travers, as Trustee, has voting and dispositive power over these securities.
(36)	Michael T. Collins, as beneficial owner, has voting and dispositive power over these securities.
(37)	William Jarrell, as Beneficial Owner, has voting and dispositive power over these securities.
(38)	Jennifer Jarrell, as Beneficial Owner, has voting and dispositive power over these securities.
(39)	Todd A. Zuckerbrod, as Beneficial Owner, has voting and dispositive power over these securities.
(40)	Shares issuable upon exercise of Class A warrants issued in our 2011 Preferred Stock Offering.
(41)	Shares issuable upon conversion of Series A Preferred Stock issued in our 2011 Series A Preferred Stock Offering.

(42)	Shares issuable upon exercise of placement agent warrants issued in our 2011 Series A Preferred Stock Offering
(43)	Attorneys for Blue Earth Inc., now known as Davidoff Hutcher & Citron LLP.
(44)	Members of the Company’s Energy Efficiency Advisory Board.
(45)

Consists of: (i) 5,927,616 shares of Common Stock issuable upon exercise of Class A Warrants issuable upon the effective date of this Registration Statement to shareholders of record as of December 31, 2010, and (ii) 1,489,250 shares of Common Stock issuable upon exercise of Class A Warrants issued to date in our 2011 Series A Preferred Stock Offering and 165,000 shares of Common Stock issuable upon exercise of Class A Warrants issued to date in the Series B Preferred Stock Offering; however, excludes the remaining 1,335,000 issuable upon exercise of the remaining Class A Warrants.

(46)

Include 2,978,500 shares of Common Stock issuable upon conversion of Series A Preferred Stock issued in our 2011 Series A Preferred Stock Offering and 330,000 shares of Common Stock issuable upon conversion of Series B Preferred Stock issued in our 2012 Series B Preferred Stock Offering; however, excludes the remaining 1,170,000 shares issuable upon exercise of the remaining Series B Preferred Stock.

(47)	Shares issuable upon exercise of Class A Warrants issued in our 2012 Series B Preferred Stock Offering.
(48)	Shares issuable upon conversion of Series B Preferred Stock issued in our 2012 Series B Preferred Stock Offerin.
(49)	Shares issuable upon exercise of Bridge Warrants issued in connection with our May 2012 Bridge Financing, exercisable at $0.10 per share.
(50)	Shares issued to a former principal of our subsidiary, Xnergy, Inc., upon conversion of debt to equity.
(51)	Includes 400,000 shares of Common Stock issuable upon issuance of warrants granted to an independent consultant on May 7, 2012, exercisable at $1.34 per share.
(52)	Shares issuable upon exercise of warrants granted to an independent consultant on May 7, 2012, execisable at $1.32 per share.
(53)	Includes 52,740 shares issuable upon exercise of options at 38,209 shares reserved for issuance to our former Chief Financial Officer which is the subject of a dispute.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of our capital stock and provisions of our articles of incorporation and by-laws are summaries and are qualified by reference to our articles of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

We have authorized 125,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 25,000,000 are shares of “blank check” preferred stock.

As of June 27, 2012 we had the following issued and outstanding securities on a fully diluted basis:

•

18,625,802 of common stock;

•

297,850 shares of Series A Preferred Stock convertible at the rate of ten (10) shares of Common Stock for each share of Preferred Stock for an aggregate of 2,978,500 Shares of Common Stock are issued.

•

300,000 shares of Series B Preferred Stock convertible into an aggregate of 3,000,000 shares of Common Stock are authorized of which 33,000 shares are currently issued and outstanding.

•

Warrants to purchase 3,392,500 shares of common stock, of which (i) three-year callable warrants to purchase 3,335,000 shares of common stock at an exercise price of $2.00 per share were issued to investors in the Private Placement and (ii) two-year warrants to purchase 57,500 shares of common stock at an exercise price of $1.25 per share were issued to the Placement Agents in connection with the Private Placement; and

•

Management warrants to purchase 2,000,000 shares of common stock exercisable for 10 years at $1.00 per share (40,000 of which had been issued as of June 27, 2012) issued to designees of Johnny R. Thomas and John C. Francis upon execution of their respective employment contracts and performance warrants to purchase 2,000,000 shares of common stock exercisable for 5 years at $1.25 per shares were issued in connection with amendments to management ’s employment contracts on March 1, 2011.

•

Class A warrants issued in our 2011 Series A Preferred Stock Offering to purchase 1,489,250 shares of  common stock and 1,489,250 Class B warrants exercisable for 1,489,250 shares of common stock and 1,489,250 Class C warrants exercisable for 1,489,250 shares of common stock.  Placement Agent Warrants to purchase 98,000 shares of Common Stock at $1.75 per share are currently issued and outstanding.

•

Class A Warrants issued and/or issuable in our 2012 Series B Preferred Stock Offering to purchase 1,500,000 Shares of Common Stock and 1,500,000 Class B Warrants issuable for  1,500,000 Shares of Common Stock and 1,500,000 Class C Warrant exercisable for 1,500,000 Share of Common Stock, of which 165,000 Warrants are currently issued and outstanding.

•

Warrants to purchase: 500,000 shares of common stock at $1.74 per share were issued to our investor relations firm in December 2010 and Warrants to purchase 660,000 Shares of Common Stock at $1.39 per Share were issued to our investor relations firm and its employee in March 2012; 500,000 shares of common stock at $1.24 per share were issued to our Chairman of the Board and his designees in February 2011 for consulting services; warrants to purchase 400,000 shares of Common Stock at $1.34 per share to an independent consultant in May, 2012; and warrants to purchase 300,000 shares of Common Stock at $1.32 per share to our independent consultant in May 2012.

•

Warrants issued and/or issuable in our May 2012 Bridge Financing to purchase up to 250,000 shares of Common Stock at $0.10 per share.  For each $100,000 loaned a lender receives 25,000 warrants which are not exercisable before August 1, 2012.  Bridge Warrants to purchase 25,000 shares are currently issued and outstanding.

•

Class A warrants issuable upon the effective date of this Registration Statement to all shareholders of record on December 31, 2010 to purchase at $3.00 per share through December 31, 2013, 5,927,616 shares of common stock and 5,927,616 Class B Warrants, exercisable at $6.00 per share for three (3) years from the date of issuance to purchase 5,927,616 shares of common stock and 5,927,616 Class C Warrants exercisable for three (3) years from the date of issuance to purchase 5,927,616 shares of common stock, all subject to redemption as described below.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

On September 29, 2011, the Company filed a Certificate of Designation and Preferences with the Secretary of State of Nevada to authorize the issuance of up to 300,000 shares of Series A Convertible Preferred Stock, $10.00 face value, $.001 par value per share (“Series A Preferred Stock”).  The Series A Preferred Stock is being offered in a private placement (the “Preferred Stock Offering”) of Units each consisting of one share of Series A Preferred Stock at $10.00 per share and warrants to purchase one share of Common Stock for each two shares of Common Stock issuable upon conversion of Preferred Stock.   An aggregate of 297,850 shares of Series A Preferred Stock were issued and outstanding convertible into 2,978,500 shares of Common Stock.  The Series A Preferred Stock will pay dividends at 8% per annum if paid in cash, or 12% if paid in Common Stock.  In the event of a mandatory conversion (see below) prior to the payment of the first year of dividends, the Company will pay the holder such dividends equal to what the holder was to receive for the first full year from the date of issuance.  Each share of Series A Preferred Stock is convertible at a rate of ten (10) shares of Common Stock, or $1.00 per share.  Each share not previously converted by the holder shall be automatically converted by the Company at $1.00 per share (unless adjusted) upon the first to occur: (i) the fourth anniversary date of the issuance of the Series A Preferred Stock, or (ii) the closing price of the Common Stock trades at least $3.00 per share for 60 consecutive calendar days.  The Series A Preferred Stock carries a $10.00 per share liquidation preference plus unpaid dividends, and votes on an as converted basis with the Common Stock.

On April 2, 2012, the Company filed a Certificate of Designation and Preference to authorize the issuance of up to 300,000 Shares of Series B Convertible Preferred Stock, $10.00 face value, $.001 par value per share (“Series B Preferred Stock”).  The Series B Preferred Stock is virtually identical to the Series A Preferred Stock except it may be automatically converted by the Company at $1.00 per share of the closing price of the Company’s Common Stock trades at least $2.25 (rather than $3.00) per share for 60 consecutive calendar days.   As of June 30, 2012, an aggregate of 33,000 shares of Series B Preferred Stock were issued and outstanding convertible into 330,000 shares of Common Stock.

Warrant Shares Offered Under this Prospectus

2009 Private Placement

We issued three-year warrants to purchase 3,412,500 shares of our common stock (of which 3,335,000 are currently issued and outstanding and registered for resale hereby), at an exercise price of $2.00 per share to investors in the Private Placement. We also issued two-year warrants to the Placement Agents to purchase an aggregate of 107,500 shares (of which 50,000 Warrants have been exercised) of our common stock, at an initial cash exercise price of $1.25 per share, in connection with their efforts as placement agents in connection with the Private Placement. We are prohibited from effecting the exercise of the warrants to the extent that as a result of the exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the warrants. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder. In addition, so long as the underlying shares of common stock are registered in an effective registration statement, if and when shares of the common stock are trading at or above $3.50 per share for 20 consecutive trading days, we will have the option to redeem the three-year warrants from the investors for a purchase price of $0.001 per share. A holder of three-year warrants will have 10 days following notice to convert their warrants or we may retire the warrants upon the payment of $0.001 per share underlying each warrant. The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. In addition, the warrants have anti-dilution protection in the event we issue securities at a value less than $1.00 per share (see “Future Stock Issuances” below). No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise amount and exercise price per share.

Class A, B and C Warrants

As part of the Company’s spin-off of the business of GFS, the Board of Directors authorized the grant to each shareholder of record as of December 31, 2010, for no additional consideration, one Class A Common Stock Purchase Warrant for each two (2) shares of the Company’s Common Stock then owned by such shareholder.  The Class A Warrants will be distributed promptly following the effective date of this prospectus.  The Warrant exercises and issuances of underlying common stock are intended to serve as a funding vehicle to further capitalize the Company.

●

Each Class A Warrant is exercisable at $3.00 per share (the “Exercise Price”), until December 31, 2013;

●

Upon exercise of a Class A Warrant, a holder thereof will receive in addition to one share of common stock, a Class B Common Stock Purchase Warrant exercisable at $6.00 per share, for a period of three (3) years from the date of issuance of such Class B Warrant; and

●

Upon exercise of a Class B Warrant, a holder will receive in addition to one share of common stock, a Class C Common Stock Purchase Warrant exercisable at $12.00 per share, for a period of three (3) years from the date of issuance of such Class C Warrant (collectively, the “Warrants”).

●

The Exercise Price may be paid in non-cash consideration (e.g., property or promissory notes) at fair market value deemed acceptable by the Company.

●

Upon prior written notice, the Exercise Price of the Warrants may be temporarily reduced.  At the end of such discretionary reduction period, the price shall revert back to the original Exercise Price.

●

All Warrants shall be redeemable on at least 30 days ’ prior written notice, at $.001 per share, with the Company ’s right to simultaneously transfer those Warrants not exercised to accredited investors who have agreed to be standby purchasers.  Any presently unidentified standby purchaser will be deemed to be an underwriter under the Securities Act and subject to the prospectus delivery requirements of the Securities Act.

●

The exercise price is subject to adjustment for dividends or other distributions, reorganizations, consolidations, mergers or sale, but not for price protection, other than a discretionary temporary reduction as set forth above.

●

All underlying shares of Common Stock are being registered with the SEC under this registration statement.

Pursuant to the 2011 Series A Preferred Stock Offering, the Company issued 297,850 Units at $10 per Unit consisting of shares of Series A Preferred Stock and Class A Warrants, identical to the ones described above, to purchase one share of Common Stock (up to 1,489,250 shares) for each two shares of Common Stock (up to 2,978,500 shares) issuable upon conversion of the Series A Preferred Stock.

Pursuant to the 2012 Series B Preferred Stock Offering, the Company is offering up to 300,000 Units at $10 per Unit (33,000 of which have been issued) consisting of Shares of Series B Preferred Stock and Class A Warrants identical to the ones described above to purchase one share of Common Stock (up to 1,500,000 Shares) for each two Shares of Common Stock (up to 3,000,000 Shares) issuable upon conversion of the Series B Preferred Stock.

Consultant Warrants

•

On December 21, 2010, the Company issued warrants to purchase 500,000 shares of Common Stock at $1.74 per share to Liviakis Financial Communications, Inc. for investor relation services. These warrants are exercisable until March 10, 2013.

•

On February 21, 2011, the Company issued ten-year warrants to purchase 500,000 shares of Common Stock at $1.24 per share to Laird Q. Cagan, an independent director and his designees, for consulting services.

•

On April 19, 2012, the Company issued warrants to purchase 600,000 shares of Common Stock at $1.39 per share to Liviakis Financial Communications, Inc. and 60,000 to Michael Bayes, in consideration of an extension to their investor relations agreement.  The warrants are exercisable until May 10, 2018 (subject to adjustment).

•

On May 7, 2012, the Company issued warrants to purchase 400,000 shares of Common Stock at $1.34 per share to Bradley C. Ellis, an independent consultant.

•

On May 7, 2012, the Company issued warrants to purchase 300,000 shares of Common Stock at $1.32 per share to 360 Partners LLC, an independent consultant.

Placement Agent Warrants

As part of the 2011 Series A Preferred Stock Offering, the Company has issued five year warrants to its placement agents to purchase an aggregate of 95,500 shares of Common Stock at $1.75 per share.

As part of the 2012 Series B Preferred Stock Offering, the Company has issued five year warrants to its placement agents to purchase 12,500 Shares of Common Stock at $1.75 per share.

Management Warrants

Management warrants to purchase 2,000,000 shares of Common Stock exercisable for 10 years at $1.00 per share issued to designees of Johnny R. Thomas and John C. Francis upon execution of their respective employment contracts and performance warrants to purchase 2,000,000 shares of common stock exercisable for 5 years at $1.25 per shares were issued in connection with amendments to management’s employment contracts on March 1, 2011.

Bridge Warrants

On May 14, 2012, the Company issued 50,000 Bridge Warrants to JMJ Financial in connection with a May 2012 Bridge Financing in exchange for a loan of up to $200,000.  For each $100,000 loaned to the Company at 10% per annum, the lender receives 25,000 warrants exercisable at $0.10 per share.   The warrants are exercisable until October 1, 2013.

Registration Rights

We agreed to file a “resale” registration statement with the SEC covering all shares of our common stock included within the Units sold in the 2009 Private Placement and underlying any warrants as well as the shares underlying the Placement Agent warrants.  However, in excess of a majority of the securities issued by the Company pursuant to its 2009 Private Placement waived any and all past, present and future rights all holders may have under their Registration Rights Agreement with the Company.  Once the Board of Directors decided on a new strategy this past summer they determined that it would not be in the Company’s best interest to continue to pursue the effectiveness of its pending registration statement, which it has now withdrawn, as the holders of common stock will be eligible for sales under Rule 144 commencing in November 2010 and the shares underlying the warrants are being registered hereby.

Transfer Agent

Our transfer agent is Empire Stock Transfer, 1859 Whitney Mesa Drive, Henderson, NV  89014.

Indemnification of Directors and Officers

Section 718.7502 of the Nevada Revised Statutes (“NRS”) provides, in general, that a corporation incorporated under the laws of the State of Nevada, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Nevada corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to maintain insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the Securities and Exchange Commission that such indemnification against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Anti-Takeover Effect of Nevada Law, Certain By-Law Provisions

Certain provisions of our Bylaws are intended to strengthen the board of directors’ position in the event of a hostile takeover attempt. These provisions have the following effects:

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law which applies to any acquisition of a controlling interest in an "issuing corporation."  In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an "issuing corporation" (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power.  Further, an "acquiring person" (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror's statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders.  In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the

"control shares" (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an "issuing corporation", and (ii) dissenter's rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a "combination" with an "interested stockholder" (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an "interested stockholder", subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. The distribution of the shares by the selling stockholders is not currently subject to any underwriting agreement.  Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their shares.  A selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

conducting business in places where business practices and customs are unfamiliar and unknown;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;

•

a combination of any of these methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

GarWood Securities LLC, Colorado Financial Service Corp., WFG Investments, Inc., Legend Merchant Group, and Jesup & Lamont Securities Corp. are registered broker-dealers and FINRA member firms and listed as selling stockholders in this prospectus. Colorado Financial Service Corporation, WFG Investments, Inc., Legend Merchant Group and Jessup & Lamont Securities Group served as placement agents in our 2009 Private Placement, and received, in addition to cash commissions, warrants to purchase an aggregate of 50,000, 33,000, 14,000, 8,000 and 2,500 shares of our common stock, respectively, with an exercise price of $1.25 per share. In addition, GarWood Securities LLC received warrants to purchase an aggregate of 50,000 shares of common stock effective on November 10, 2009, which expire on November 11, 2011 and were exercised on a cashless basis resulting in the issuance of an aggregate of 16,805 shares which are being registered on this registration statement. The registration statement of which this prospectus forms a part includes the shares of common stock underlying the warrants held by these firms and certain associated persons. The SEC has indicated that it is their position that any broker-dealer firm which is a selling stockholder is deemed an underwriter and therefore these firms may be deemed an underwriter with respect to the securities being sold by them.

Of the total of 33,000 warrants held by Colorado Financial Service Corp. (or its associated persons as listed in the “Selling Stockholders” table above), 13,000 were received in connection with the 2009 Private Placement closing on October 30, 2009 and the remainder were received in connection with the final closing of the 2009 Private Placement on December 29, 2009, and expire on October 30, 2011 and December 29, 2011, respectively. The 14,000 warrants held by WFG Investments, Inc. (or its associated persons as listed in the “Selling Stockholders” table above) were received in connection with the 2009 Private Placement closing on October 30, 2009, and expire on October 30, 2011. Of the total of 8,000 warrants held by Legend Merchant Group (or its associated persons as listed in the “Selling Stockholders” table above), 2,000 were received in connection with the Private Placement closing on November 19, 2009 and the remainder were received in connection with the final closing of the 2009 Private Placement on December 29, 2009, and expire on November 19, 2011 and December 29, 2011, respectively. The 2,500 warrants held by Jesup & Lamont Securities Corp (or its associated persons as listed in the “Selling

Stockholders” table above) were received in connection with the final closing of the 2009 Private Placement on December 29, 2009, and expire on December 29, 2011. The 107,500 shares of common stock issued or issuable upon conversion of Placement Agent warrants received by these firms (or their assignees as indicated in the “Selling Stockholders” table above) are restricted from sale, transfer, assignment, pledge or hypothecation or being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, of which this prospectus forms a part, except transfers of the warrants to officers or partners within these firms as allowed under FINRA Rule 2710 (g)(1) and (2).

Legend Merchant Group received warrants to purchase 80,500 shares of common stock in connection with the 2011 Series A Preferred Stock Offering (65,500 shares) and the 2012 Series B Preferred Stock Offering (15,000 shares).  The warrants expire on various dates through 2016.

Colorado Financial Service Corp., and its assignee, received warrants to purchase 30,000 shares of common stock in connection with the 2011 Series A Preferred Stock Offering.  The warrants expire on various dates through 2016.

Each of these firms has indicated to us its willingness to act as selling agent on behalf of certain of the selling stockholders named in this prospectus under “Selling Stockholders” that purchased our privately placed securities. All shares sold, if any, on behalf of selling stockholders by these firms would be in transactions executed by these firms on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4.5% of the gross proceeds. These firms do not have an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through these firms. Further, other than their existing brokerage relationship as customers with these firms, no selling stockholders have any pre-arranged agreement, written or otherwise, with these firms to sell their securities through these firms.

FINRA Rule 2710 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of FINRA participating in a distribution of our securities, the member is responsible for ensuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•

it intends to take possession of the registered securities or to facilitate the transfer of the certificates;

•

the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

•

whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding these transactions; and

•

in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file for review with the Corporate Finance Department of FINRA all relevant documents with respect to these transactions.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, New York 10158, will pass upon the validity of the shares of our common stock and Warrants to be sold in this offering.  Davidoff Hutcher & Citron LLP owns 14,535 shares of Common Stock of the Company which are included in this Prospectus.

EXPERTS

The financial statements as of and for the years ended December 31, 2010 and 2011 included in this prospectus have been audited by Lake & Associates, C.P.A.’s. an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: John C. Francis, Vice President of Corporate Development and Investor Relations, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052.

Blue Earth, Inc.

BLUE EARTH, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

ASSETS	March 31,	December 31,
	2012	2011
	(unaudited)
CURRENT ASSETS
Cash	$56,927	$527,108
Accounts receivable, net	1,159,780	945,815
Inventory, net	237,463	473,451
Prepaid expenses	519,358	564,427
Total Current Assets	1,973,528	2,510,801
PROPERTY AND EQUIPMENT, net	818,502	850,751
OTHER ASSETS
Deposits	17,930	17,930
Contracts and franchise, net	10,248,350	10,846,590
Total Other Assets	10,266,280	10,864,520
TOTAL ASSETS	$13,058,310	$14,226,072

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,826,753	$1,840,909
Current portion of notes payable	533,701	533,701
Related party payables	373,310	384,369
Billings in excess of revenues	531,143	645,424
Taxes payable	360,705	230,295
Payroll payable	90,547	276,018
Preferred dividends payable	125,358	54,155
Warrant derivative liability	2,211,318	2,037,325
Total Current Liabilities	6,052,835	6,002,196
LONG TERM LIABILITIES
Long term portion of notes payable	950,852	979,338
Total Liabilities	7,003,687	6,981,534
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock; 25,000,000 shares authorized
at $0.001 par value, 284,600 and 200,000
shares issued and outstanding, respectively	285	200
Common stock; 100,000,000 shares authorized
at $0.001 par value, 17,859,554 and 18,703,182
shares issued and outstanding, respectively	17,860	18,703
Additional paid-in capital	32,260,575	33,771,622
Stock subscription receivable	-	(2,632,192)
Accumulated deficit	(26,224,097)	(23,913,795)
Total Stockholders' Equity	6,054,623	7,244,538
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,058,310	$14,226,072

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended
	March 31,
	2012	2011

REVENUES	$1,960,740	$907,022
COST OF SALES	1,305,257	394,742
GROSS PROFIT	655,483	512,280

OPERATNG EXPENSES
Depreciation and amortization	630,489	134,036
General and administrative	2,045,894	1,285,587

Total Operating Expenses	2,676,383	1,419,623

LOSS FROM OPERATIONS	(2,020,900)	(907,343)

OTHER INCOME (EXPENSE)
Change in fair value of warrant liability	(173,993)	(43,699)
Interest income	-	955
Interest expense	(7,108)	-
Liquidated damages expense	-	-

TOTAL OTHER INCOME (EXPENSE)	(181,101)	(42,744)

LOSS BEFORE INCOME TAXES	(2,202,001)	(950,087)

INCOME TAX EXPENSE	-	-

NET LOSS	$(2,202,001)	$(950,087)

PREFERRED DIVIDENDS	(108,301)	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,310,302)	$(950,087)

BASIC AND DILUTED LOSS PER SHARE	$(0.15)	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING BASIC AND DILUTED	15,109,401	13,190,161

The accompanying notes are an integral part of these consolidated financial statements

BLUE EARTH, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended
	March 31,
	2012	2011
OPERATING ACTIVITIES
Net loss from continuing operations	$(2,310,302)	$(950,087)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock options and stock warrants issued for services	246,736	383,138
Warrant derivative liability	173,993	43,699
Stock issued for services	27,651	95,784
Depreciation and amortization	630,489	134,036
Changes in operating assets and liabilities:
Accounts receivable	(213,965)	(72,232)
Inventory	235,988	(23,320)
Prepaid expenses and deposits	45,069	(76,548)
Accrued dividends payable	71,203	-
Accounts payable and accrued expenses	(183,498)	36,260
Net Cash Used in Continuing Operating Activities	(1,276,636)	(429,270)
INVESTING ACTIVITIES
Acquisition of subsidiaries	-	(150,000)
Purchase of property and equipment	-	(2,240)
Net Cash Used in Investing Activities	-	(152,240)
FINANCING ACTIVITIES
Cash received in purchase of subsidiary	-	404,333
Proceeds from preferred stock	846,000	-
Acquisition of subsidiary	-	-
Repayment of notes payable	(28,486)	(36,907)
Repayment of notes payable-related party	(11,059)	-
Net Cash Provided by Financing Activities	806,455	367,426

NET INCREASE (DECREASE) IN CASH	(470,181)	(214,084)
CASH AT BEGINNING OF PERIOD	527,108	3,900,096

CASH AT END OF PERIOD	$56,927	$3,686,012
SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
CASH PAID FOR:
Interest	$7,108	$-
Income taxes	-	-
NON CASH FINANCING ACTIVITIES:
Common stock issued for acquisition of subsidiary	$-	$2,430,009
Common stock issued for license	-	-

The accompanying notes are an integral part of these consolidated financial statements

BLUE EARTH, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated

Financial Statements

 (Unaudited)

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2012 and 2011, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  The results of operations for the periods ended March 31, 2012 and 2011 are not necessarily indicative of the operating results for the full year.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Inventory

Inventory is recorded at the lower of cost or market (net realizable value) using the average cost method. The inventory on hand as of March 31, 2012 consists of motors, controllers, miscellaneous refrigeration parts and raw gasket material at costs of $252,463. An allowance for obsolete inventory has been recorded for $25,000, resulting in net inventory of $237,463.  The Company does not have any work in progress.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

NOTE 3 - SIGNIFICANT EVENTS

Issuances of Common Stock

On February 12, 2012, the Company issued 7,500 shares of its common stock to a consultant for services valued at $1.22 per share. On February 23, 2012, the Company issued 11,111 shares of common stock upon the cashless exercise of 20,000 previously granted options. On March 17, 2012, the Company issued 9,125 shares to an executive officer for services valued at $1.37 per share. On March 17, 2012, the Company issued 6,000 shares  upon the exercise of warrants per the terms of an executive officer’s employment agreement. On March 24, 2012, the sellers of Xnergy, Inc. returned for cancellation 877,364 shares of common stock in consideration of the cancellation of the $2,632,192 stock subscription receivable.

Issuance of Preferred Stock

During the three months ended March 31, 2012 the Company issued 84,600 shares of its Series A preferred stock at $10 per share for proceeds of $846,000. Each share of Series A preferred stock is convertible into 10 shares of common stock at $1.00 per share (subject to adjustment).  Upon the Company’s common stock trading at $3.00 per share for 60 consecutive days, or on the fourth anniversary date of the issuance of the Series A Preferred Stock, the preferred stock shall automatically convert into common shares at $1.00 per share (subject to adjustment). The Series A preferred stock also provides for an 8% dividend if paid in cash or a 12% dividend if paid in shares of common stock. In the event of a conversion prior to the payment of the first year of dividends, the Company shall pay the full amount of dividends that the holder would have received on the first anniversary date.  The Holder of the Series A preferred stock received common stock purchase warrants to purchase one share for every two shares of common stock issuable upon conversion of Series A Preferred Stock.  The Warrants are exercisable at $3.00 per share until December 31, 2013.  The warrants are virtually identical to those issuable to shareholders of record on December 31, 2010.

Upon the exercise of a Class A Warrant for the $3.00 Exercise Price, the holder shall receive one share of Common Stock and a Class B Warrant to purchase one share of Common Stock at $6.00 per share, subject to redemption and/or temporary reduction by the Company. The Class B Warrants shall be exercisable into shares of Common Stock for three years, from the date of the last issuance of the Class B Warrants.   Upon the exercise of a Class B Warrant for the $6.00 Exercise Price, the Holder shall receive one share of Common Stock and a Class C Warrant to purchase one share of Common Stock at $12.00 per share, subject to redemption and/or temporary reduction by the Company. The Class C Warrant shall be exercisable into shares of Common Stock for three years from the date of the last issuance of the Class C Warrants.

In addition, for every ten shares of common stock issuable upon conversion of preferred stock, FINRA registered broker-dealers who introduce investors received warrants to purchase one share of common stock (10% warrant coverage) and sales commission equal to 10% of the gross proceeds of units sold by then.

BLUE EARTH, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated

Financial Statements

(Unaudited)

NOTE 3 - SIGNIFICANT EVENTS (CONTINUED)

Going Concern

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to curtail or cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCK PURCHASE WARRANTS AND OPTIONS

During March 2012, warrants to purchase 900,000 shares of common stock at $1.16 per share were issued to the management of the Company’s subsidiary, Xnergy, Inc. for their services as an amendment to the performance criteria in their employment agreements. The warrants vest based upon certain performance criteria which have not been met as of March 31, 2012. The warrants were valued using the Black-Scholes model with a dividend rate of 0%, volatility of 171.65%, a risk free rate of 3.64% and a term of 5 years. The Company has recognized $209,637 of expense in connection with the warrants during the three months ended March 31, 2012. A summary of the Company’s warrant activity during the periods ended March 31, 2012 and December 31, 2011 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Balance Outstanding, December 31, 2010	298,500	$1.00	9.8
Granted	97,791	1.68	5
Granted	450,000	1.72	10
Forfeited	(238,500)	0.94	9.8
Expired	-	-	-
Balance Outstanding, December 31, 2011	607,791	1.63	9.8	$1,018,089
Forfeited	(8,889)	0.90	--
Exercised	(11,111)	0.90	--
Balance Outstanding, March 31, 2012	587,791	$1.68	9.5	$1,000,089
Exercisable, March 31, 2012	587,791	$1.68	9.5	$1,000,089

BLUE EARTH, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated

Financial Statements

(Unaudited)

NOTE 4 - STOCK PURCHASE WARRANTS AND OPTIONS (CONTINUED)

A summary of the Company’s warrant activity during the periods ended March 31, 2012 and December 31, 2011 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term	Value
Balance Outstanding, December 31, 2010	11,870,116	$2.31	2.78	$27,457,223
Granted	2,660,000	2.53	5.00
Exercised	(18,000)	1.00	--
Granted	1,000,000	3.00	10.00
Forfeited	(50,000)	1.25	--
Balance Outstanding, December 31, 2011	15,531,116	2.53	2.78	$33,801,473
Granted	900,000	1.24	5.00
Exercised	--	--	--
Forfeited	--	--	--
Balance Outstanding March 31, 2012	16,431,116	$2.12	2.53	$34,916,120
Exercisable, March 31, 2012	15,225,116	$2.22	2.53	$33,801,473

NOTE 5 - SUBSEQUENT EVENTS

On April 18, 2012 a note holder agreed to convert $677,475 of the Company’s debt to 509,533 shares of the Company’s common stock. The Company also issued 29,678 shares of its common stock to a consultant for services valued at $1.39 per share. The Company also granted 660,000 warrants to consultants with an exercise price of $1.39 per share and an expiration date of May 10, 2018. The Company extended the expiration date of 500,000 warrants previously granted to the consultants to May 10, 2017.

In accordance with ASC 855-10, the Company’s management has reviewed all material events there are no additional material subsequent events to report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Blue Earth Inc.

We have audited the accompanying consolidated balance sheet of Blue Earth Inc. and Subsidiaries (the “Company” as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two year period ended December 31, 2011. The financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Earth Inc. and Subsidiaries as of December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Lake & Associates, CPA’S LLC

Lake & Associates, CPA’s LLC

Schaumburg, Illinois

April 10, 2012

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
ASSETS	2011	2010

CURRENT ASSETS
Cash	$527,108	$3,900,096
Accounts receivable, net	945,815	-
Inventory, net	473,451	-
Prepaid expenses	564,427	38,039

Total Current Assets	2,510,801	3,938,135

PROPERTY AND EQUIPMENT, net	850,751	10,932

OTHER ASSETS
Deposits	17,930	3,000
Contracts and franchise, net	10,846,590	-

Total Other Assets	10,864,520	3,000

TOTAL ASSETS	$14,226,072	$3,952,067

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,840,909	$37,339
Current portion of notes payable	533,701	-
Related party payables	384,369	-
Billings in excess of revenues	645,424	-
Taxes payable	230,295	-
Payroll payable	276,018	-
Preferred dividends payable	54,155	-
Warrant derivative liability	2,037,325	1,288,159

Total Current Liabilities	6,002,196	1,325,498

LONG TERM LIABILITIES

Long term portion of notes payable	979,338	-

Total Liabilities	6,981,534	1,325,498

Commitments and contingencies

STOCKHOLDERS' EQUITY

Preferred stock; 25,000,000 shares authorized
at $0.001 par value, 200,000 and zero
shares issued and outstanding, respectively	200	-
Common stock; 100,000,000 shares authorized
at $0.001 par value, 18,703,182 and 11,855,232
shares issued and outstanding, respectively	18,703	11,855
Additional paid-in capital	33,771,622	12,420,166
Stock subscription receivable	(2,632,192)	-
Accumulated deficit	(23,913,795)	(9,805,452)

Total Stockholders' Equity	7,244,538	2,626,569

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,226,072	$3,952,067

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2011	2010

REVENUES	$5,315,664	$-
COST OF SALES	2,838,277	-
GROSS PROFIT	2,477,387	-

OPERATNG EXPENSES
Depreciation and amortization	1,209,769	-
General and administrative	14,434,071	2,202,320

Total Operating Expenses	15,643,840	2,202,320

LOSS FROM OPERATIONS	(13,166,453)	(2,202,320)

OTHER INCOME (EXPENSE)
Change in fair value of warrant liability	(749,166)	(483,441)
Interest income	957	15,311
Interest expense	(49,324)	-
Liquidated damages expense	(55,000)	-

TOTAL OTHER INCOME (EXPENSE)	(852,533)	(468,130)

LOSS BEFORE INCOME TAXES	(14,018,986)	(2,670,450)

INCOME TAX EXPENSE	-	(12,781)

LOSS FROM CONTINUING OPERATIONS	(14,018,986)	(2,683,231)

GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS, net of income taxes of $0	-	66,292
LOSS FROM DISCONTINUED OPERATIONS, net of income taxes of $0	-	(970,614)

NET LOSS	$(14,018,986)	$(3,587,553)

PREFERRED DIVIDENDS	(89,357)	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(14,108,343)	$(3,587,553)

BASIC AND DILUTED LOSS PER SHARE
Continuing Operations	$(0.93)	$(0.18)
Discontinued Operations	-	(0.06)

Net Loss	$(0.93)	$(0.24)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING BASIC AND DILUTED	15,109,401	15,201,303

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

					Additional	Stock		Total
	Preferred Stock		Common Stock		Paid-In	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity

Balance, December 31, 2009	-	$-	17,668,500	$17,669	$10,152,118	$-	$(6,217,899)	$3,951,888

Common shares issued for consulting services	-	-	83,000	83	41,417	-	-	41,500

Liability paid on behalf of the Company
by a shareholder	-	-	-	-	8,467	-	-	8,467

Common shares cancelled in
sale of subsidiary	-	-	(6,331,050)	(6,331)	6,331	-	-	-

Stock option and warrant expense	-	-	-	-	1,575,768	-	-	1,575,768

Stock warrant liability contributed
by shareholders	-	-	-	-	136,500	-	-	136,500

Common shares issued for cash	-	-	434,782	434	499,565	-	-	499,999

Net loss for the year ended
December 31, 2010	-	-	-	-	-	-	(3,587,553)	(3,587,553)

Balance, December 31, 2010	-	-	11,855,232	11,855	12,420,166	-	(9,805,452)	2,626,569

Common stock issued for options cancellation	-	-	72,813	73	95,712	-	-	95,785

Common stock issued for license	-	-	150,000	150	176,850	-	-	177,000

Common stock issued for acquisition of subsidiaries	-	-	5,779,762	5,780	10,164,229	(2,632,192)	-	7,537,817

Common stock issued for consulting services	-	-	743,903	744	972,406	-	-	973,150

Common stock issued for employee incentives	-	-	66,667	66	114,601	-	-	114,667

Common stock issued for exercise of options	-	-	34,805	35	17,965	-	-	18,000

Stock option and warrant expense	-	-	-	-	7,809,893	-	-	7,809,893

Preferred shares and warrants issued for cash	200,000	200	-	-	1,999,800	-	-	2,000,000

Net loss for the year ended
December 31, 2011	-	-	-	-	-	-	(14,108,343)	(14,108,343)

Balance, December 31, 2011	200,000	$200	18,703,182	$18,703	$33,771,622	$(2,632,192)	$(23,913,795)	$7,244,538

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2011	2010

OPERATING ACTIVITIES
Net loss from continuing operations	$(14,108,343)	$(2,683,231)
Loss from discontinued operations	-	(904,322)
Net loss	(14,108,343)	(3,587,553)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock option and stock warrants issued for services	7,809,893	1,617,268
Warrant derivative liability	749,166	483,441
Stock issued for services	1,201,602	-
Depreciation and amortization	1,209,769	89
Changes in operating assets and liabilities:
Accounts receivable	32,800	-
Inventory	(347,174)	-
Prepaid expenses and deposits	(355,989)	(41,039)
Accrued dividends payable	54,155	-
Accounts payable and accrued expenses	(391,958)	173,738

Net Cash Used in Continuing Operating Activities	(4,146,079)	(1,354,056)
Net Cash Provided by (Used in) Discontinued Operating Activities	-	81,382

INVESTING ACTIVITIES
Acquisition of subsidiaries	(1,185,392)	-
Purchase of license	(100,000)	-
Purchase of property and equipment	(135,360)	(11,021)

Net Cash Used in Investing Activities	(1,420,752)	(11,021)
Net Cash Used in Discontinued Investing Activities	-	(24,418)

FINANCING ACTIVITIES
Proceeds from related party loans	22,096	-
Proceeds from preferred stock	2,000,000	-
Acquisition of subsidiary	1,800,978	-
Repayment of notes payable	(1,629,231)	-
Proceeds from common stock and warrants, net of offering costs in 2009	-	499,999

Net Cash Provided by Financing Activities	2,193,843	499,999
Net Cash Provided by (Used in) Discontinued Financing Activities	-	(50,642)

Effect of exchange rate changes on cash	-	-

NET INCREASE (DECREASE) IN CASH	(3,372,988)	(858,756)
CASH AT BEGINNING OF YEAR	3,900,096	4,758,852

CASH AT END OF YEAR (Includes $115,060 of cash
included in net assets of discontinued operations in 2009)	$527,108	$3,900,096

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$49,324	$-
Income taxes	-	12,781

NON CASH FINANCING ACTIVITIES:
Liability paid on behalf of the Company by a shareholder	$-	$8,467
Reclassification of warrant derivative liability to (from) additional paid-in capital	-	136,500
Common stock issued for acquisition of subsidiary	7,537,817	-
Common stock issued for license	177,000	-

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 1. Description of Business

Blue Earth, Inc.  and subsidiaries (the “Company”), a Nevada corporation headquartered in Henderson, Nevada, is a provider of energy efficiency and renewable energy solutions for facilities primarily located in west coast states. The primary focus is acquiring companies and innovative technologies that enable customers to reduce their energy consumption, lower their generating capacity and maintenance costs and realize environmental benefits. The Company’s comprehensive set of energy services serves the small commercial, industrial and utility markets.

On August 31, 2010, the Company sold all of the issued and outstanding common stock of Genesis Fluid Solutions, its wholly owned subsidiary. The operating results of this former subsidiary have been reported as discontinued operations in the accompanying consolidated financial statements. See Note 13.

Note 2. Significant Accounting Policies

Use of Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require management to make certain estimates, judgments and assumptions. Management believes that the estimates, judgments and assumptions upon which they rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. The consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Significant estimates include the estimates of depreciable lives and valuation of property and equipment, valuation and amortization periods of intangible assets, valuation of derivatives, valuation of payroll tax contingencies, valuation of share-based payments, and the valuation allowance on deferred tax assets.

Principles of Consolidation

The consolidated financial statements for 2010 reflect the financial position and operations of the Company and its wholly- owned subsidiary, Blue Earth Tech, Inc.  For the year ended December 31, 2011, the consolidated financial statements included the accounts of Blue Earth Tech, Inc, Castrovilla, Inc., (Castrovilla) and Blue Earth Energy Management, Inc. The 2011 consolidated financial statements also include the accounts of HVAC Controls and Specialties, Inc. (HVAC), Ecolegacy, LLC (Eco) and Xnergy, Inc. (Xnergy) from September 1, 2011.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2011 and 2010.

Accounts Receivable

The Company records accounts receivable related to its construction contracts based on billings or on amounts due under the contractual terms. Accounts receivable throughout the year may decrease based on payments received, credits for change orders, or back charges incurred.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write-off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company’s allowance for bad doubtful accounts was $193,218 and $-0- as of December 31, 2011 and 2010, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful lives of the assets per the following table. Expenditures for additions and improvements are capitalized while repairs and maintenance are expensed as incurred.

Category	Depreciation Term
Computer and office equipment	3-5 years
Equipment and tools	5-10 years
Vehicles	5 years

Intangible Assets

The Company records the purchase of intangible assets not purchased in a business combination in accordance with the ASC Topic 350 and records intangible assets acquired in a business combination in accordance with ASC Topic 805. In  connection with the purchases of Castrovilla. and Xnergy. the Company has recorded $11,595,475 as the value of customer contracts and franchises. The Company also paid $277,000 for a license to energy conservation technology. These amounts are being amortized over the estimated life of 5 years. The Company recorded amortization expense of $1,114,648 during the year ended December 31, 2011. Annual amortization expense will be $2,386,708 through 2016.

Long-Lived Assets

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets in accordance with ASC Topic 360, which generally requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period of time, and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets.

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of ASC Topic 820 “Fair Value Measurements and Disclosures”. ASC Topic 820 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements. Excluded from the scope of ASC Topic 820 are certain leasing transactions accounted for under ASC Topic 840, “Leases.” The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of ASC Topic 820.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred. Advertising costs aggregated $300,927 and $46,590 for the years ended December 31, 2011 and 2010, respectively.

Reclassifications

Certain amounts in the accompanying 2010 consolidated financial statements have been reclassified to conform to the 2011 presentation.  All 2010 amounts in the Statement of Operations relating to the sold subsidiary, Genesis Ltd. have been reclassified to Loss from Discontinued Operations (See Note 10).

Reserve for Warranty

The Company has accrued a reserve for the estimated cost of completing warranted services. The reserve is $25,241 and $-0- as of December 31, 2011 and 2010, respectively.

Revenue Recognition

The Company generates revenues from professional services contracts. Customers are billed, according to individual agreements. Revenues from professional services are recognized on a completed-contract basis, in accordance with ASC Topic 605-35, “Construction-Type and Production-Type Contracts.” Under the completed-contract basis, contract costs are recorded to a deferred asset account and billings and/or cash received are recorded to a deferred revenue liability account during the periods of construction. Costs include direct material, direct labor and subcontract labor. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered complete when all costs except insignificant items have been incurred and final acceptance has been received from the customer. Corporate general and administrative expenses are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as incurred.

For uncompleted contracts, the deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified under current assets as Costs in excess of billings on uncompleted contracts. The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as Billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year, and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. A liability (including interest if applicable) is established in the consolidated financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Applicable interest is included as a component of income tax expense and income taxes payable.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2011, the tax years 2008 through 2010 remain open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

The Company adopted the provisions of ASC Topic 740-10-25-09, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The term “effectively settled” replaces the term “ultimately settled” when used to describe recognition, and the terms “settlement” or “settled” replace the terms “ultimate settlement” or “ultimately settled” when used to describe measurement of a tax position under ASC Topic 740. Topic 740-10-25-09 clarifies that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.

Basic and Diluted Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the periods presented. Diluted net loss per common share is computed using the weighted average number of common shares outstanding for the period, and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible preferred stock or other common stock equivalents. Options to purchase 607,791 and 298,500 common shares and warrants to purchase 15,531,116 and 11,870,116 common shares were outstanding at December 31, 2011 and 2010, but were not included in the computation of diluted loss per share because the effects would have been anti-dilutive. These options and warrants may dilute future earnings per share.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic No. 718. For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes method for stock options; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards, however, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date shall equal the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete.

The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Comprehensive Income

The Company has no items of other comprehensive income as of December 31, 2011 and 2010.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Accounting for Derivatives

The Company evaluates its options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liability at the fair value of the instrument on the reclassification date.

Research and Development

In accordance with ASC Topic 730, “Research and Development”, expenditures for research and development of the Company’s products and services are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $14,230 and $-0- for the years ended December 31, 2011 and 2010, respectively.  The 2010 expense has been included in Loss from discontinued operations.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or its financial statements.

Inventory

Inventory is recorded at the lower of cost or market (net realizable value) using the average cost method. The inventory on hand as of December 31, 2011 and 2010 consists of motors, controllers, miscellaneous refrigeration parts and raw gasket material at costs of $473,451 and $-0-, respectively. The Company does not have any work in progress.

Prepaid Expenses

The components of the Company’s prepaid expenses are as follows:

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Consulting fees (term 1-9 months)	$464,214	$13,727
Royalties ( term as earned per contract)	68,213	--
Insurance (term 11 months)	29,000	24,312
Rent (term 1 month)	3,000	--
Total prepaid expenses	$564,427	$38,039

Technology License

On May 16, 2011, the Company purchased a license to energy conservation technology known as “SwitchGenie”. The purchase price was $100,000 and 150,000 shares of the Company’s common stock valued at $1.18 per share, which was the market price on the transaction closing date. The license also requires the Company to pay a royalty based upon SwitchGenie sales. The Company has prepaid $68,213 in royalties against the license as of December 31, 2011 which is included in prepaid expenses. The Company is amortizing the cost of the license over the expected life of 5 years and has recorded $36,933 of amortization expense during the year ended December 31, 2011. Future annual amortization expense will be $55,400.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 3 - Property and Equipment

The major classes of assets as of December 31, are as follows:

	2011	2010
Office and computer equipment	$414,820	$11,021
Manufacturing and installation equipment	260,624	--
Leasehold improvements	759,304	--
Vehicles	360,210	--
Sub Total	1,794,958	--
Accumulated Depreciation	(944,207)	(89)
Net	$850,751	$10,932

Depreciation expense was $108,970 and $89, for the years ended December 31, 2011 and 2010, respectively. Approximately $360,210 of the Company’s property and equipment serves as security against its long-term debt.

Note 4. Fair Value of Financial Instruments

The Company follows the provisions of ASC 820 for fair value measurements of all nonfinancial assets and nonfinancial liabilities not recognized or disclosed at fair value in the financial statements on a recurring basis. The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The accounting standard established a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Liabilities measured at fair value on a recurring and non-recurring basis consisted of the following at December 31, 2011 and 2010:

	Total Carrying
	Value at	Fair Value Measurements at December 31, 2011
	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Warrant derivative liability	$2,037,325	$-	$-	$2,037,325

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Total
Carrying
	Value at	Fair Value Measurements at
	December 31,	December 31, 2010
	2010	(Level 1)	(Level 2)	(Level 3)
Assets:	$-	$-	$-	$-
Patents	-	-	-	-
Patents pending	-	-	-	-
Totals	$-	$-	$-	$-

Liabilities:	-	-	-	-
Warrant derivative liability	$1,288,159	$-	$-	$1,288,159

The following is a summary of activity of Level 3 assets for the year ended December 31, 2011:

Balance at December 31, 2010	$-
Distributorship and license costs	11,872,475
Amortization expense	(1,114,648)
Impairment loss recognized	-
Balance at December 31, 2011	$10,757,827

The following is a summary of activity of Level 3 liabilities for the years ended December 31, 2011 and 2010:

Balance at December 31, 2009	$804,718
Change in fair value 2010	483,441
Balance at December 31, 2010	1,288,159
Change in fair value 2011	749,166
Balance at December 31, 2011	$2,037,325

The Company estimates the fair value of the warrant derivative liability utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected warrant term, expected volatility of our stock price over the expected warrant term, expected risk-free interest rate over the expected warrant term, and the expected dividend yield rate over the expected warrant term. The Company believes this valuation methodology is appropriate for estimating the fair value of the warrant derivative liability. The following table summarizes the assumptions the Company utilized to estimate the fair value of the warrant derivative liability at December 31, 2011 and 2010:

Assumptions	December 31, 2011	December 31, 2010
Expected term (years)	1.8 - 9.7	1.0 -2.0
Expected volatility	152%	214.0%
Risk-free interest rate	0.71% -4.13%	.42% - .47%
Dividend yield	0.00%	0.00%

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The expected warrant term is based on the remaining contractual term. The expected volatility is based on historical volatility. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related warrant at the valuation date. Dividend yield is based on historical trends. While the Company believes these estimates are reasonable, the fair value would increase if a higher expected volatility was used, or if the expected dividend yield increased.

There were no changes in the valuation techniques during the years ended December 31, 2011 and December 31, 2010. The estimated fair value of certain financial instruments, including cash and cash equivalents and current liabilities, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Note 5. Commitments and Contingencies

On March 1, 2011, the Board of Directors of the Company amended the employment agreements of Dr. Johnny R. Thomas and John C. Francis.  Each of their employment agreements dated September 1, 2010 were amended effective February 1, 2011, to increase their annual salaries by $75,000.  Johnny R. Thomas’s salary increased from $99,000 to $174,000 and John Francis’s salary from $75,000 to $150,000.

Johnny R. Thomas and John C. Francis were each awarded five-year performance warrants to purchase 1,000,000 shares each at an exercise price of $1.25 per share.  The warrants will vest if and when the Company achieves certain revenues, net income and/or EBITDA milestones for four trailing quarters.  For each executive officer, a total of 412,500 warrants vest upon four different milestones when annual revenues exceed revenue milestones increasing from $50 to $200 million.  Achieving net income levels in excess of $0.20/share to more than $0.50/share will vest 262,500 warrants upon four different milestones.  The remaining 325,000 warrants will vest upon four different milestones when the Company’s EBITDA performance exceeds $0.40/share to more than $1.00 per share. Mr. Thomas and Mr. Francis also have the right  to vest the warrants by exercising the warrants accordingly the value of the warrants has been expensed in the financial statements.

Any warrants not vested for one milestone period are added on a cumulative basis to the following increment for potential vesting at the next milestone.  In the event that an officer is terminated without cause: (i) he shall receive a cash settlement of $75,000, and (ii) 50% of all unvested warrants issued under his employment agreement, as amended, shall vest immediately.  Except as set forth herein, the respective employment agreements remain unchanged and in full force and effect.

Legal Matters

In December of 2011, the Company was served with a third party complaint to bring the Company into a vendor lawsuit between Genesis, the private company formerly a subsidiary of the Company, and Eagle North America, Inc., also known as Press Rentals. Press Rentals and Genesis have a lawsuit involving the payment of about $55,000 in rental charges, with an extra $108,000 for legal fees. Genesis has brought the Company into the lawsuit, alleging that the Company has an obligation due to the prior subsidiary status. The Company has retained counsel and filed for dismissal.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Operating Leases

The Company leases several vehicles from unrelated parties under non cancellable operating leases. The leases are typically four years. As of December 31, 2011, future minimum lease payments are as follows:

Year	Amount
2012	$27,942
2013	17,534
2014	771
2015	-
2016	-
Thereafter	-
Total	$46,247

Note 6. Stockholders’ Equity

Sale of Subsidiary

On August 27, 2010, the Company entered into a Stock Purchase Agreement (the “SPA”).  Pursuant to the SPA, the Buyers who signed the SPA, including Michael Hodges, the former Chairman and Interim Chief Executive Officer of the Company, purchased from the Company on or before August 31, 2010, all of the issued and outstanding common stock of Genesis Fluid Solutions, Ltd. (GFS), its wholly-owned subsidiary.  The Purchase Price for GFS was (a) an aggregate of 6,331,050 shares of Common Stock of the Company to be cancelled including, an aggregate of 1,300,000 shares of Common Stock of the Company held under an Escrow Agreement dated October 30, 2009 among the Company, GFS, Michael Hodges, and Sichenzia Ross Friedman Ference LLP, as escrow agent; (b) an aggregate of approximately 3,011,000 options and warrants of the Company to be cancelled; and (c) GFS’s payment to the Company of a six (6%) percent royalty beginning August 8, 2010, on all gross revenues derived from (i) dewatering operations (exclusive of payments to subcontractors) and (ii) the sale, lease or licensing arrangements of the Rapid Dewatering System and/or any of the dewatering boxes of GFS and its affiliates until the Company receives $4,000,000 and a royalty of three (3%) percent of gross revenues thereafter not to exceed a cumulative royalty of $15,000,000 (the “Royalty”).

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of preferred stock having a par value of $0.001 per share.

During 2011 the Company issued 200,000 shares of its Series A preferred stock at $10 per share for proceeds of $2,000,000. Each share of Series A preferred stock is convertible to 10 shares of common stock upon the Company’s common stock trading at $2.25 per share for 60 consecutive days. The Series A preferred stock also provides for an 8% dividend if paid in cash or a 12% dividend if paid in shares of common stock. The Holder of the Series A preferred stock received common stock purchase warrants to purchase one share for every two shares of common stock issuable upon conversion of Series A Preferred Stock. The Company has accrued a dividend of $54,155 on the preferred stock as of December 31, 2011.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The Warrants are substantially the same as the funding warrants authorized for all shareholders of record as of December 31, 2010. Upon the exercise of a Class A Warrant for the $3.00 Exercise Price, the Holder shall receive one share of Common Stock and a Class B Common Stock Purchase Warrant (“Class B Warrant”) to purchase one share of Common Stock at $6.00 per share, subject to redemption and/or temporary reduction by the Company. The Class B Warrant shall be exercisable into shares of Common Stock at any time, or from time-to-time, up to and including 5:00 p.m. (Pacific Coast Time) on the third anniversary date from the date of the last issuance of the Class B Warrants, unless previously called or extended by the Company on thirty (30) days’ prior written notice; provided, however, if such date is not a Business Day, then on the Business Day immediately following such date. The Company determined the value of the Class A Warrants to be $1,087,881 using the Black-Scholes model. The Company allocated $497,792 of the $2,000,000 proceeds received from  the Preferred Stock to the Class A Warrant and is amortizing the remaining $497,792 as a dividend expense over the 4 year term of the Warrants. The Company recognized $35,202 of additional dividend expense due to the Class A Warrants during the year ended December 31, 2011.

Upon the exercise of the Class B Warrant for the $6.00 Exercise Price, the Holder shall receive one share of Common Stock and a Class C Common Stock Purchase Warrant (“Class C Warrant”) to purchase one share of Common Stock at $12.00 per share, subject to redemption and/or temporary reduction by the Company. The Class C Warrant shall be exercisable into shares of Common Stock at any time, or from time-to-time, up to and including 5:00 p.m. (Pacific Coast Time) on the third anniversary date from the date of the last issuance of the Class C Warrants, unless previously called or extended by the Company on thirty (30) days’ prior written notice; provided, however, if such date is not a Business Day, then on the Business Day immediately following such date. The Company will determine the value of the Class B Warrant when the Class A Warrants are exercised and the value of the Class C Warrant when the Class B Warrants are exercised.

Common Stock

The Company is authorized to issue up to 100,000,000 shares of common stock having a par value of $0.001 per share, of which 18,703,182 and  11,855,232 shares were issued and outstanding at December 31, 2011 and 2010, respectively.

On December 31, 2010, 434,782 shares of the Company’s stock were issued for cash of $499,999 in a private placement. On August 7, 2010, 6,331,050 common shares were cancelled upon sale of the subsidiary Genesis Fluid Solutions. On March 19, 2010, the Company issued 83,000 common shares to a consultant for services valued at $41,500. On December 14, 2011 the Company issued 125,000 shares to a consultant for services valued at $1.51 per share. On December 5, 2011 the Company issued 89,368 shares to consultants for services valued at $1.26 per share. On December 1, 2011 the Company issued 6,000 shares of its common stock under an outstanding warrant to an executive officer for accrued compensation valued at $1.00 per share.  On October 4, 2011 the Company issued 16,805 shares upon the cashless exercise of warrants at $1.25 and 79,535 shares to consultants valued at $1.72 per share. On September 29, 2011 the Company issued 12,000 shares of its common stock to an executive officer for accrued compensation valued at $1.00 per share. On September 7, 2011 the Company issued 66,667 shares of common stock to certain key employees of Xnergy, Inc. valued at $1.72 per share and 4,500,000 shares for the acquisition of its subsidiary, as described in Note 12. On July 13, 2011 the Company issued 100,000 shares of common stock for investment advisory services valued at $1.09 per share. On May 16, 2011 the Company issued 150,000 shares for a license to certain light switching technology and paid $100,000 cash. The shares were valued at $1.18 per share. On May 24, 2011 the Company issued 100,000 shares to an investment banking firm for services valued at $1.16 per share. On March 21, 2011 the Company issued 72,813 shares, valued at $95,784, for the cancellation of 238,500 previously issued options. On February 24, 2011 the Company issued 100,000 shares, valued at $1.24 for director’s fees.  One half of the shares vested immediately, the remainder vest one year from issuance. On February 21, 2011 the Company issued 150,000 shares valued at $1.18 for compensation.  On January 1, 2011 the Company issued 1,279,762 shares for the acquisition of its subsidiary, as described in Note 12.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Incentive Stock Option and Warrant Grants to Employees and Directors

On October 30, 2009, the Company’s board of directors and stockholders adopted the 2009 Equity Incentive Plan (the “2009 Plan”). The purpose of the 2009 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. Under the 2009 Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long-term incentive awards. The Company has reserved for issuance an aggregate of 4,542,000 shares of common stock under the 2009 Plan. The 2009 Plan will be administered by the Company’s board of directors until such time as such authority has been delegated to a committee of the board of directors.

The material terms of each option granted pursuant to the 2009 Plan by the Company shall contain the following terms: (i) that the purchase price of each share purchasable under an incentive option shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value (as defined in the 2009 Plan) of such common share on the date the option is granted, (ii) the term of each option shall be fixed by the Committee, but no option shall be exercisable more than 10 years after the date such option is granted and (iii) in the absence of any option vesting periods designated by the Committee at the time of grant, options shall vest and become exercisable as to one-third of the total number of shares subject to the option on each of the first, second and third anniversaries of the date of grant.

On October 30, 2009, the Company issued, pursuant to the 2009 Plan, ten-year options to purchase 1,972,000 shares in the Company in exchange for the return of 1,972,000 shares of common stock (see above). On October 30, 2009, the Company granted, pursuant to the 2009 Plan, ten-year stock options to purchase 1,250,000 common shares of the Company, of which (i) 580,000 are exercisable immediately at $0.90 per share, (ii) 70,000 are exercisable on April 30, 2010 at $0.99 per share, and (iii) 600,000 vest based on performance milestones, as stipulated in the option, and are exercisable at $1.00 per share. None of these options are currently outstanding.

On June 12, 2010 the Company issued options to purchase 10,000 shares of the Company’s common stock to a consultant.  The options are exercisable at a strike price of $1.00.  The options expire ten years from the date of issuance. On September 1, 2010 the Company issued warrants to purchase 2,000,000 shares of the Company’s common stock to two officers of the Company.  The warrants are exercisable at a strike price of $1.00.  The warrants expire ten years from the date of issuance.  On the date of issuance, 200,000 of the warrants vested.  On October 31, 2010, an additional 300,000 warrants vested.  On September 1, 2011, 500,000 additional warrants vested.

On December 14, 2010 the Company issued options to purchase 30,000 shares of the Company’s common stock to two consultants.  The options are exercisable at a strike price of $1.70.  The options expire ten years from the date of issuance. On December 27, 2010 the Company issued warrants to purchase 500,000 shares of the Company’s common stock to a consultant.  The warrants are exercisable at a strike price of $1.74.  The warrants expire two years from the date of issuance.

On December 7, 2010 the Company declared a distribution to all shareholders of record on December 31, 2010.  Each shareholder is entitled to receive upon the effective date of a registration statement with the SEC one Class A warrant to purchase one share of common stock at an exercise price of $3.00 and one Class B warrant to purchase one share of common stock at an exercise price of $6.00 per share and one Class C warrant to purchase one share of common stock at an exercise price of $12.00 per share.  All of which expire ten years after issuance. Due to the fact that the Company has an accumulated deficit, the distribution was accounted for as a return of capital and recorded as a reduction to additional-paid in capital.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On January 1, 2011, the Company granted 97,791 options to employees of Castrovilla at $1.68 per share. The Company will recognize $107,699 in expense over the term of the options. On October 4, 2011 the Company issued 450,000 options to the President of Castrovilla at $1.72 per share:  150,000 vesting immediately, 150,000 to vest upon the billing of 500 petroleum sites and 150,000 to vest upon the billing of 1,000 additional petroleum sites. The Company will recognize $145,331 in expense over the term of the options.

As of December 31, 2011, 3,934,209 shares were remaining under the 2009 Plan for future issuance.

Incentive Stock Option and Warrant Grants to Employees and Directors

On March 1, 2011 the Company issued 2,000,000 warrants to its executive officers pursuant to their employment contracts as outlined in Note 5 which are deemed vested as of December 31, 2011. On February 23, 2011 the Company granted 500,000 warrants to a director at $1.24 which vest over 4 years. On May 16, 2011 the Company granted and vested 160,000 warrants to a consultant at $1.15.

The total fair value of stock warrant and option awards (not including those issued in exchange for common stock returned to the Company) granted to employees during the years ended December 31, 2011 and 2010 was $6,293,205 and $3,167,745, respectively, which is being recognized over the respective vesting periods. The Company recorded compensation expense of $7,435,576 and $1,617,268 for the years ended December 31, 2011 and 2010, respectively, in connection with these stock warrants and options.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award. There were no options granted during 2011 and 2010. The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted during the years ended December 31, 2011 and 2010:

	December 31,	December 31,
	2011	2010
Expected term (years)	5.0 - 10.0	1.0 - 10.0
Expected volatility	160%	216%
Weighted-average volatility	160%	216%
Risk-free interest rate	3.99%	0.71% - 4.32%
Dividend yield	0%	0%
Expected forfeiture rate	0%	0%

The expected life is computed using the simplified method, which is the average of the vesting term and the contractual term. The expected volatility is based on historical volatility. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related option at the time of the grant. Dividend yield is based on historical trends. While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a higher expected volatility was used, or if the expected dividend yield increased.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Incentive Stock Option and Warrant Grants to Employees and Directors

A summary of the Company’s stock option activity during the years ended December 31, 2011 and 2010 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Balance Outstanding, December 31, 2009	3,222,000	$0.94	9.8
Granted	298,500	1.26	10
Exercised	--	--	--
Forfeited	(3,222,000)	--	--
Expired	--	--	--
Balance Outstanding, December 31, 2010	298,500	1.00	9.8	--
Granted	97,791	1.68	5
Granted	450,000	1.72	10
Forfeited	(238,500)	0.94	9.8
Expired	--	--	--
Exercised	--	--	--
Balance Outstanding, December 31, 2011	607,791	$1.63	9.8	$1,018,089
Exercisable, December 31, 2011	307,791	$1.63	9.8	$502,089

A summary of the Company’s warrant activity during the years ended December 31, 2011 and December 31, 2010 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term	Value
Balance Outstanding, December 31, 2009	3,520,000	$1.98	--	$--
Granted	8,427,616	2.45	0.88
Exercised	--	--	--
Forfeited	(77,500)	2.00	1.90
Balance Outstanding, December 31, 2010	11,870,116	2.31	2.78	$27,457,223
Granted	2,660,000	2.53	5.00
Exercised	(18,000)	1.00	--
Granted	1,000,000	3.00	10.00
Forfeited	(50,000)	1.25	--
Granted	69,000	1.75	5.00
Balance Outstanding December 31, 2011	15,531,116	$2.53	2.78	$33,801,473
Exercisable, December 31, 2011	15,156,116	$2.23	2.78	$33,801,473

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The weighted-average grant-date fair value of options granted to employees during the years ended December 31, 2011 and 2010 was $1.63 and $1.68, respectively. The Company expects all non-contingent outstanding employee stock options to eventually vest.

As of December 31, 2011, there were total unrecognized compensation costs related to nonvested share-based compensation arrangements of $412,389, of which $290,662 which is expected to be recognized over the respective vesting periods which extend through 2013.

As of December 31, 2010, there were total unrecognized compensation costs related to nonvested share-based compensation arrangements of $1,609,949, which is expected to be recognized over the respective vesting periods which extend through 2013.

Note 7. Income Taxes

The Company files a consolidated U.S. income tax return that includes its U.S. subsidiary. The amounts provided for income taxes are as follows:

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Current (benefit) provision: federal	$--	$--
Current (benefit) provision: state	--	--
Total current provision	--	--
Deferred (benefit) provision	--	--
Deferred (benefit) provision relating to reduction of valuation allowance	--	--
Total deferred provision	--	--
Total provision (benefit) for income taxes from continuing operations	$--	$--

Significant items making up the deferred tax assets and deferred tax liabilities as of December 31, 2011 and 2010 are as follows:

	December 31, 2011		December 31, 2010
Deferred tax assets:
Net operatig loss carry forward		$3,323,562		$2,219,621
Warrant derivative liability		419,086		164,370
Stock-based compensation		3,613,780		549,871
Amortization of intangible assets		374,271		---
		7,730,699		2,933,862
Less: valuation allowance		(7,730,699)		(2,933,862)
Total deferred tax assets		---		--
Deferred tax liabilities:
Depreciation		---		--
Other temporary differences		---		--
Total deferred tax liabilities		---		--

Total net deferred tax assets (liabilities)	$	---	$	---

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance was established in 2011 and 2010 for the full amount of our deferred tax assets due to the uncertainty of realization. Management believes that based upon its projection of future taxable operating income for the foreseeable future, it is more likely than not that the Company will not be able to realize the benefit of the deferred tax asset at December 31, 2011. The net changes in the valuation allowance during the year was an increase of $4,796,837 in 2011 and an increase of $1,009,905 in 2010.

At December 31, 2011, the Company had $9,539,129 of net operating loss carry forwards which will expire in various years through 2031. Under the provision of the Tax Reform Act of 1986, when there has been a change in an entity’s ownership of 50 percent or greater, utilization of net operating loss carry forwards may be limited. As a result of the Company’s equity transactions, the Company’s net operating losses may be subject to such limitations and may not be available to offset future income for tax purposes. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses and credits before utilization and in the event we have a change of ownership, utilization of the carry forwards could be restricted.

The Company’s effective income tax expense (benefit) differs from the statutory federal income tax rate of 34% as follows:

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Federal tax rate applied to loss before income taxes	34.0%	34.0%
State income taxes, net of federal benefit	3.5%	3.5%
Permanent differences	-0.9%	-0.9%
Change in valuation allowance	-39.4%	-39.4%
Other	2.8%	2.8%
Income tax expense (benefit)	0.0%	0.0%

Note 8. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the local currency in three financial institutions in the United States. The balance, at any given time, may exceed Federal Deposit Insurance Corporation insurance limits. As of December 31, 2011 and 2010, there was $30,883 and $3,637,765, respectively, in excess of insurable limits.

Note 9. Related Party Transactions

Employment Contracts

On March 1, 2011, the Board of Directors of the Company amended the employment agreements of Dr. Johnny R. Thomas and John C. Francis.  Each of their employment agreements dated September 1, 2010 were amended effective February 1, 2011, to increase their annual salaries by $75,000.  Johnny R. Thomas’s salary increased from $99,000 to $174,000 and John Francis’s salary from $75,000 to $150,000.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Johnny R. Thomas and John C. Francis were each awarded five-year performance warrants to purchase 1,000,000 shares each at an exercise price of $1.25 per share.  The warrants will vest if and when the Company achieves certain revenues, net income and/or EBITDA milestones for four trailing quarters.  For each executive officer, a total of 412,500 warrants vest upon four different milestones when annual revenues exceed revenue milestones increasing from $50 to $200 million.  Achieving net income levels in excess of $0.20/share to more than $0.50/share will vest 262,500 warrants upon four different milestones.  The remaining 325,000 warrants will vest upon four different milestones when the Company’s EBITDA performance exceeds $0.40/share to more than $1.00 per share. Mr. Thomas and Mr. Francis also have the right  to vest the warrants by exercising the warrants accordingly the value of the warrants has been expensed in the financial statements.

Any warrants not vested for one milestone period are added on a cumulative basis to the following increment for potential vesting at the next milestone.  In the event that an officer is terminated without cause: (i) he shall receive a cash settlement of $75,000, and (ii) 50% of all unvested warrants issued under his employment agreement, as amended, shall vest immediately.  Except as set forth herein, the respective employment agreements remain unchanged and in full force and effect.

Stock Subscription Receivables

On June 17, 2008, two of Xnergy Inc.’s former stockholders agreed to purchase the shares of another shareholder for $2,486,850. Concurrent with this agreement, Xnergy, Inc. agreed to issue a promissory note for the payment for the stock. The liability was recorded along with notes receivable from the purchasing stockholders. The notes receivable were assumed by the Company in the purchase of Xnergy, Inc. and have no repayment terms, are non interest bearing and are unsecured accordingly they are classified as stock subscription receivables. As of December 31, 2011, the receivables totaled $2,632,192.

Related Party Payables

In connection with the purchase of Castrovilla, Inc. the Company entered into a promissory note to pay an outstanding to the former shareholders.

Amount of
Principal Payments
Year	Due
2012	$297,114
2013	87,255
2014	-
2015	-
2016	-
Thereafter	-
Total	$384,369

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 10 - Accounts Payable and Accrued Expenses

A summary of Accounts Payable and Accrued Expenses as of December 31, are as  follows:

	2011	2010
Accounts Payable	$1,805,921	$37,399
Taxes Payable	230,295	-
Billings in Excess of Revenues	645,424	-
Payroll and Vacation Payable	276,018	-
Reserve for Warranty	25,241	-
401K Payable	1,747	-
Accrued Dividends	54,155	-
Warrant Exercise Liability	8,000	-
Total	$3,046,801	$37,399

Note 11. Long Term Debt

Capital Leases

The Company leases certain machinery and equipment under financing leases. The cost of the machinery and equipment is included in the balance sheet as property and equipment and totals $50,487. Accumulated depreciation of the leased equipment is $50,487 as of December 31, 2011. As of December 31, 2011, future minimum lease payments are as follows:

Year	Amount
2012	$4,604
2013	-
2014	-
2015	-
2016	-
Thereafter	-
Total	4,604
Interest on lease payments	(869)
Present value of net minimum lease payments	$3,735

Promissory Notes Payable

The Company has assumed promissory notes payable in connection with the purchase of Xnergy, Inc. and its subsidiary HVAC Controls, Inc. Principal and interest payments are $50,975 per month. As a result of the purchase of Xnergy, Inc. by the Company the notes were rewritten. The notes payable are secured in part by the shares of the Company. The promissory notes now provide for interest at 7.75% per annum.

Amount of
Principal Payments
Year	Due
2012	$487,298
2013	569,683
2014	351,108
2015	-
2016	-
Thereafter	-
Total	$1,408,089

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Automobile Contracts Payable

The Company has entered into purchase contracts for its vehicles.  The contracts bear interest at an average interest rate of approximately 5% per annum, are secured by the vehicles. The composition of these loans and notes payable are summarized in the table below:

Amount of
Principal Payments
Year	Due
2012	$42,668
2013	13,264
2014	-
2015	-
2016	-
Thereafter	-
Total	$55,932

Bank Line of Credit

Bank line of credit, opened on April 16, 2008, maturity on April 15, 2013; $50,000 credit limit, adjustable interest rate currently at 5.5% , unsecured.

December 31, 2011	$40,804

Note 12. Acquisition of Subsidiaries

Castrovilla, Inc.

Effective January 1, 2011, Castrovilla Energy, Inc., “Energy”, a newly formed subsidiary of Blue Earth Energy Management Services, Inc., which is a subsidiary of Blue Earth, Inc, entered into a merger agreement with Castrovilla, Inc. wherein Energy purchased all of the issued and outstanding shares of Castrovilla, Inc. for  1,011,095  shares of restricted common stock of Blue Earth, Inc.  These shares were valued based on the quoted market price on the effective date of the transaction, January 1, 2011, at $1.90 per share, or $1,921,081.

Immediately after the transaction, Energy ceased to exist and Castrovilla, Inc. became the surviving corporation, a wholly owned subsidiary of Blue Earth Energy Management Services, Inc..  Simultaneous with this purchase, Energy entered into an asset purchase agreement with Humitech of NC, LLC, “Humitech”, whereby the assets of Humitech and certain related liabilities were sold to Energy for  $150,000 cash and 267,857 restricted common shares of Blue Earth, Inc. valued based on the quoted market price on the effective date of the transaction, January 1, 2011, at $1.90 per share or $508,928.

The purchase resulted in a distributorship asset and customer base of $2,458,250.  The reason for the purchase was to expand the Company’s energy efficiency operations.  According to the purchase method of accounting, the acquisition was recorded as follows:

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Purchase Price	Shares	Price	Total
Castrovilla	1,011,095	$1.90	$1,921,081
Humitech	267,857	$1.90	508,928
Cash			150,000
Total Purchase Price			$2,580,009
Assets at Fair Value
Cash			$ 466,620
Accounts receivable			325,199
Inventory			150,627
Property and equipment			53,088
Other assets			115,804
Distributorship and customer base			2,458,250
Total Assets			$3,569,588

Liabilities Assumed at Fair Value
Accounts payable and accrued expenses	$ 414,314
Notes payable	575,265
Cash	150,000
Equity	2,430,009

Total Liabilities and Equity	$ 3,569,588

The Company has recognized revenues of $3,858,020 for the year ended December 31, 2011 for Castrovilla. The Company has recognized a net loss $608,367 for the year ended December 31, 2011 for Castrovilla.

In the acquisition the Company issued an aggregate of 1,011,095 shares of its Common Stock, initially valued at $1.68 per share or $1,700,000 on the date the agreement was made, to the stockholders of Castrovilla, Inc. in exchange for all of the outstanding capital stock of Castrovilla, Inc.  All of the 1,279,762 shares issued in the Castrovilla Acquisition (collectively, the “Company Shares”) are subject to Lock-up/Leak-out and Guaranty Agreements, as amended.  The two Castrovilla, Inc. stockholders, John Pink, who continues as President of Castrovilla, Inc. and Adam Sweeney, together with Humitech (the “Stockholders”) could not sell any of the Company Shares for a six-month period beginning on the Effective Date of the Plan of January 1, 2011 and ending on June 30, 2011.  Thereafter and ending June 30, 2013, the three stockholders may sell up to 2,461 Company Shares per trading day in the aggregate until all Company Shares are sold (the “Lock-up Period”).  The Company contingently guaranteed (the “Guaranty”) to the Stockholders the net sales price of $1.68 per share, provided the Stockholders are in compliance with the terms and conditions of the Lock-up Agreement and the hereinafter described performance criteria are met.

A number of shares equal in value to fifty percent (50%) of the profits, if any, from the sale of shares above $3.36 per share during the Lock-up Period will be returned to the Company.  Any deficit from sales below $1.68 per share shall be paid (i) 50% in cash, and (ii) the remaining 50% in either cash or shares of Common Stock of the Company provided certain Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) performance criteria are achieved as discussed in the next paragraph  (at their then current fair market value, or any combination thereof, at the sole discretion of the party making the payment).

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The targeted EBITDA for the 12-month period from July 1, 2011 to June 30, 2012 is $722,000, or $180,500 per quarter (the quarterly rate of $180,500 is a constant for each quarter through to the end of the Lock-up/Guarantee period).  Therefore,  the Targeted EBITDA for the 12-months ended December 31, 2011, was $722,000. The targeted EBITDA for each subsequent 12 month period shall be $722,000, which shall be compared to the actual performance for the most recent 12 month reporting period as illustrated above and multiplied times $1.68 to arrive at the guaranteed share price, if any. These targeted amounts may be reduced if a majority of the Board of Directors agree on budget changes which require an acceleration of expenses thereby affecting a current year’s budgeted EBITDA. No adjustment in the targeted amounts for guarantee purposes has been made and none is contemplated at this time. The Company does not anticipate any guaranty prior to April of 2012, due to the decision to expand Castrovilla's operations into several new states.

In addition, under the Plan, the Company paid $50,000 to an unaffiliated third party for an existing obligation of Castrovilla, Inc. The above described Castrovilla Acquisition was completed on January 19, 2011, with an effective date of January 1, 2011.  Pursuant to the terms and conditions of the Plan described above, Castrovilla Energy, Inc., a wholly-owned subsidiary of the Company, was merged with and into Castrovilla, Inc., the Surviving Corporation, on January 21, 2011.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Xnergy, Inc. and Subsidiary

On September 7, 2011 the Company acquired 100% of the outstanding common stock of Xnergy, Inc. and its wholly-owned subsidiary HVAC Controls & Specialties, Inc., a Carlsbad, California based energy services company (“Xnergy’). Simultaneously, the Company purchased all of the membership interests of ecoLegacy, LLC (“eco”), a California limited liability company, which serves as a financing vehicle for Xnergy. Xnergy provides a broad range of energy solutions including specialized mechanical engineering and the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.  Xnergy also provides comprehensive maintenance and service programs, including every aspect of heating, ventilation and air-conditioning (HVAC), mechanical systems for design-build to repair and retrofit services.

Xnergy has an alternative energy project pipeline opportunity of approximately $585 million. The projects are all located in California and the target clients are those that have a premium credit rating and have large energy needs. These candidates include hotels/casinos, industrial manufacturing, life sciences, telecommunications, medical, churches, pharma and public facilities. The $585 million alternative energy project pipeline is comprised of designing, building, implementing and servicing three cutting-edge alternative energy technologies: Solar PV, Geothermal and Fuel Cells.

The Company issued 4,500,000 shares of its common stock for all of the outstanding shares of Xnergy valued at $3.00 per share in the merger agreement. However, the common shares were subsequently valued at $1.72 per share for accounting purposes based upon the average closing price of the Company’s common stock from September 8, 2011 through trading on September 26, 2011.  The Company also assumed the obligation of $1,415,088 due to a former shareholder of Xnergy for the purchase of his shares by the exchanging shareholders of Xnergy. The Company assumed $143,681 of debt as the consideration for the purchase of ecoLegacy, a California limited liability company. Hence, for valuation purposes, the proper price/share for accounting purposes is $1.72/share or $7,740,000 for the shares plus the cash component as stated above.

The purchase resulted in a distributorship asset and customer base of $9,137,225.  The reason for the purchase was to expand the Company’s energy efficiency operations.  According to the purchase method of accounting, the acquisition was recorded as follows:

Purchase Price	Shares	Price	Total
Xnergy, Inc. and HVAC Controls & Specialties, Inc.	4,500,000	$1.72	$7,740,000

Total Purchase Price			7,740,000
Assets at Fair Value

Cash			$1,442,319

Receivables			710,437
Other current assets			150,278
Property and equipment			86,548
Related party receivable			2,632,192
Customer base			9,137,225
Total Assets			$14,158,999
Liabilities Assumed at Fair Value
Accounts payable			$379,227
Accrued liabilities			1,606,074
Notes payable			4,433,698
Equity			7,740,000
Total Liabilities and Equity			$14,158,999

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Xnergy, Inc. and Subsidiary

The Company has recognized revenues of $1,457,643 for the four months ended December 31, 2011 for Xnergy and HVAC. The Company has recognized a net loss $962,723 for the four months ended December 31, 2011 for Xnergy and HVAC.

The table below presents, on a retroactive basis the condensed consolidated statements of operations for the periods presented to include the operations of Castrovilla and Xnergy.  In the above referenced acquisitions Castrovilla and Xnergy were not considered the predecessor for accounting purposes.  The pro forma condensed consolidated statements of operations are presented below for comparative purposes and to provide additional information and disclosure to the reader.

Proforma Condensed Consolidated Statement of Operations

	For the Year Ended
	December 31,	December 31,
	2011	2010
Revenues	$8,682,109	$22,398,761
Net Loss	$(7,244,198)	$(3,886,555)

Note 13. Discontinued Operations

On August 27, 2010, the Company entered into a Stock Purchase Agreement (the “SPA”).  Pursuant to the SPA, the Buyers who signed the SPA, including Michael Hodges, the former Chairman and Interim Chief Executive Officer of the Company, purchased from the Company on or before August 31, 2010, all of the issued and outstanding common stock of Genesis Fluid Solutions, Ltd. (GFS), its wholly-owned subsidiary.  The Purchase Price for GFS was (a) an aggregate of 6,331,050 shares of Common Stock of the Company to be cancelled including, an aggregate of 1,300,000 shares of Common Stock of the Company held under an Escrow Agreement dated October 30, 2009 among the Company, GFS, Michael Hodges, and Sichenzia Ross Friedman Ference LLP, as escrow agent; (b) an aggregate of approximately 3,011,000 options and warrants of the Company to be cancelled; and (c) GFS’s payment to the Company of a six (6%) percent royalty beginning August 8, 2010, on all gross revenues derived from (i) dewatering operations (exclusive of payments to subcontractors) and (ii) the sale, lease or licensing arrangements of the Rapid Dewatering System and/or any of the dewatering boxes of GFS and its affiliates until the Company receives $4,000,000 and a royalty of three (3%) percent of gross revenues thereafter not to exceed a cumulative royalty of $15,000,000 (the “Royalty”).

The closing of the Stock Purchase Agreement occurred on August 31, 2010, at which time the Company: (i) received of all of the certificates representing the Company Shares, Options, Warrants, and Escrowed Shares (each, as defined in the Stock Purchase Agreement) issued to the Buyers, (ii) entered into an agreement regarding the assignment of the Royalty by GFS and its successors and assigns to the Company, and all other closing conditions were satisfied.  Following the closing, GFS ceased to be a wholly-owned subsidiary of the Company and the Buyers, collectively, became the owners of one hundred percent (100%) of the issued and outstanding capital stock of GFS. Accordingly, the Company’s financial statements have been retroactively restated for all periods presented to reflect the assets, liabilities and operations of GFS as discontinued.

Revenues of the discontinued operations were $129,089 during the year ended December 31, 2010.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 14. Subsequent Events

Effective January 1, 2012, the Company appointed Philip J. Kranenburg, as the Company’s Chief Financial Officer which relationship was terminated on March 14, 2012. In connection with Mr. Kranenburg’s appointment as Chief Financial Officer, the Company and Mr. Kranenburg entered into an employment agreement, effective January 1, 2012, pursuant to which Mr. Kranenburg was employed by the Company as an “at will” employee.  The Employment Agreement provided for the following compensation: an annual base salary of $150,000; a bonus determined by the Board of Directors of the Company; an option to purchase 1,000,000 shares of the Company’s common stock pursuant to the Company’s 2009 Equity Incentive Plan, with an exercise price of $1.37, which will vest as follows:

250,000 options on the first anniversary of employment, with 72,993 of the options qualifying as Incentive Stock Options and the remaining as Non-Qualified Stock Options; and 62,500 options per quarter over the next twelve quarters, with 72,993 of the options qualifying as Incentive Stock Options each year and the remaining as Non-Qualified Stock Options on the vested options per annum.

The Company and Mr. Kranenburg agreed his cash compensation shall commence following the completion of the Company’s private placement and in lieu of cash compensation for the month of January, Mr. Kranenburg has accepted 9,125 shares of restricted Common Stock. . Under the terms of Mr. Kranenburg’s employment agreement, he was entitled to additional shares from February 1, 2012 until his date of termination, plus 52,740 options exercisable at $1.37 per share that vested during that time period .

Effective January 1, 2012, the Company has entered into six year lease for the offices of Xnergy, Inc.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued and determined that there are no additional events to report.

The stock subscription receivable in the sum of $2,632,192 due from the sellers of Xnergy was paid in full effective March 26, 2012. The Company received a total of 877,364 shares valued at $3.00 per share. The 877,364 shares have been cancelled.

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by Blue Earth, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until  ____________, 2012 [_________ (90) days from the effective date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BLUE EARTH, INC.

26,750,598 Warrants

39,236,243 Shares

Common Stock

PROSPECTUS

July ___ , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$24,078.83
FINRA Registration Fee	$32,094.56
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$3,826,61
TOTAL	$120,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3). To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1). Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2).  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3).  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article XI, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving intentional misconduct, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Sales by Genesis Fluid Solutions, Ltd.

Pursuant to an Agreement and Plan of Merger and Plan of Reorganization (the “2009 Merger”), each share of Genesis Fluid Solution, Ltd.’s common stock was exchanged for the right to receive 10 shares of common stock of Genesis Fluid Solutions Holdings, Inc. All Genesis Fluid Solutions’ share and per-share information contained below retroactively reflects the effect of the 10:1 exchange.

From May 2009 through October 13, 2009, Genesis Fluid Solutions sold an aggregate of $675,000 principal amount of 10% secured promissory notes (“Bridge Notes”) in a private placement transaction. The purchasers of Bridge Notes paid an aggregate gross purchase price of $675,000 for the Bridge Notes. The Bridge Notes were due and payable upon the earlier of November 3, 2009 and the date that Genesis Fluid Solutions, or an affiliate such as the Company, consummates an offering or offerings raising gross proceeds of at least $2.5 million (a “Subsequent Financing”).  The October 30, 2009 Private Placement described below (the “Private Placement”) resulted in the Bridge Notes becoming due. The Bridge Notes also provide that, upon the consummation of a Subsequent Financing, the holders shall have the right to exchange the Bridge Notes for an amount of securities that could be purchased in the Subsequent Financing for a purchase price equal to the outstanding principal, and accrued interest on the Bridge Notes. This transaction was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

In addition, according to the terms of the Bridge Notes, in the event Genesis Fluid Solutions enters into a reverse merger transaction that has a capital raising transaction in connection therewith (the “Reverse Merger Financing”): (i) the holders of $275,000 of Bridge Notes will have the option and (ii) the holders of $400,000 of Bridge Notes will have the obligation, to exchange the Bridge Notes for an amount of securities that could be purchased in the Reverse Merger Financing for a purchase price equal to the outstanding principal and accrued interest on the Bridge Notes. The Private Placement constituted a Reverse Merger Financing and, therefore, each holder of Bridge Notes was entitled or obligated, as the case may be, to exchange the outstanding principal and interest amount of its Bridge Notes for units sold in the Private Placement.  The holders of all of the Bridge Notes elected to exchange the Bridge Notes for units in the Private Placement, and the Company issued an aggregate of 675,000 shares of common stock and warrants to purchase an aggregate of 337,500 shares of common stock (plus additional shares in respect of any accrued but unpaid interest on the Bridge Notes) to the holders of the Bridge Notes.

On May 11, 2009, Genesis Fluid Solutions sold an aggregate of 2,584,000 shares of its common stock to eight parties who provided services to it, for an aggregate purchase price of $25.80. The shares were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering.

Sales by Genesis Fluid Solutions Holdings, Inc.

On October 30, 2009, we accepted subscriptions for a total of 142.6 units in the Private Placement, consisting of an aggregate of 3,707,500 shares of the our common stock and warrants to purchase an aggregate of 1,782,500 shares of common stock at an exercise price of $2.00 per share, for a per unit purchase price of $25,000. We received net proceeds from this closing of the Private Placement of $2,946,000, which does not include the $475,000 of Bridge Notes that were converted in the Private Placement. The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

WFG Investments, Inc. and Colorado Financial Service Corporation acted as our Placement Agents and received (i) cash fees of $56,000 and $52,000, respectively, equal to 8% of the gross proceeds of the Private Placement from units sold through these Placement Agents, and (ii) two-year warrants to purchase an aggregate of 14,000 and 13,000 shares of common stock, respectively, equal to 2% of the number of shares of common stock included in the units sold through these Placement Agents, for an exercise price of $1.25 per share. GarWood Securities LLC received two-year warrants to purchase an aggregate of 50,000 shares of common stock for an exercise price of $1.25 per share.

On November 19, 2009, we accepted subscriptions for a total of 22.9 units in the Private Placement, consisting of an aggregate of 372,500 shares of the our common stock and warrants to purchase an aggregate of 186,250 shares of common stock at an exercise price of $2.00 per share, for a per unit purchase price of $25,000. We received net proceeds from this closing of the Private Placement of $364,500, which does not include the $200,000 of Bridge Notes that were converted in the Private Placement. The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Legend Merchant Group acted as our Placement Agent and received (i) a cash fee of $8,000, equal to 8% of the gross proceeds of the Private Placement from units sold through the Placement Agent, and (ii) two-year warrants to purchase an aggregate of 2,000 shares of common stock, equal to 2% of the number of shares of common stock included in the units sold through the Placement Agent, for an exercise price of $1.25 per share.

On December 29, 2009, we accepted subscriptions for a total of 107.5 units in the Private Placement, consisting of an aggregate of 2,687,500 shares of the our common stock and warrants to purchase an aggregate of 1,343,750 shares of common stock at an exercise price of $2.00 per share, for a per unit purchase price of $25,000. We received net proceeds from the final closing of the Private Placement of $2,573,500. The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Colorado Financial Service Corporation, Legend Merchant Group, and Jesup & Lamont Securities Corp. acted as our Placement Agents and received (i) cash fees of $80,000, $24,000 and $10,000, respectively, equal to 8% of the gross proceeds of the Private Placement from units sold through these Placement Agents, and (ii) two-year warrants to purchase an aggregate of 20,000, 6000 and 2,500 shares of common stock, respectively, equal to 2% of the number of shares of common stock included in the units sold through these Placement Agents, for an exercise price of $1.25 per share.

On March 19, 2010, we issued 83,000 shares of our common stock to an individual who had provided certain consulting services to the Company.  No commissions were paid and no underwriter or placement agent was involved in this transaction.  The shares were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.

Sales by Blue Earth, Inc.

On September 1, 2010, we issued warrants to each of Johnny R. Thomas and John C. Francis, CEO and Vice-President, upon their becoming employed by the Company, to each purchase one million shares of Common Stock at $1.00 per share vesting over a three-year period.  On October 6, 2010, we issued 10,000 options at $1.00 per share to Keith Spondike, a former consultant, for services he provided to the Company.  All of the foregoing shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.  No commissions were paid and no underwriter or placement agent was involved in these transactions.

Pursuant to the Registrant’s acquisition of Castrovilla on December 31, 2010, the Company issued 267,857 shares of Common Stock to Humitech of Northern California LLC under an Asset Purchase Agreement and 505,953 shares of Common Stock to John Pink and 505,952 shares of Common Stock to Adam Sweeney under the agreement and Plan of Merger (collectively, the “Castrovilla Acquisition”).

All of the above-described 1,279,762 shares of the Company’s Common Stock were valued at $1.68 per share or an aggregate of $2,150,000.  No discounts or commissions were paid and no underwriters or placement agents were involved in the Castrovilla acquisition.  In addition, an aggregate of 13,332 incentive stock options were issued to John Pink and additional 84,459 options were granted post-closing to the non-officer employees of Castrovilla, Inc. under the Company’s 2009 Equity Incentive Plan.

All of the 1,279,762 Company Shares described above were exempt from registration pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended, as not involving any public offering and Rule 506 of Registration D promulgated thereunder.  No commissions were paid and no underwriter or placement agent was involved in these transactions.  The Stockholders represented and warranted in the APA and the Plan that they were sophisticated investors and had access to the same information that would be contained in the registration statement.  The above-descried options were exempt from registration pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933.

In a private placement which was negotiated in December and closed on December 31, 2010, John Liviakis, the Company’s Investor Relations Representative purchase 434,782 shares of Common Stock at $1.15 per share, for an aggregate of $499,999.30. In a separate transaction, the Company extended its Investor Relations agreement with Liviakis Financial Communications (“LFC”) through November 12, 2012.  LFC was issued warrants to purchase 500,000 shares of Common Stock at $1.74 per share through November 10, 2013.

All of the shares and warrants described above were exempt from registration pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) as not involving any public offering.  The stockholder represented and warranted in his stock purchase agreement that he was a sophisticated investor and had access to the same information that would be contained in a registration statement.  No commissions were paid and no underwriter or placement agent was involved in these transactions.

The Board of Directors of the Company authorized the grant to each shareholder of record as of December 31, 2010, for no additional consideration, one Class A Common Stock Purchase warrant for each two (2) shares of Common Stock then owned by such stockholder.  The issuance of the Class A Warrants was exempt from registration as such transaction was not deemed to be a “sale” within the definition of such term as defined in Section 3(a)(3) of the Securities Act.

On February 21, 2011, upon his election to the Board of Directors, Laird Q. Cagan was granted 100,000 restricted shares of Common Stock.  He also entered into a consulting agreement pursuant to which he was granted warrants to purchase 500,000 shares of Common Stock exercisable at $1.24 per share.

On March 1, 2011, the Board of Director amended the employment agreements of Johnny R. Thomas and John C. Francis, CEO and Vice President, respectively, to grant five-year performance warrants to each reason to purchase 1,000,000 shares at $1.25 per share.

On March 8, 2011, the Company issued 50,000 shares of Common Stock to Joe Abrams and 100,000 shares to Brittany Jorgenson pursuant to Consulting Services Agreements.

On March 22, 2011, the Company issued 61,538 shares of Common Stock to Dan and Lori Lohrmeyer upon exercise of stock options.  On April 20, 2011, the Company issued 11,275 shares of Common Stock to Kevin Kraus upon exercise of stock options.

On May 16, 2011, the Company issued warrants to purchase 100,000 and 60,000 shares of Common Stock at $1.15 per share to James and Kaye Loughrey, respectively, consultants to the Company.

On May 22, 2011, the Company issued 100,000 shares of Common Stock to Red Chip Companies pursuant to a Joint Marketing Agreement dated May 25, 2011.

On June 2, 2011, the Company issued 150,000 shares of Common Stock to SwitchGenie LLC pursuant to the License Agreement dated May 16, 2011 by and between SwitchGenie LLC and the Company.

On July 13, 2011, the Company issued 100,000 shares of Common Stock to Ladenberg Thalmann pursuant to Investment Banking Agreement dated July 13, 2011.

On September 7, 2011, the Company issued: (i) an aggregate of 4,500,000 shares of Common Stock to D. Jason Davis and Joseph Patalano, and (ii) 66,667 shares of Common Stock to key employees of Xnergy, Inc. pursuant to the terms and conditions of the Agreement and Plan of Merger dated September 7, 2011.  In addition, an aggregate of 66,667 restricted shares were granted to non-officer employees of Xnergy, Inc.

The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering and/or pursuant to Regulation D promulgated under the Securities Act.  No commissions were paid and no underwriter or placement agent was involved in these transactions.

On December 5, 2011, the Company issued an aggregate of 89,368 shares of Common Stock to consultants for services rendered which were valued at $1.26 per share.

On December 14, 2011, the Company issued 125,000 shares of Common Stock to a consultant for services rendered which were valued at $1.57 per share.

On April 24, 2012, the Company issued:  (i) 509,553 shares of Common Stock to a former owner of Xnergy, Inc. and/or his designees in consideration of a debt to conversion exchange agreement and (ii) 29,678 shares of Common Stock to an independent contractor for accounting services rendered.

On May 7, 2012, the Company granted warrants to two independent consultants to purchase (i) 400,000 shares of Common Stock at $1.34 per share; and (ii) 300,000 shares of Common Stock at $1.32 per share.

On May 11, 2012, the Company authorized the issuance of 38,209 shares of Common Stock to a former officer of the Company as part of a termination settlement and release.

On May 14, 2012, the Company completed the first tranche of a Bridge Financing of up to $1,000,000.  In connection with a loan of up to $200,000 the Company granted warrants to purchase up to 50,000 shares of Common Stock at $0.10 per share.

The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.  No commissions were paid and no underwriter or placement agent was involved in this transactions.

Between September 29, 2011 and April 11, 2012, the Company issued 297,850 shares of Series A Convertible Preferred Stock at $1.00 of Common Stock with a face value of $10,000 per share and 1,489,250 Common Stock Purchase Warrants to 17 different accredited investors.  An aggregate of 95,500 placement agent warrants were issued exercisable at $1.75 per share for five years from each date of issue.  The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering and/or pursuant to Rule 506 of Regulation D promulgated under the Securities Act.  Commissions in the aggregate amount of $95,500 equal to 10% of the gross proceeds were paid to Legend Merchant Group and Colorado Financial Service Corp. for the issuance of $955,000 of Series A Preferred Stock.

In April and May, 2012, the Company issued 25,000 shares of Series B Convertible Preferred Stock at $1.00 per share of Common stock with a face value of $10.00 per share and 125,000 Common Stock Purchase Warrants to four different accredited investors.   The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering and/or pursuant to Regulation D promulgated under the Securities Act.  Commissions in the aggregate amount of $15,000 equal to 10% of the gross proceeds were paid to Legend Merchant Group for the issuance of $150,000 of Series B Preferred Stock.  An aggregate of 15,000 placement agent warrants were issued exercisable at $1.75 per share for five years from the date of issue.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a) Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 30, 2009, by and among Genesis Fluid Solutions Holdings, Inc., Genesis Fluid Solutions, Ltd. and Genesis Fluid Solutions Acquisition Corp.(1).
2.2	Certificate of Merger, dated October 30, 2009 merging Genesis Fluid Solutions Acquisition Corp. with and into Genesis Fluid Solutions, Ltd.(1).
2.3	Plan of Merger for Genesis Solutions Holdings, Inc. into Blue Earth, Inc. (6).
2.4	Asset Purchase Agreement effective January 1, 2011, by and among Castrovilla Energy Inc., Blue Earth Inc. and Humitech of Northern California, LLC (8).
2.5	Agreement and Plan of Merger by and among Castrovilla Energy, Inc., Blue Earth, Inc. and the Stockholders of Castrovilla Inc. (7).
3.1	Articles of Incorporation (5).
3.2	Bylaws(5).
3.3	Certificate of Designations and Preferences for Series A Convertible Preferred Stock.(9).
4.1	Specimen Stock Certificate (11).
4.2	Form of Performance Warrant (14)
*5.1	Opinion of Davidoff Malito & Hutcher LLP
10.1	Form of Subscription Agreement(1).
10.2	Form of Investor Warrant(1).
10.3	Form of Registration Rights Agreement(1).
10.4	Form of Lockup Agreement(1).
10.5	Placement Agent Agreement, dated July 15, 2009, between Genesis Fluid Solutions, Ltd. and WFG(1).
10.6	Placement Agent Agreement, dated June 28, 2009, between Genesis Fluid Solutions, Ltd. and Chadbourn Securities(1).
10.7	Form of Placement Agent Warrant(1).
10.8	Form of Directors and Officers Indemnification Agreement (1)
10.9	Blue Earth, Inc. 2009 Equity Incentive Plan (8).
10.10	Form of 2009 Incentive Stock Option Agreement(1).
10.11	Form of 2009 Non-Qualified Stock Option Agreement(1).
10.12

Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations,  dates as of October 30, 2009, by and between Genesis Fluid Solutions Holdings, Inc. and  Cherry Tankers Holdings, Inc.(1).

10.13	Stock Purchase Agreement, dated as of October 30, 2009, by and between Genesis Fluid Solutions Holdings, Inc. and the shareholders listed therein(1).
10.14	Consulting Agreement, dated May 11, 2009, between Genesis Fluid Solutions and Liviakis Financial Communications, Inc.(1).
10.15	Amendment to Consulting Agreement, dated October 20, 2009, between Genesis Fluid Solutions and Liviakis Financial Communications, Inc.(1).
10.16	Assignment of Patents Agreement, dated as of August 16, 2009, between Michael Hodges, Larry Campbell and Genesis Fluid Solutions, Ltd.(1).
10.17	Assignment of Patents Agreement, dated as of September 30, 2009, between Michael Hodges, Larry Campbell and Genesis Fluid Solutions, Ltd.(1).

(a) Exhibit No.	Description

10.18	Form of Voting Agreement between Michael Hodges and the stockholders signatory thereto(1).
10.19	Escrow Agreement, dated October 30, 2009, among Genesis Fluid Solutions Holdings, Inc., Michael Hodges and Sichenzia Ross Friedman Ference LLP, as escrow agent (12).
10.20	Consulting Agreement dated December 14, 2009 by and between Genesis Fluid Solutions Holdings, Inc. and Sharp Resources, Inc.(2).
10.21	Consulting Agreement dated December 15, 2009 by and between Genesis Fluid Solutions Holdings, Inc. and SFL3 LLC.(3).
10.22	Director and Officer Indemnification Agreement dated December 15, 2009 by and between Genesis Fluid Solutions Holdings, Inc. and Selby F. Little, III(3).
10.23	Engagement Letter between Genesis Fluid Solutions and GarWood Securities LLC dated November 10, 2009.(5).
10.24	Amendment to Engagement Letter between Genesis Fluid Solutions and GarWood Securities LLC dated March 23, 2010.(4).
10.25

Form of Stock Purchase Agreement, effective as of August 8, 2010 by and between Genesis Fluid Solutions Holdings, Inc., Genesis Fluid Solutions, Ltd. and each of the Buyers on the signature page thereto.(6).

10.26	Employment Agreement, effective as of September 1, 2010 by and between Genesis Fluid Solutions Holdings, Inc. and Dr. Thomas(6).
10.27	Employment Agreement, effective as of September 1, 2010 by and between Genesis Fluid Solutions Holdings, Inc. and Mr. Francis(6).
10.28	Form of Class A Funding Warrant dated December 31, 2010.(11)
10.29	Form of Class B Funding Warrant.(11).
10.30	Form of Class C Funding Warrant.(11).
10.31	Form of Management Warrant issued to Johnny R. Thomas and John C. Francis’ designees.(11).
10.32	Amendment to Consulting Agreement dated as of December 21, 2010 by and between Blue Earth, Inc. and Liviakis Financial Communications, Inc. (11).
10.33	Warrant issued to Liviakis Financial Communications, Inc. as of December 21, 2010(11).
10.34	Warrant issued to Laird Cagan dated February 24, 2011. (11).
10.35	Consulting Agreement dated February 24, 2011 by and between Cagan MacAfee Capital Partners, LLC and Blue Earth, Inc. (11).
10.36	Employment Agreement, dated as of January 1, 2011 by and between Castrovilla Inc. and John Pink. (7).
10.37	Lock-Up Agreement, dated as of December 30, 2010, by and among John Pink, Adam Sweeney and Humitech of Northern California, LLC, Castrovilla Inc. and Blue Earth, Inc.(7).
10.38	Guaranty Agreement, dated as December 29, 2010, by and among John Pink, Adam Sweeney, Castrovilla Energy and Blue Earth, Inc.(2).
10.39

Termination and Release Agreement dated as of October 1, 2010 by and among Genesis Fluid Solutions Holdings, Inc., Genesis Fluid Solutions, Ltd., Michael Hodges and Sichenzia Ross Friedman Ference LLP. (11).

10.40	Form of Subscription Agreement issued in 2011 Preferred Stock Offering (9).
10.41	Form of Class A Warrant issued in 2011 Preferred Stock Offering (9).
10.42	Finance Agreement, dated as of December 19, 2011, by and between Blue Earth, Inc. and US Energy Affiliates, Inc.(10).

Exhibit No.	Description

10.43	Capital Stock Purchase and Lease Agreement.(13)
10.44	Promissory Note, issued by the Company to Jeff Gosselin, in the principal amount of $1,357,358.41.(13)
10.45	Mutual Hold Harmless and Indemnification Agreement.(13)
10.46	Warrant Agreement dated May 16, 2011 issued to Kaye Loughrey.(13)
10.47	Warrant Agreement dated May 16, 2011 issued to James Loughrey.(13)
16.1	Letter from Davis Accounting Group P.C. (12)
16.2	Letter from Salberg & Company P.A. dated October 28, 2010 (5)
21	List of Subsidiaries
*23.1	Consent of Lake & Associates, CPA’s, LLC
**101INS **101.SCH **101.CAL **101.DEF **101.LAB **101.PRE

XBRL Instance Document

XBRL Taxonomy Extension Schema Document

XBRL Taxonomy Extension Calculation Linkbase Document

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* Filed with this Report

** Incorporated by reference from the Company’s Annual Report on Form 10-K for the period ended December 31, 2011 and filed with the SEC on April 16, 2012.  Pursuant to applicable securities laws and regulations, we are deemed to have complied with the reporting obligation relating to the submission of interactive data files in such exhibits and are not subject to liability under any anti-fraud provisions of the federal securities laws as long as we have made a good faith attempt to comply with the submission requirements and promptly amend the interactive data files after becoming aware that the interactive data files fail to comply with the submission requirements.  Users of this data are advised that, pursuant to Rule 406T, these interactive data files are deemed not filed and otherwise are not subject to liability.

(1)

Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on November 5, 2009, as amended on November 16, 2009 and December 14, 2009.

(2)

Incorporated herein by reference to the copy of such document included as Exhibit 10.1 to our Current Report on Form 8-K filed on December 21, 2009.

(3)

Incorporated herein by reference to the copy of such documents included as Exhibit 10.1 and Exhibit 10.2 to our Current Report on Form 8-K filed on December 24, 2009.

(4)

Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-K filed on April 15, 2010

(5)

Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 29, 2010

(6)

Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on August 31, 2010

(7)

Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 24, 2011

(8)

Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-K filed on March 31, 2011

(9)

Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K/A filed on September 29, 2011

(10)

Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 23, 2011

(11)

Incorporated by reference to the copy of such document included as an exhibit to our Current Report on Form 10-K for March 31, 2010 filed on  March 31, 2011

(12)

Incorporated herein by reference to the copy of such document included as Exhibit 16.1 to our Current Report on Form 8-K filed on January 28, 2010.

(13)

Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2011 filed on April 16, 2012.

(14)

Incorporated by reference herein to the copy of such document filed as an exhibit to or Registration Statement on Form S-8 filed on April 27, 2012.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or' on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada on the 9th day of July, 2012.

BLUE EARTH, INC.

By:	/s/ Johnny R. Thomas
Name:	Johnny R. Thomas
Title:	Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laird Q. Cagan
Laird Q. Cagan	Chairman of the Board and a Director	July 9, 2012
/s/ Johnny R. Thomas
Johnny R. Thomas	Chief Executive Officer and a Director	July 9, 2012

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
5.1	Opinion of Davidoff Hutcher & Citron LLP
23.1	Consent of Lake & Associates, C.P.A.’s
23.3	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (include in the Signature Page to this Registration Statement)